Exhibit 2.2

EXECUTION COPY

SEPARATION AGREEMENT

among

ENTERGY CORPORATION,

ITC HOLDINGS CORP.,

MID SOUTH TRANSCO LLC,

ENTERGY ARKANSAS, INC.,

ENTERGY GULF STATES LOUISIANA, L.L.C.,

ENTERGY LOUISIANA, LLC,

ENTERGY MISSISSIPPI, INC.,

ENTERGY NEW ORLEANS, INC.,

ENTERGY TEXAS, INC.

AND

ENTERGY SERVICES, INC.

dated as of

December 4, 2011

i

ARTICLE XII

DEFINITIONS

Section 12.01	Definitions	58

Exhibits

Exhibit A	Form of Distribution-Transmission Interconnection Agreement

Exhibit B	Employee Matters Agreement

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of December 4, 2011, among Entergy Corporation, a Delaware corporation (“Entergy”), ITC Holdings Corp., a Michigan corporation (“ITC”), Mid South TransCo LLC, a Delaware limited liability company and presently a Subsidiary of Entergy (“TransCo”), Entergy Arkansas, Inc., an Arkansas corporation and a Subsidiary of Entergy (“Arkansas OpCo”), Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company and a Subsidiary of Entergy (“Gulf States OpCo”), Entergy Louisiana, LLC, a Texas limited liability company and a Subsidiary of Entergy (“Louisiana OpCo”), Entergy Mississippi, Inc., a Mississippi corporation and a Subsidiary of Entergy (“Mississippi OpCo”), Entergy New Orleans, Inc., a Louisiana corporation and a Subsidiary of Entergy (“New Orleans OpCo”) and Entergy Texas, Inc., a Texas corporation and a Subsidiary of Entergy (“Texas OpCo” and, together with Arkansas OpCo, Gulf States OpCo, Louisiana OpCo, Mississippi OpCo and New Orleans OpCo, the “Utility OpCos”) and Entergy Services, Inc., a Delaware corporation and a Subsidiary of Entergy (“ESI”), each a “Party” and together, the “Parties.”

RECITALS

WHEREAS, Entergy is engaged, through the Utility OpCos, in the Transmission Business;

WHEREAS, the Board of Directors of Entergy has determined that it is advisable and in the best interests of Entergy and Entergy’s shareholders to separate the Transmission Business from Entergy and to divest the Transmission Business in the manner contemplated by this Agreement and the Merger Agreement, dated the date hereof (the “Merger Agreement”), among Entergy, TransCo, ITC and Ibis Transaction Subsidiary LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of ITC (“Merger Sub”);

WHEREAS, the respective board of directors or managers, as applicable, of each Utility OpCo has determined that it is advisable and in the best interests of its common equity owners to separate its respective Transmission Business in the manner contemplated in this Agreement;

WHEREAS, Entergy has caused TransCo to be formed in order to facilitate such separation and divestiture;

WHEREAS, Entergy currently owns all of the common units representing limited liability company membership interests of TransCo (the “TransCo Common Units”);

WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, the Parties contemplate that the Transmission Business shall be transferred to TransCo and, in connection therewith, the Financings shall take place;

WHEREAS, pursuant to the Merger Agreement, Entergy shall effect the Distribution and, on or about the Distribution Date, Entergy shall cause the Entergy Exchangeable Debt, if any, to be exchanged for the TransCo Securities for the purpose of facilitating the establishment of the appropriate liquidity and capital structure for each of Entergy and TransCo;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into TransCo, with TransCo surviving the Merger as a wholly owned subsidiary of ITC and the TransCo Common Units shall be converted into the right to receive shares of common stock of ITC on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, for United States federal income tax purposes, the Parties intend that (i) the Internal Restructuring qualifies as one or more reorganizations pursuant to Section 368(a) of the Code that is tax-free to Entergy and the Entergy Group, (ii) the Entergy Contribution, taken together with the Distribution, qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Entergy, the Entergy shareholders, and TransCo, (iii) the Debt Exchange qualifies for tax-free treatment to Entergy pursuant to Section 361(c) of the Code and (iv) the execution of this Agreement evidences a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Entergy, ITC, TransCo, the Utility OpCos and ESI agree as follows:

ARTICLE I

TRANSACTION STEPS AND CLOSING

Section 1.01 General.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cause the transactions set forth in this Article I to be consummated in the order and as set forth in this Article I. The Parties intend that none of the transactions set forth in this Article I shall become effective unless all of the transactions become effective and in no event shall any Party be required to effectuate any of the transactions set forth in this Article I prior to the receipt of the Entergy Regulatory Approvals and the ITC Regulatory Approvals.

(b) Entergy shall have the right to amend, modify or supplement, or cause the Utility OpCos to amend, modify or supplement this Agreement (including the schedules and documents contemplated herein) with respect to (i) whether a particular Transmission Asset is (A) contributed directly to TransCo or another TransCo Sub or (B) Conveyed to TransCo or another TransCo Sub in a taxable or tax free sale (provided, that the consideration paid by TransCo or any TransCo Sub for such sale is paid on or prior to the Separation Time) and (ii) the corporate structuring steps of Sections 1.02, 1.03, 1.04, and 1.05 (the “Internal Restructuring”), and the manner in which the TransCo Subs are formed and distributed to Entergy and contributed by Entergy to TransCo in the Entergy Contribution, as the case may be, provided, however, that any such amendment, modification or supplement would not (A) have any actual or potential adverse economic (including tax) impact on ITC or any member of the TransCo Group, (B) be inconsistent with the Intended Tax-Free Treatment or compromise the ability to obtain the Ruling, or (C) make the restrictions in Section 6.01 more onerous to ITC. Notwithstanding the foregoing, Entergy shall give notice to ITC of any material modification to the structure of the Transactions (including the Internal Restructuring) and will consult with ITC in good faith to determine whether such change would be permitted under this Section 1.01(b).

Section 1.02 Internal Restructuring. Entergy shall cause its Affiliates to take, prior to the Distribution Date, the Internal Restructuring, including the actions set forth on Schedule 1.02.

Section 1.03 Exchangeable Debt Financing. As set forth in Article II, and at least fourteen (14) calendar days prior to the Separation Time, Entergy shall effectuate the Exchangeable Debt Financing.

Section 1.04 TransCo Subs Financing; Utility OpCo LLCs and Entergy Contribution of Transmission Assets.

(a) As set forth in Article II, Entergy shall cause the TransCo Subs to effectuate the TransCo Subs Financing.

(b) Concurrently with the TransCo Subs Financing, each Utility OpCo LLC shall contribute its respective Transmission Assets, free and clear of all Security Interests (other than Permitted Encumbrances), to its respective TransCo Sub and consummate the other transactions contemplated by the TransCo Transfer, in exchange for additional equity interests of such TransCo Sub and the net proceeds received by such TransCo Sub in the TransCo Subs Financing (the “Utility OpCo LLC Contributions”).

Section 1.05 Distribution of TransCo Subs to Entergy. After the Exchangeable Debt Financing, the TransCo Subs Financing and the Utility OpCo LLC Contributions, each Utility OpCo LLC shall distribute all of the equity interests of its respective TransCo Sub to Entergy (except that, with respect to Louisiana OpCo LLC, the distribution shall be to Entergy Louisiana Holdings, Inc. or its successor, the immediate parent of Louisiana OpCo LLC (“ELH LLC”) and with respect to Gulf States OpCo LLC the distribution shall be to Entergy Gulf States Holdings, Inc. or its successor, the immediate parent of Gulf States OpCo LLC (“EGSH LLC”) and ELH LLC and EGSH LLC shall immediately distribute all of the equity interests of such TransCo Sub to Entergy).

Section 1.06 Contribution of TransCo Subs to TransCo. Entergy shall contribute all of the equity interests of each TransCo Sub to TransCo in exchange for (a) TransCo Common Units to be issued as set forth in Section 1.02 of the Merger Agreement, which TransCo Common Units, together with the 1,000 TransCo Common Units owned by Entergy as of the date hereof, will constitute all of the limited liability company membership interests of TransCo as of the Separation Time and (b) the TransCo Securities (the “Entergy Contribution”). Following the Entergy Contribution, the Distribution shall be effectuated in accordance with Section 1.03 of the Merger Agreement.

Section 1.07 Tax Election of TransCo. TransCo shall elect to be treated as a corporation for United States federal income tax purposes effective immediately prior to the Entergy Contribution which shall occur no earlier than three (3) days prior to the Distribution Date.

ARTICLE II

THE FINANCINGS

Section 2.01 Entergy Financing; TransCo Securities.

(a) Entergy shall use its reasonable best efforts to (i) issue, at least fourteen (14) calendar days prior to the effective date of the Debt Exchange, in a capital markets transaction, notes or other forms of indebtedness (the “New Exchangeable Debt”) or (ii) enter into agreements and other arrangements with unrelated creditors (the “Creditors”) whereby such creditors agree to purchase existing Entergy corporate debt (the “Purchased Exchangeable Debt” and, together with the New Exchangeable Debt, the “Entergy Exchangeable Debt” and any combination of (i) or (ii), the “Exchangeable Debt Financing”); provided, however, that Entergy shall not enter into an Exchangeable Debt Financing or the Debt Exchange if (x) such Exchangeable Debt Financing or Debt Exchange would result in the failure of the Distribution, the Entergy Contribution, or any other Restructuring Transaction to qualify for the Intended Tax-Free Treatment, (y) the Ruling is not obtained with respect to the Exchangeable Debt Financing or the Debt Exchange or (z) if any Order granted in connection with the Entergy Regulatory Approvals, the ITC Regulatory Approvals or any other Governmental Approvals prohibits the Exchangeable Debt Financing. The aggregate principal amount of Purchased Exchangeable Debt plus the New Exchangeable Debt shall not exceed the TransCo Securities Principal Amount. With respect to the periods on or prior to the date of the Debt Exchange, the Entergy Exchangeable Debt shall be on terms and conditions (including any conditions to the Debt Exchange) reasonably acceptable to Entergy in its good faith commercial judgment; provided, that the terms and conditions of the Entergy Exchangeable Debt (including any form of indenture of TransCo or registration rights attached to the documentation of the Entergy Exchangeable Debt) related to the TransCo Securities shall be as set forth in Section 2.01(b). Entergy shall determine in its sole discretion which outstanding corporate debt of Entergy is to be purchased in connection with the Purchased Exchangeable Debt.

(b) Pursuant to Section 1.06 and in partial consideration for the Entergy Contribution, TransCo shall issue to Entergy (the “TransCo Securities Issuance”) senior securities of TransCo (“TransCo Securities”), in an aggregate principal amount up to an amount equal to (i) the Transaction Maximum Principal Amount less (ii) the TransCo Subs Principal Amount (the “TransCo Securities Principal Amount”). Subject to Section 2.04, the terms, conditions and form of the TransCo Securities shall be at then prevailing market terms for similar capital market issuances by companies of a size and with credit rating or profile similar to TransCo’s credit rating or profile, with minimum stated maturity terms necessary to ensure the treatment of the TransCo Securities as “securities” for U.S. federal income tax purposes, as mutually determined by Entergy and ITC using their respective commercially reasonable judgment. Entergy and ITC shall jointly appoint the lead underwriter/placement agent with respect to the Exchangeable Debt Financing and the TransCo Securities.

(c) At the Separation Time, but in no event sooner than fourteen (14) calendar days after the Creditors purchase the Purchased Exchangeable Debt, if applicable, Entergy may exchange the Entergy Exchangeable Debt for the TransCo Securities only upon, and subject to, the conditions set forth in the applicable indenture or similar agreements relating to the Entergy Exchangeable Debt and the TransCo Securities (the “Debt Exchange”).

Section 2.02 Working Capital Facility. At the request of ITC, Entergy shall use its reasonable best efforts to cause TransCo to arrange and obtain a working capital revolving credit facility with available credit facilities in a principal amount mutually determined by ITC and Entergy (the “Working Capital Facility”). The terms and conditions of the Working Capital Facility shall be at then prevailing market terms for similar working capital facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC each using their respective commercially reasonable judgment. Entergy shall pay for any initial commitment fees and expenses associated with the Working Capital Facility that are incurred prior to the Effective Time. Without the express written consent of ITC, TransCo shall not draw down on the Working Capital Facility prior to the Effective Time.

Section 2.03 TransCo Subs Financing. Entergy shall use its reasonable best efforts to cause the TransCo Subs to arrange and obtain a one (1) year term funded bridge facility (the “TransCo Subs Financing” and, together with the Entergy Exchangeable Debt, the TransCo Securities Issuance, the Working Capital Facility and the Debt Exchange, the “Financings”). Each of Entergy and ITC will use its commercially reasonable efforts to cause the principal amount of the TransCo Subs Financing to be based upon the target capital structure for each TransCo Sub approved by FERC (intended to be forty percent (40%) debt and sixty percent (60%) equity) in the relevant ITC Regulatory Approvals; provided, however, that if the desired Ruling with respect to the Financings cannot be obtained without increasing or decreasing the principal amount of the TransCo Subs Financings, the Parties agree that they shall have the right to increase or decrease the principal amount of the TransCo Subs Financings as necessary to obtain the Ruling, up to or reduced to an amount equal to the aggregate tax basis of the Transmission Assets (the amount to be incurred in either case, the “TransCo Subs Principal Amount”). Subject to the other provisions of this Article II with respect to the terms and conditions of the Financings, each of Entergy and ITC shall use its commercially reasonable efforts to cause the aggregate principal amount to be incurred in the TransCo Securities Issuance and the TransCo Subs Financing to equal $1.775 billion (as may be adjusted pursuant to Section 1.02 of the Merger Agreement, the “Transaction Maximum Principal Amount”), and in any event the aggregate principal amount to be incurred in the TransCo Securities Issuance and the TransCo Subs Financing shall not exceed the Transaction Maximum Principal Amount. Subject to Section 2.04, the other terms and conditions of the TransCo Subs Financing shall be at then prevailing market terms for similar bridge facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC each using their respective commercially reasonable judgment. Entergy and ITC shall jointly appoint the lead arranger with respect to the TransCo Subs Financing.

Section 2.04 Control of Financings. From time to time following the date hereof, ITC and Entergy shall meet to discuss strategy and timing for seeking proposals from reputable lenders and/or underwriters to provide, arrange and/or underwrite the Financings. Entergy and

ITC shall jointly solicit proposals from reputable financing sources in order to arrange the Financings in a timely manner and shall select from among the proposals received one or more which they reasonably mutually determine to be the most favorable in the aggregate. Entergy and ITC shall jointly conduct negotiations regarding the Financings. Entergy and ITC shall use all commercially reasonable efforts to finalize all documentation with respect to the Financings in a timely manner in order to effect the Closing as promptly as practicable (taking into account any time periods required, in the good faith judgment of each Party, to satisfy any other closing conditions under Article VI of the Merger Agreement that remains to be satisfied as of such date, other than those conditions that would be satisfied by action at the Closing). Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall ITC be obligated to accept or execute, and in no event without the written consent of ITC shall TransCo or any other member of the TransCo Group accept or execute, documentation related to any of the Financings where (x) the terms or provisions of such Financing would cause its incurrence or assumption by ITC in or as a result of the Merger to be prohibited by or cause (with or without notice or the lapse of time) a default under the existing credit agreements or indentures of ITC or its Subsidiaries as in effect on the date of this Agreement (provided that ITC shall use reasonable best efforts to seek any consents or waivers with respect to such defaults) or (y) the aggregate effect of any covenants and other terms and conditions of the Financings (other than the interest rate) would be materially adverse to the ITC Group (after giving effect to the Merger).

ARTICLE III

TRANSFER OF THE TRANSMISSION BUSINESS

Section 3.01 Transfer of Assets. Except as provided in Section 3.10(b), effective as of the Separation Time, Entergy, the Utility OpCos and ESI shall sell, assign, transfer, convey and deliver (“Convey”) (and shall cause any applicable Subsidiary to Convey) to TransCo or one or more TransCo Subs as provided in transaction steps set forth in Article I, and TransCo shall accept from Entergy, the Utility OpCos, ESI or the applicable Subsidiary of Entergy, and shall cause the applicable TransCo Sub to accept, the Transmission Assets and all of Entergy’s and its applicable Subsidiaries’ respective right, title and interest in, to and under all Transmission Assets (other than any Transmission Assets that are already held as of the Separation Time by TransCo or a TransCo Sub, which Transmission Asset shall continue to be held by TransCo or such TransCo Sub after the Separation Time), free and clear of all Security Interests (other than Permitted Encumbrances).

Section 3.02 Assumption of Liabilities. Effective as of the Separation Time, Entergy, the Utility OpCos and ESI shall Convey (or shall cause any applicable Subsidiary to Convey) to TransCo or one or more TransCo Subs as provided in the transaction steps set forth in Article I, and TransCo shall assume, perform and fulfill when due and, to the extent applicable, comply with, or shall cause any applicable TransCo Sub to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Transmission Liabilities, in accordance with their respective terms (other than any Transmission Liability that as of the Separation Time is already a Liability of TransCo or a TransCo Sub, which Transmission Liability shall continue to be a Liability of TransCo or such TransCo Sub after the Separation Time).

Section 3.03 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 3.10(b), prior to the Entergy Contribution, (a) Entergy shall cause any applicable TransCo Sub to Convey to Entergy or an appropriately capitalized Subsidiary of Entergy (as Entergy may designate) (other than any member of the TransCo Group) any Excluded Assets that it owns, leases or has any right to use, and Entergy shall accept from such TransCo Sub, or shall cause any designated Subsidiary of Entergy (other than any member of the TransCo Group) to accept, the Excluded Assets and all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Entergy shall cause any applicable TransCo Sub to Convey any Excluded Liability for which it is otherwise responsible to Entergy or an appropriately capitalized Subsidiary of Entergy (as Entergy may designate) (other than any member of the TransCo Group), and Entergy shall assume, perform and fulfill when due, and to the extent applicable, comply with, or shall cause the designated Subsidiary of Entergy to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities in accordance with their respective terms.

Section 3.04 Misallocated Transfers. In the event that, at any time from and after the Separation Time, any Party (or any member of the Entergy Group or the TransCo Group, as applicable) discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Separation Time), such Party shall promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party shall cause such entitled Person to accept such Asset or assume such Liability) for no further consideration than that set forth in this Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 3.10(b).

Section 3.05 Transmission Assets; Excluded Assets.

(a) For purposes of this Agreement, “Transmission Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Separation Time by Entergy or any of its Subsidiaries, all of Entergy’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets:

(i) All Transmission Line Facilities. For purposes of this Agreement, “Transmission Line Facilities” means any and all electric transmission lines and other equipment located outside of a substation and operating at or above 69 kV together with related facilities, including (A) conductors (whether used for bulk transmission purposes or providing connection to generation sources, distribution facilities or retail or wholesale customers), (B) towers, poles, ducts and conduits associated with such conductors, (C) any other structure or Asset used exclusively for Transmission, (D) switching stations and (E) voltage control devices and power flow control devices;

(ii) All Transmission Substation Facilities. For purposes of this Agreement, “Transmission Substation Facilities” means any and all facilities and equipment located at a substation that are directly used for or exclusively in support of

Transmission, including conductors, associated poles and towers, transformers, circuit breakers, switches, protective relays, static VAR compensators, remote terminal units (RTUs), and related structures and control equipment. For substations that contain distribution or generation function equipment (i.e., equipment operating below 69 kV), the dividing line between distribution or generation function equipment and equipment constituting Transmission Substation Facilities shall be the high voltage Transmission system side (at 69 kV or above) of the disconnect switch of the distribution, or generation step-up or station service transformer;

(iii) All Transmission Common Use Facilities. For purposes of this Agreement, “Transmission Common Use Facilities” means any and all structures, equipment, facilities and other Assets (other than interests in real property) that (A) are located at a substation where three (3) or more separate transmission lines running from outside of such substation are interconnected within such substation and (B) are used in support of both Transmission and distribution functions within such substation;

(iv) All Transmission Land Rights. For purposes of this Agreement, “Transmission Land Rights” means any and all real property rights (including all rights acquired by operation of law), whether through ownership in fee simple, easement, servitude, right of way, license, Permit, concession, condemnation, lease or otherwise (but excluding any Franchises, which are addressed by Section 3.05(a)(xxii)), by which a Utility OpCo or any other member of the Entergy Group owns, possesses, uses or otherwise occupies land (A) upon which a Transmission Line Facility is located, (B) upon which a substation containing Transmission Substation Facilities but no distribution function equipment (other than metering) is located, together with any and all real property rights appurtenant thereto and adjoining or adjacent real property, but excluding any adjoining or adjacent tracts of land, improvements and appurtenant real property rights held for (i) generation purposes, (ii) distribution purposes other than expansion of the substation or (iii) purposes other than Transmission purposes, (C) upon which a substation containing Transmission Substation Facilities and distribution function equipment is located where three (3) or more separate transmission lines running from outside of such substation are interconnected within such substation, together with any and all real property rights appurtenant thereto and adjoining or adjacent real property, but excluding any adjoining or adjacent tracts of land, improvements and appurtenant real property rights held for (i) generation purposes, or (ii) distribution purposes other than expansion of the substation or Transmission purposes, or (D) otherwise exclusively used or held exclusively for use or future use in the Transmission Business;

(v) All Transmission Control Facilities and Transmission Control Facility Rights. For purposes of this Agreement, “Transmission Control Facilities” means the facilities and buildings primarily containing Transmission Control System equipment and devices set forth on Schedule 3.05(a)(v)(1) and “Transmission Control Facility Rights” means a lease, sublease, easement or other similar contractual right to access and use the portion of the facilities and buildings primarily containing Transmission Control System equipment and devices set forth on Schedule 3.05(a)(v)(2) (for the term as set forth on such schedule);

(vi) The Transmission Control System. For purposes of this Agreement, “Transmission Control System” means:

(1) All control systems, data acquisition systems, and networking equipment necessary for the operation and control of the Transmission Line Facilities and the Transmission Substation Facilities (such systems and equipment, the “EMS”) exclusive of software which is addressed in paragraph (3);

(2) any additional computers, servers, systems and related equipment (including devices, sensors, communications links, routers, hubs, switches, firewalls and modems) that are used by a Utility OpCo exclusively in the operation and control of the Transmission Line Facilities or Transmission Substation Facilities; and

(3) (A) all licenses of computer programs, software and applications (and related documentation) licensed by Entergy or its Subsidiaries and used exclusively in the operation of the EMS as of the Separation Time and (B) a royalty-free license effective as of the Separation Time to use (1) the computer programs, software and applications (and related documentation) owned by Entergy or its Subsidiaries that are used exclusively in the operation of the EMS as of the Separation Time and (2) any other computer programs, software and applications (and related documentation) owned or licensed by Entergy or its Subsidiaries that are used in the operation of the EMS as of the Separation Time; provided that with respect to any such computer programs, software and applications (and related documentation) licensed by Entergy or its Subsidiaries from a third party that are not transferable or sublicensable, Entergy, the Opcos and ESI shall only be obligated to use commercially reasonable efforts to achieve the license of such computer programs, software and applications to TransCo or a TransCo Sub as applicable, and any external cost of achieving any such license shall be paid by TransCo (all such computer programs, software and applications (and related documentation) licensed to TransCo or a TransCo Sub pursuant to this paragraph (3) collectively, the “Licensed IP”); and

(4) Pursuant to the Telecom Agreement, a non-exclusive right to use or shared access, in each case subject to a designated capacity, on a pro rata cost of service basis, to any fiber optic communications lines or similar data transmission network retained by the Utility OpCos as Excluded Assets;

(vii) the real property set forth on Schedule 3.05(a)(vii), together with all buildings, fixtures, structures and improvements erected or located on such real property (the “TransCo Real Property”);

(viii) the rights and interests of the Utility OpCos (as applicable) under the leases set forth on Schedule 3.05(a)(viii) to the premises listed on Schedule 3.05(a)(viii) (the “Leased Premises”);

(ix) all of the office equipment (including personal computers), furnishings and other tangible assets located at any TransCo Real Property, the Leased Premises, the Transmission Control Facilities, and the premises described in the Transmission Control Facility Rights in each case as allocated in the manner described on Schedule 3.05(a)(ix);

(x) (A) all the office equipment (including personal computers), furnishings and other tangible assets (to the extent not covered by Section 3.05(a)(ix)) and (B) all the machinery, equipment, tools and vehicles, in each case as used in the operation of the Transmission Assets and as allocated in the manner described on Schedule 3.05(a)(x);

(xi) all of the Permits (excluding Franchises (which are subject to Section 3.05(a)(xxii)) granted to Entergy or any of its Subsidiaries that are primarily used or held for use in the Transmission Business (the “Transferable Permits”); provided, that, the obligation to convey the Transferable Permits shall be subject to Section 3.10(a);

(xii) all rights to causes of action, lawsuits, judgments, claims (including insurance claims), counterclaims or demands of Entergy, its Affiliates or any member of the TransCo Group against a Person other than ITC or its Affiliates to the extent such causes of action, lawsuits, judgments, claims, counterclaims or demands relate to the Transmission Assets or the Transmission Liabilities; provided, that any causes of action, lawsuits, judgments, claims, counterclaims or demands shall be assigned to TransCo without warranty or recourse (other than pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement);

(xiii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are primarily used or held for primary use in the Transmission Business;

(xiv) (A) all licenses of Intellectual Property Rights by Entergy or its Subsidiaries that are exclusively used in the Transmission Business as of the Separation Time, and (B) a royalty-free license effective as of the Separation Time to use all other Intellectual Property Rights (1) owned by Entergy or its Subsidiaries that are used in the Transmission Business and (2) licensed by Entergy or its Subsidiaries that are used in the Transmission Business, as of the Separation Time (the “TransCo IP”). For the avoidance of doubt, software licensed by Entergy or its Subsidiaries from third parties and not used in the Transmission Business shall not constitute TransCo IP; provided that with respect to any Intellectual Property Rights licensed by Entergy or its Subsidiaries from a third party that are not transferable or sublicensable, Entergy, the Utility OpCos and ESI shall only be obligated to use commercially reasonable efforts to achieve the license of such Intellectual Property Rights to TransCo or a TransCo Sub as applicable, and any external cost of achieving any such license shall be paid by TransCo;

(xv) all warranties pertaining to the Transmission Assets;

(xvi) (A) the rights and interests related to Transmission under any Contract that is related to the Transmission Business and any other business function of Entergy or its Subsidiaries, in each case, to which Entergy, TransCo or any member of their respective Groups is a Party or by which it or any of its Assets is bound (each a “Multifunction Contract”); (B) any other Contract not involving real property rights that is primarily related to the Transmission Business, in each case, to which Entergy, TransCo or any member of their respective Groups is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Entergy or any member of the Entergy Group pursuant to any provision of this Agreement or any Ancillary Agreement; (C) any Contract that permits a third party to attach its facilities to the Transmission Line Facilities and Transmission Substation Facilities; and (D) all Collective Bargaining Agreements (collectively, the “TransCo Contracts”) and all interests, rights, claims and benefits of Entergy and any of its Subsidiaries pursuant to and associated with the TransCo Contracts;

(xvii) (A) all business records primarily related to the Transmission Assets or Transmission Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the TransCo Group, all North American Electric Reliability Corporation compliance records, information and records used to demonstrate compliance with reliability standards for Transmission and any other compliance records related to the Transmission Business, (B) all of the separate financial and property tax records of the members of the TransCo Group that do not form part of the general ledger of Entergy or any of its Affiliates (other than the members of the TransCo Group), (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are primarily related to the Transmission Business and (D) with respect to TransCo Employees and subject to any applicable collective bargaining obligations, performance reviews in respect of the period while employed by a member of the TransCo Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing (collectively, the “TransCo Books and Records”); provided, however, that (x) Entergy shall be entitled to retain a copy of any and all TransCo Books and Records to the extent such specific materials are not exclusively related to the Transmission Business, which shall be subject to the provisions of Article IV and deemed the Confidential Information of TransCo and subject to the provisions of Article VII and (y) neither clause (A) nor clause (C) shall be deemed to include any books, records or other items or portions thereof that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Entergy’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, unless such records are required to be transferred to TransCo under applicable Law; and (z) Entergy may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 7.02, provided that such retained materials shall be deemed Confidential Information of TransCo and subject to the provisions of Article VII;

(xviii) all goodwill of the Transmission Business;

(xix) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Transmission Business and rights to enforce the assignment provisions of any Contract;

(xx) a copy of any database containing records related to Transmission Land Rights, TransCo Real Property or the Leased Premises;

(xxi) all Franchises to the extent any such Franchise relates exclusively to the Transmission Business and, subject to the limitations on the obligation to convey pursuant to Section 3.10(c), any rights under any Franchises that do not exclusively relate to the Transmission Business;

(xxii) cash in an amount equal to sum of the following, plus any interest accrued thereon (the “Transactional Cash”):

(1) all customer deposits held by any member of the Entergy Group that are related to the provision of Transmission service, construction of Transmission or any provision under Entergy’s OATT (collectively, “Customer Deposits”), plus

(2) all customer payments that are exclusively for Transmission Assets or service, or the pro-rata portion that is not for distribution assets or service; and Transmission customer payments for specific customer funded projects (other than that portion specifically for the tax gross up component);

(3) accounts payable relating to the construction or investment in the Transmission Assets as of the Effective Time, excluding any accounts payable in respect of expenses, including operating and maintenance and general and administrative expenses (collectively, “Assumed AP”).

(xxiii) all rights of the TransCo Group under this Agreement and the Merger Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xxiv) cash in an amount equal to any unpaid interest on the Entergy Exchangeable Debt that is accrued on or before the Effective Time but not paid until after the Effective Time; and

(xxv) any and all other Assets owned or held immediately prior to the Separation Time by Entergy or any of its Subsidiaries that are exclusively (x) used in, (y) held for use or future use in or (z) related to, the Transmission Business that are not Excluded Assets.

(b) Notwithstanding Section 3.05(a), the Transmission Assets shall not in any event include any of the following Assets (the “Excluded Assets”):

(i) fiber optic communications lines (including the shield wire enclosing such lines) and microwave communications systems (and related equipment and facilities) located on Transmission Line Facilities and owned or leased by Entergy and its Affiliates;

(ii) meters and instrument transformers exclusively for metering;

(iii) all cash and cash equivalents (including storm reserves and investments and securities but excluding any capital stock or other equity interest in any member of the TransCo Group), bank or other deposit accounts, accounts, receivable and any income, sales, payroll or other tax receivables of Entergy and its Affiliates, other than Transactional Cash;

(iv) the Intellectual Property Rights listed on Schedule 3.05(b)(iv), and any other Intellectual Property Rights in or to which any member of the Entergy Group has any right, title or interest, except the TransCo IP and the Licensed IP;

(v) any compensation, payment or other relief related to a condemnation or taking by eminent domain of any Transmission Asset in an Action settled, consented to or finally adjudicated prior to the Separation Time; provided, that an underlying Action shall be considered finally adjudicated when an order determining any compensation, payments or other relief to be paid with respect to such Action has been issued by a court of competent jurisdiction and has become nonappealable;

(vi) customer payments that are exclusively for distribution assets or service, or the pro-rata portion that is not for Transmission Assets or service; and Transmission customer payments specifically for the tax gross up component for specific customer funded projects;

(vii) (A) The employment and personnel records of Entergy’s and its Affiliates’ employees that are not TransCo Employees and (B) any employment and personnel records of the TransCo Employees the transfer of which is prohibited by collective bargaining obligations;

(viii) all rights to insurance policies or practices of Entergy and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(ix) for the avoidance of doubt, all equipment and facilities exclusively used for the movement of electricity to customers and having nominal voltages below 69 kV;

(x) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Entergy, its Affiliates or any member of the TransCo Group against a party other than ITC or its Affiliates to the extent that they do not relate to the Transmission Assets or the Transmission Business;

(xi) all financial and Tax records relating to the Transmission Business that form part of the general ledger of Entergy or any of its Affiliates (other than the members of the TransCo Group), any working papers of Entergy’s auditors, and any other Tax records (including accounting records) of Entergy or any of its Affiliates (other than the members of the TransCo Group); provided that TransCo shall in all events be entitled to copies of any such books and records to the extent related to the Transmission Business or the Transmission Assets;

(xii) any Federal Communications Commission licenses held by any member of the Entergy Group;

(xiii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Transmission Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Transmission Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Entergy or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiv) all other Permits of Entergy or its Affiliates other than Transferable Permits;

(xv) any and all Assets that are expressly specified by this Agreement or any Ancillary Agreement as Assets to be retained by Entergy or any other member of the Entergy Group; and

(xvi) other than any Asset specifically listed or described in Section 3.05(a) or the Schedules thereto, any and all Assets of Entergy or its Affiliates that are exclusively used, held for exclusive use in, or exclusively related to, businesses of Entergy other than the Transmission Business.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreements, neither TransCo nor any of the TransCo Subs shall acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the TransCo Subs and that if any of the TransCo Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to Entergy as contemplated by Section 3.03.

Section 3.06 Transmission Liabilities; Excluded Liabilities.

(a) For the purposes of this Agreement, “Transmission Liabilities” shall mean each of the following Liabilities of any of the Utility OpCos, Entergy and its Affiliates, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, including, but in each case excluding the Excluded Liabilities:

(i) fifty percent (50%) of any sales or transfer taxes applicable to the Transactions;

(ii) with respect to the Transmission Business and the Transmission Assets, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to (A) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Separation Time, including fines and penalties associated with such violations and the costs of any necessary corrective actions; (B) wetlands mitigation arising out of or related to Transferable Permits; (C) loss of life or injury to persons due to exposure to asbestos on or after the Separation Time; and (D) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials on or after the Separation Time, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials, but excluding in clauses (A) through (D) the Liabilities relating to Environmental Laws set forth on Schedule 3.06(b)(x);

(iii) with respect to those Transmission Assets located on real property subject to the Transmission Land Rights, and said real property, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to: (A) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Separation Time or arises or becomes manifest on or after the Separation Time) caused (or allegedly caused) by the Release of, or exposure, to Hazardous Materials at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property subject to the Transmission Land Rights prior to, on or after the Separation Time, except as set forth in Section 3.06(b)(ix); and (B) the investigation and/or remediation (whether or not such investigation and/or remediation commenced before the Separation Time or commences on or after the Separation Time) of Hazardous Materials that have been Released prior to, on or after the Separation Time at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property subject to the Transmission Land Rights, except as set forth in Section 3.06(b)(ix);

(iv) all Liabilities under the TransCo Contracts and the assigned portion of any Multifunction Contract, any Franchise, or any other Contract that is assigned to a member of the TransCo Group;

(v) all Liabilities for Taxes applicable to the Transmission Assets with respect to any period (or portion thereof) beginning after the Effective Time;

(vi) all Liabilities relating to leases for the Transmission Assets;

(vii) all Liabilities relating to the TransCo Securities and the TransCo Subs Financings (excluding any expenses and costs of counsel incurred in connection therewith by any member of the TransCo Group or the Entergy Group);

(viii) Transmission credits;

(ix) Customer Deposits;

(x) Assumed AP; and

(xi) except as otherwise provided herein or in the Schedules hereto and subject to Section 3.06(b), all Liabilities of the members of the TransCo Group to the extent arising primarily out of, primarily relating to or otherwise primarily in respect of, the ownership or use of the Transmission Assets or the operation or the conduct of the Transmission Business, whether before, at or after the Separation Time.

(b) Notwithstanding the foregoing, the Transmission Liabilities shall not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) fifty percent (50%) of any sales or transfer taxes applicable to the Transactions;

(ii) all Liabilities, including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, of a member of the Entergy Group to the extent relating to, arising out of, resulting from or otherwise in respect of, (A) the ownership or use of the Excluded Assets, other than in the operation or conduct of the Transmission Business, or (B) activities of a member of the Entergy Group at or affecting the Transmission Assets, other than in the operation or conduct of the Transmission Business, in either case (A) or (B) whether before, at or after the Separation Time, and other than as set forth in Section 3.05(a)(iv);

(iii) all Liabilities under Intercompany Accounts and all Liabilities that may arise in connection with the settlement, satisfaction, cancellation, termination or extinguishment of Intercompany Accounts as contemplated by Section 3.09(c);

(iv) all Liabilities for Taxes applicable to the Transmission Assets with respect to any period (or portion thereof) ending on or before the Effective Time;

(v) Liabilities for Indebtedness other than Indebtedness incurred in connection with the Financings; provided that (i) any interest that may accrue and is payable on the Financings (other than the Exchangeable Debt Financing) prior to the Effective Time, (ii) any costs and expenses of the Financings incurred by any member of the TransCo Group prior to the Closing; and (iii) and any interest that may accrue on the

Exchangeable Debt Financing and any other costs or expenses of the Exchangeable Debt Financing of any member of the Entergy Group and the TransCo Group, in each case of (i), (ii), and (iii) shall be an Excluded Liability; provided, however, that, for the avoidance of doubt, any accrued interest, that is not payable prior to the Effective Time, of the TransCo Securities that are exchanged for Entergy Exchangeable Debt shall be a Transmission Liability;

(vi) current liabilities of Entergy and its Affiliates other than the Assumed AP and Customer Deposits to the extent they are current liabilities;

(vii) Liabilities under any Contract for the provision of any services or otherwise that would cause ITC or TransCo or their applicable Subsidiaries to be considered a customer of electricity transmission service or electricity market participant under FERC rules or regulation, except to the extent necessary to operate the Transmission Assets prior to TransCo’s full Regional Transmission Organization membership and operation with respect to the Transmission Assets;

(viii) any and all Liabilities arising pursuant to Environmental Law, whether such Liabilities are known or unknown, contingent or accrued, with respect to: (A) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials, prior to the Separation Time, in connection with the ownership and operation of the Transmission Business and Transmission Assets, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials; and (B) assets and properties no longer used in the Transmission Business as of the Separation Time to the extent that such assets and properties are not transferred to TransCo;

(ix) with respect to those Transmission Assets located on real property that are not subject to the Transmission Land Rights, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to: (A) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Separation Time) caused (or allegedly caused) by the Release of, or exposure, to Hazardous Materials (excluding asbestos) at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property, prior to the Separation Time; and (B) the investigation and/or remediation (whether or not such investigation and/or remediation commenced before the Separation Time or commences on or after the Separation Time) of Hazardous Materials that have been Released, prior to the Separation Time, at, on, in, under, adjacent to or migrating from said Transmission Assets or related real property;

(x) with respect to the real property subject to the Transmission Land Rights at which assets and operations of any member of the Entergy Group will remain after the Separation Time, notwithstanding Section 3.05(a)(iv), Liabilities arising from the operations of any member of the Entergy Group after the Separation Time, including (A) loss of life, injury to persons or property or damage to natural resources due to the Release of Hazardous Materials by any member of the Entergy Group after the Separation Time and (B) the investigation and/or remediation of Hazardous Materials that are Released by any member of the Entergy Group after the Separation Time;

(xi) the Liabilities listed or described on Schedule 3.06(b)(x); and

(xii) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Entergy or any other member of the Entergy Group, and all Liabilities of any member of the Entergy Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither TransCo nor any other member of the TransCo Group shall be required to assume or retain any Excluded Liabilities as a result of the TransCo Transfer, and that if any of the TransCo Subs is liable for any Excluded Liabilities, such Excluded Liabilities shall be assumed by Entergy as contemplated by Section 3.03. Any liability of any member of the Entergy Group not included in any of the clauses of Section 3.06(a) shall be an Excluded Liability, and no Excluded Liability shall be a Transmission Liability.

Section 3.07 Shared Facilities. To the extent separation of facilities that would otherwise fall within the definition of Transmission Common Use Facilities cannot be achieved in a reasonably practicable manner prior to or as soon as practicable after the Separation Time, Entergy and TransCo shall enter into appropriate arrangements regarding such facilities, with terms and conditions intended to approximate those that would result from unrelated parties bargaining at arms length, subject to the consent of ITC. Any costs related to the use of facilities that would otherwise constitute Transmission Common Use Facilities and that are not transferred as of the Distribution Date shall be allocated in a reasonable manner as agreed by Entergy and TransCo, subject to the consent of ITC.

Section 3.08 Treatment of Specific Facilities. Pursuant to Section 1.01, ESI will convey the Transmission Assets held by ESI in the manner contemplated by Schedule 3.08.

Section 3.09 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Except as set forth in Section 3.09(b), TransCo, on behalf of itself and each other member of the TransCo Group, on the one hand, and Entergy, on behalf of itself and each other member of the Entergy Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among TransCo or any member of the TransCo Group, on the one hand, and Entergy or any member of the Entergy Group, on the other hand (the “Related Party Agreements”), effective as of the Distribution Date. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect at or after the Distribution Date and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Account as provided in Section 3.09(c). From and after the Distribution Date, no member of either Group shall have any rights or obligations under any Related Party Agreements, except as specifically provided in Schedule 3.09(b), in this Agreement, in the Merger Agreement or the Ancillary Agreements. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 3.09(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party; and

(iii) any other Contracts that this Agreement, the Merger Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date.

(c) Each Intercompany Account outstanding immediately prior to the Distribution Date, other than those set forth on Schedule 3.09(c), will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including in respect of Taxes on ITC or any member of the TransCo Group) by the relevant members of the Entergy Group and the TransCo Group no later than the Distribution Date and prior to the Distribution, in each case in the manner agreed to by the Parties (including, for the avoidance of doubt, ITC). Each Intercompany Account outstanding immediately prior to the Distribution Date set forth on Schedule 3.09(c) shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an Intercompany Account.

Section 3.10 Third-Party Consents.

(a) Obtaining Consents; Consent Committee. The Parties shall, as promptly as practicable after the date hereof and for a period of two (2) years following the Closing, cooperate with each other (including through the use of the Consent Committee) and use their respective reasonable best efforts to obtain (i) the transfer, assignment or reissuance to TransCo or a member of the TransCo Group of all Transferable Permits and (ii) all Consents and Governmental Approvals of all other Persons to the extent necessary to consummate the TransCo Transfer as required by the terms of any Law, license, permit, concession or Contract to which Entergy or any of its Subsidiaries is a party or by which any of them is bound, subject to the limitations set forth in this Section 3.10; provided, however, that no member of the Entergy Group shall be required to obtain any Consents with respect to any easement, servitude, license, right of way, permit or similar right of any Person affecting, or otherwise with respect to, any Transmission Land Right (the “Transmission Land Right Consents”) except for the Transmission Land Right Consents set forth on Schedule 3.10(a) (the “Specified Land Right Consents”); provided, further, that obtaining any such Transmission Land Right Consents or Specified Land Right Consents shall not be a condition to the TransCo Transfer and provided, further, that, no Party or member of the Entergy Group shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such Consents. Entergy shall not commit to any third party on behalf of ITC or any member of the TransCo Group to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such Consents that would be a Liability of ITC or any member of the TransCo Group after the Separation Time, without ITC’s prior express written consent. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall be governed by the Merger Agreement. Promptly following the date hereof (and in any case within thirty (30) days) after the date hereof), the Parties shall establish a committee (the “Consent Committee”), composed of at least one (1) manager-level employee of each of ITC and Entergy, which shall be responsible for coordinating and helping to implement the provisions of this Section 3.10(a) (including discussing and agreeing on action plans to resolve any outstanding obligations under this Section 3.10(a)) for a period of time starting on the date hereof and ending two (2) years following the Closing Date. The Consent Committee shall meet telephonically or in person on a monthly basis (during the third week of each month) and after each such meeting, the members of the Consent Committee shall prepare minutes of the meeting and progress reports, which minutes and progress reports shall thereafter be distributed to each of the Parties as determined by such members. The Consent Committee process described in this Section 3.10(a) shall be subject to modification or termination upon mutual consent of ITC and Entergy.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the Conveyance to any member of the TransCo Group of any Transmission Assets or to any member of the Entergy Group of any Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the TransCo Transfer that has not been obtained at the Separation Time, then, notwithstanding any other provision hereof, the Conveyance to the TransCo Group of such Transmission Assets or to the Entergy Group of such Excluded Assets (any such Asset, a “Deferred Asset”) shall automatically be deferred and no Conveyance shall occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that (A) any Transmission Land Right that is subject to a Transmission Land Right Consent shall be Conveyed at the Closing, and shall not be deemed to be a Deferred Asset for the purposes of this Section 3.10(b)) and (B) ITC may elect to require the immediate Conveyance of any Transmission Asset and Entergy may elect to require the immediate Conveyance of any Excluded Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided, however, that (i) if ITC so elects to require the immediate Conveyance of any Deferred Asset, any Liabilities arising from such Conveyance shall be deemed to be Transmission Liabilities, (ii) if Entergy so elects to require the immediate Conveyance of any such Deferred Asset, any Liabilities arising from such Conveyance shall be deemed to be Excluded Liabilities and (iii) if ITC and Entergy jointly agree to immediately Convey such Deferred Asset, any Liabilities arising from such Conveyance shall be shared evenly between TransCo and Entergy and, notwithstanding any provision in Section 5.07 to the contrary, the defense of any Third-Party Claim relating thereto shall be jointly managed by TransCo and Entergy. Notwithstanding the foregoing, any such Deferred Asset shall still be considered a Transmission Asset or Excluded Asset, as applicable, and the Person retaining such Asset shall thereafter hold such Asset in trust for the benefit, insofar as reasonably practical (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions), of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Separation Time, this Agreement will not constitute an agreement to Convey the same if an attempted Conveyance would constitute a breach thereof or violate any Law. The Parties shall use their reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Deferred Asset, insofar as reasonably possible, in the same position as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Deferred Asset, are to inure from and after the Separation Time; provided, that no such arrangements will be deemed to have caused the Closing conditions in Section 9.01 to have been satisfied unless, after giving effect to the foregoing, TransCo would, without being in breach of applicable Law or the applicable Contracts, be able to operate, own or use the Transmission Assets in all material respects in the manner operated, used or owned by Entergy and the Entergy Group prior to the Separation Date. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 3.10(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 3.10(b) are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 3.10(b) shall terminate on the two (2) year anniversary of the Closing Date.

(c) Franchises. The Parties acknowledge and agree that certain state and local Governmental Authorities have granted to members of the Entergy Group franchises, concessions or similar Permits (each, a “Franchise”) that generally grant the right to transmit, distribute, sell and supply electricity within the boundaries of such Governmental Authority and the right to erect, operate and maintain its facilities on the public places of such Governmental Authority for the purpose of transmitting, distributing, selling and supplying electricity. To the extent any Franchise does not exclusively relate to the Transmission Business, each such Franchise shall be partially assigned by Entergy or the applicable member of the Entergy Group to TransCo or the applicable member of the TransCo Group (as applicable) for the right, privilege and authority related to Transmission, to the extent applicable, such as (i) to provide Transmission services, (ii) to operate the Transmission Business and (iii) to construct, maintain, operate and extend Transmission services for such purposes and to enter on, under and upon and use any and all of the streets, alleys, avenues, bridges, and other public grounds and ways belonging to, and under the control of the Governmental Authority, for the purpose of erecting and maintaining, repairing, replacing and operating poles, wires, anchors, stubs, transformers, transmission substations, cables, conduits and other related facilities, appliances and apparatus which are necessary for or useful in the furnishing of electric Transmission. To the extent that any Franchise cannot be partially assigned to TransCo or the applicable member of the TransCo Group (as applicable), from and after the date of this Agreement, through the Closing Date and for a period of two (2) years after the Closing Date, each of Entergy, ITC and each member of the TransCo Group shall use their respective reasonable best efforts to obtain, and to cooperate to obtain, for TransCo or the applicable member of the TransCo Group, replacement Franchises or similar Permits for TransCo or the applicable member of the TransCo Group (as applicable), for the right to operate the Transmission Business in, and erect, operate and maintain the Transmission Assets on, the public places of the applicable Governmental Authority, it being understood that obtaining any replacement Franchise or Permit shall not be a condition to the TransCo Transfer.

(d) Multifunction Contracts. Entergy (including on behalf of the other members of the Entergy Group) shall use commercially reasonable efforts to separate and cause the applicable member of the TransCo Group to enter into new agreements with the counter parties to the Multifunction Contracts prior to the Separation. To the extent that Entergy is unable or the counter parties are unwilling to enter into agreements with respect to any Multifunction Contract, Entergy (or the applicable member of the Entergy Group) will partially assign the Transmission functions to TransCo (but only if such Multifunction Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Multifunction Contract or consented to by the applicable counterparty, Entergy shall use commercially reasonable efforts to provide for an alternative arrangement so that the applicable member of the TransCo Group will have the benefits of such Multifunction Contract as though it had been partially assigned. ITC shall cooperate with Entergy in connection with the entering into of any new agreement or partial assignment.

Section 3.11 Allocation Matters. In connection with the RTO Migration, certain operating and other systems will require new configurations or new systems. The costs and expenses of such configurations or to implement such new systems will be paid by the applicable Utility OpCo. At the Effective Time, each Utility OpCo will transfer as part of the TransCo Transfer such operating and other systems so that, after taking into account the Ancillary Agreements entered into in connection with this Agreement, TransCo is capable of operating the Transmission Business. After the Separation Date any costs incurred in connection with the operation of the Transmission Business on a stand alone basis (i.e., after the expiration of the applicable Ancillary Agreement) shall be borne by TransCo or the applicable TransCo Sub.

Section 3.12 Post-Closing Transfers. In the event that after the Effective Time, Entergy or any of its Affiliates owns any asset in its service territory that would have been included in the Transmission Assets as a Transmission Line Facility or Transmission Substation Facility (including Transmission Land Rights related thereto necessary to operate the Transmission Asset) (“Transferable Assets”) had the events described in this sentence occurred prior to the Effective Time, through (i) future system modifications resulting in the reclassification to transmission of any distribution lines or substation equipment or (ii) an acquisition (excluding any acquisition of an integrated utility company that includes a Transmission business) or construction of any facilities, Assets or equipment, Entergy or its relevant Affiliates shall convey to ITC ownership of such after-acquired Transmission Assets. In the event that after the Effective Time, ITC or any of its Affiliates owns any “distribution” asset in its service territory through future system modifications resulting in the reclassification of any facilities, Assets or equipment, ITC or its relevant Affiliates shall convey to Entergy ownership of such “distribution” assets. The price to be paid for any facility, asset or equipment, or group of related facilities, assets or equipment, so conveyed with a Net Book Value less than $10,000,000 shall be priced equal to the Net Book Value of such facilities, asset or equipment, but in any case shall not be less than zero dollars

(i.e., no payment will occur as a result of the Net Book Value being less than zero), and any facility, asset or equipment, or group of related facilities, assets or equipment, so conveyed with a Net Book Value equal to or greater than $10,000,000 shall be conveyed for an amount as mutually agreed to by ITC and Entergy. If the Parties cannot agree on such an amount within sixty (60) days of initiation of discussions, such assets will not be conveyed and the application of this Section 3.12 with respect to such assets shall cease. If at the conclusion of such sixty (60) day period the Parties are unable to agree on such amount, the Parties shall submit the matter to an independent third party valuation expert reasonably acceptable to both Parties who shall be directed by the Parties to conduct the valuation pursuant to “baseball arbitration” in which the valuation expert will be instructed to make its determination as between the two positions. All conveyances discussed in this paragraph shall be subject to any required approvals from Governmental Authorities and all applicable provisions of the Distribution-Transmission Interconnection Agreement and/or the Generation Interconnection Agreement. Each Party agrees to use reasonable best efforts to obtain any consents or approvals from any Governmental Authority necessary to consummate the transactions contemplated by this Section 3.12. For purposes of this Section 3.12, the “service territory” as it relates to Entergy’s obligations shall mean the geographic territory in which, prior to the Effective Time, Entergy and its Affiliates conduct the Transmission Business. For purposes of this Section 3.12, the “service territory” as it relates to ITC’s obligations shall mean the geographic territory in which, immediately following the Effective Time, ITC conducts the business directly related to the Transmission Assets. This Section 3.12 shall survive for five (5) years from the Effective Time; provided, however, that this Section 3.12 shall not apply to any specific Transferable Assets to the extent that the Entergy Regional State Committee shall unanimously determine that such Transferable Assets may not be transferred as contemplated by this Section 3.12.

Section 3.13 Supplemental Upgrades. Entergy and ITC agree that ITC’ revenue requirement for Supplemental Upgrades (as that term is defined in Entergy OATT) funded by members of the Entergy Group will be calculated using the ITC FERC-approved Transmission Formula Rate and collected from each member of the Entergy Group as appropriate given each Entergy Group member’s funding of such Supplemental Upgrades, rather than collected from all ITC Group wholesale customers under the same ITC FERC-approved Transmission Formula Rate.

Section 3.14 Securitization Costs. Entergy acknowledges and agrees that no member of the ITC Group shall be responsible to Entergy or to any storm restoration securitization entity for any payments or fund remittal relating to previously-securitized storm costs.

Section 3.15 No Representation or Warranty. EACH OF ITC, ENTERGY, THE UTILITY OPCOS, ESI AND TRANSCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE TRANSCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE

MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 3.15 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE.

ARTICLE IV

COMPLETION OF THE TRANSCO TRANSFER

Section 4.01 Separation Time. Subject to the satisfaction and waiver of the conditions set forth in Article IX, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article III in connection with the TransCo Transfer shall be 12:01 a.m., Central Time, on a day that is no more than one day before the Closing Date as Entergy may reasonably determine with the Internal Restructuring pursuant to and subject to the conditions in Section 1.01 (such time, the “Separation Time,” and such date the “Separation Date”) or such other time as determined pursuant to Section 3.10.

Section 4.02 Separation Deliveries.

(a) Agreements to be Delivered by Entergy. On the Separation Date, Entergy shall deliver, or shall cause its appropriate Subsidiaries to deliver, to TransCo all of the following instruments:

(i) all Transfer Documents as described in Section 4.04 and Section 4.05;

(ii) the Generation Interconnection Agreement, in a form to be negotiated in good faith within sixty (60) calendar days after the date hereof, which shall document the existing Entergy Group’s generating stations interconnected to the then-existing Transmission system of the Entergy Group and provide the terms under which such generation stations interconnect with the Transmission system of the applicable member of the TransCo Group following the Separation Date and shall contain such terms and conditions as are usual and customary for such types of agreements (the “Generation Interconnection Agreement”), duly executed by the members of the Entergy Group party thereto;

(iii) the Distribution-Transmission Interconnection Agreement substantially in the form attached hereto as Exhibit A (the “Distribution-Transmission Interconnection Agreement”), duly executed by the members of the Entergy Group party thereto;

(iv) the Transition Services Agreements, in a form to be negotiated in good faith within sixty (60) calendar days after the date hereof, which shall address how the applicable Parties will provide transition services to each other that are necessary to ensure the efficient and uninterrupted operation of the Transmission Business and the other businesses of Entergy immediately following the consummation of the TransCo Transfer (but with respect to the other businesses of Entergy, only to the extent that such disruption is a result of the TransCo Transfer); provided that the terms of any services shall be limited to one (1) year from the Closing Date, plus up to two (2) extensions at either Party’s option for up to six (6) months each, and shall contain such other terms and conditions as are usual and customary for such type of agreement, but in a manner that protects ITC’s independence for purposes of FERC requirements; provided, further, that the costs of services provided by Entergy shall be on an actual cost of services basis (the “Transition Services Agreements”), duly executed by the members of the Entergy Group party thereto;

(v) the Software/IP License Agreement, which shall include the licenses in Section 3.05(a)(vi)(3) and Section 3.05(a)(xiv), within sixty (60) calendar days after the date hereof and containing such terms and conditions as are usual and customary for such types of agreements (the “Software/IP License Agreement”), duly executed by the members of the Entergy Group party thereto;

(vi) the Telecom Agreement, within sixty (60) calendar days after the date hereof, which shall (A) provide the terms under which the applicable members of the TransCo Group will utilize the Entergy Group’s telecommunications systems that support operations of the Transmission Business until such time as use of such systems by the applicable members of the TransCo Group are no longer necessary, (B) provide that the applicable members of the TransCo Group shall have a right of use for Transmission function purposes with respect to any such systems owned or leased by a Utility OpCo, which right of use shall have preferential use over any contractual right of a third party or Affiliate of such Utility OpCo to use such systems which contractual right was not in existence as of the Separation Date, and (C) shall contain such terms and conditions as are usual and customary for such types of agreements (the “Telecom Agreement”), duly executed by the members of the Entergy Group party thereto;

(vii) the Joint Use / Pole Attachment Agreement, within sixty (60) calendar days after the date hereof, which shall provide the terms under which facilities of the Entergy Group and other third parties shall be allowed to remain attached to facilities of the applicable members of the TransCo Group after the Effective Date and shall contain such terms and conditions as are usual and customary for such types of agreements, duly by members of the Entergy Group party thereto (the “Joint Use / Pole Attachment Agreement”); and

(viii) any other Ancillary Agreements to which the Parties mutually agree.

(b) Agreements to be Delivered by TransCo. On the Separation Date, TransCo shall deliver, or shall cause the TransCo Subs to deliver, as appropriate, to Entergy, in each case where any member of the TransCo Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by each member of the TransCo Group that is a party thereto.

(c) Document Delivery. On the Separation Date, Entergy shall deliver, or shall cause its appropriate Subsidiaries to deliver, to TransCo the TransCo Books and Records, TransCo Contracts and any other documents that are Transmission Assets.

Section 4.03 Certain Resignations. At or prior to the Distribution Date, Entergy shall cause each employee and director of Entergy and its Subsidiaries who will not be employed by TransCo or a TransCo Sub after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of TransCo or any TransCo Sub on which they serve, and from all positions as officers of TransCo or any TransCo Sub in which they serve.

Section 4.04 Transfer of Transmission Assets and Assumption of Transmission Liabilities. In furtherance of the Conveyance of Transmission Assets and Transmission Liabilities provided in Section 3.01 and Section 3.02, on the Separation Date (and thereafter at any time upon the request of TransCo), (a) Entergy shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title and assignments of Contracts and Franchises (to the extent contemplated by Section 3.10(c)), Transferred IP, Consents (to the extent obtained) and Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Entergy’s and its Subsidiaries’ (other than TransCo and the TransCo Subs) right, title and interest in and to the Transmission Assets to TransCo and the TransCo Subs (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require Entergy or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement), and (b) TransCo shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Transmission Liabilities by TransCo. All of the foregoing documents contemplated by this Section 4.04 shall be referred to collectively herein as the “Entergy Transfer Documents.”

Section 4.05 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 3.03: (a) TransCo shall execute and deliver, and shall cause the TransCo Subs to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of TransCo’s and the TransCo Subs’ right, title and interest in and to the Excluded Assets to Entergy and its Subsidiaries (other than TransCo and the TransCo Subs) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require TransCo or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Entergy shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Entergy. All of the foregoing documents contemplated by this Section 4.05, together with the Entergy Transfer Documents, the “Transfer Documents.”

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.01 Release of Pre-Distribution Date Claims.

(a) TransCo Release. Except as provided in Section 5.01(d), Section 5.03 and Section 5.04, effective as of the Effective Time, TransCo does hereby, for itself and for each other member of the TransCo Group and all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the TransCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the Entergy Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the TransCo Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that TransCo and each member of the TransCo Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, TransCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Entergy Indemnitees from the Liabilities described in the first sentence of this Section 5.01(a).

(b) Entergy Release. Except as provided in Section 5.01(d) and Section 5.02, effective as of the Effective Time, Entergy does hereby, for itself and for each other member of the Entergy Group (except the Utility OpCos and ESI) and all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Entergy Group (except the Utility OpCos and ESI) (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the TransCo Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the TransCo Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Entergy and each member of the Entergy Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Entergy hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the TransCo Indemnitees from the Liabilities described in the first sentence of this Section 5.01(b).

(c) ESI and Utility OpCo Release. Except as provided in Section 5.01(d) and Section 5.02, effective as of the Effective Time, each of the Utility OpCos and ESI does hereby, for itself and all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any of the Utility OpCos or ESI (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the TransCo Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the TransCo Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that each of the Utility OpCos and ESI, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of the Utility OpCos and ESI hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the TransCo Indemnitees from the Liabilities described in the first sentence of this Section 5.01(c).

(d) No Impairment. Nothing contained in Section 5.01(a), Section 5.01(b) or Section 5.01(c) shall (i) limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (A) the obligation of TransCo to assume and satisfy the Transmission Liabilities, (B) the obligation of Entergy, ESI or the Utility OpCos to retain, assume and satisfy the Excluded Liabilities and (C) the obligations of Entergy, ESI, the Utility OpCos, ITC and TransCo to perform their obligations and indemnify each other under this Agreement, including pursuant to this Article V, and the Ancillary Agreements or (2) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c).

(e) No Actions as to Released Claims. Following the Closing, each of ITC and TransCo shall not, and shall cause each of their respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Entergy or any member of the Entergy Group, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(a). Entergy shall not, and shall cause each other member of the Entergy Group (except the Utility OpCos and ESI) not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TransCo or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(b). ESI and each of the Utility OpCos shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TransCo or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.01(c).

In addition, nothing in this Section 5.01 shall release TransCo or any other member of the TransCo Group from indemnifying any current or former director, officer, manager, employee or agent of Entergy, any Utility OpCo, ESI or any other member of the Entergy Group who was a director, officer, manager, employee or agent of TransCo or any other member of the TransCo Group prior to the Distribution Date if such person was entitled to a right of indemnification pursuant to the organizational documents of TransCo or any TransCo Sub or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is (a) an Excluded Liability retained by Entergy or any other member of the Entergy Group (other than ESI or a Utility OpCo), Entergy shall indemnify TransCo for such

Liability (including TransCo’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 5.03 and (b) an Excluded Liability retained by ESI or a Utility OpCo, ESI or such Utility OpCo, as the case may be, shall indemnify TransCo for such Liability (including TransCo’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 5.04.

Section 5.02 Indemnification by ITC and the TransCo Group. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, ITC and TransCo shall, on a joint and several basis, indemnify, defend and hold harmless the Entergy Indemnitees from and against, and shall reimburse such Entergy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Effective Time, out of any of the following items (without duplication):

(a) the Transmission Liabilities, including after the Effective Time, the failure of TransCo or any other member of the TransCo Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any breach by ITC, TransCo or any other member of the TransCo Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Effective Time; and

(c) any breach by ITC or any of its Affiliates of any covenant or inaccuracy of any representation and warranty of ITC that survives the Closing under Section 8.01 of the Merger Agreement.

Section 5.03 Indemnification by Entergy. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Entergy shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the TransCo Indemnitees from and against, and shall reimburse such TransCo Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Effective Time, out of any of the following items (without duplication):

(a) any Excluded Liabilities retained by Entergy or any member of the Entergy Group, including the failure of Entergy or any other member of the Entergy Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, provided, however, that for purposes of this Section 5.03(a), “member of any Entergy Group” shall not include any Utility OpCo;

(b) any breach by Entergy or any other member of the Entergy Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Separation Time; and

(c) any breach by Entergy or any of its Affiliates of any covenant or inaccuracy of any representation and warranty made by Entergy that survives the Closing under Section 8.01 of the Merger Agreement.

Section 5.04 Indemnification by the Utility OpCos. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, each Utility OpCo, shall indemnify, defend and hold harmless the TransCo Indemnitees from and against, and shall reimburse such TransCo Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Effective Time, out of any of the following items (without duplication):

(a) any Excluded Liabilities retained by such Utility OpCo, including the failure of such Utility OpCo to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities; and

(b) any breach by such Utility OpCo of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements.

Section 5.05 Survival. No claim or cause of action for indemnification under Section 5.02(c) or Section 5.03(c), in each case with respect to a breach or any inaccuracy of any representation and warranty only, may be made following the termination of the applicable survival period set forth in Section 8.01 of the Merger Agreement; it being understood that in the event notice of any claim for indemnification under Section 5.02(c) or Section 5.03(c) shall have been given within the applicable survival period set forth in Section 8.01 of the Merger Agreement, it being understood that in the event notice of any claim for indemnification under Section 5.02(c) or Section 5.03(c) shall have been given within the applicable survival period set forth in Section 8.01 of the Merger Agreement, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. For purposes of this Article V in determining whether any representation or warranty, as applicable, set forth in the Merger Agreement is inaccurate, and for purposes of determining the amount of Losses resulting therefrom, any and all “ITC MAE,” “Transmission Business MAE,” “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded.

Section 5.06 Baskets and Cap. ITC and TransCo’s obligation to indemnify Entergy Indemnitees for Losses pursuant to Section 5.02(c) (with respect to a breach or inaccuracy of any representation and warranty only) and Entergy’s obligation to indemnify TransCo Indemnitees for Losses pursuant to Section 5.03(c) (with respect to a breach or inaccuracy of any representation and warranty only) are subject to the limitation that no indemnification shall be made by (a) ITC and TransCo or (b) Entergy, as the case may be, with respect to any claim (including any Losses) unless (1) the Losses relating to such claim or series of related claims is greater than $250,000, and in any such event, if such Losses do not exceed $250,000, such Losses shall not be applied to or considered for purposes of determining whether Losses have accrued in excess of a Basket, and the aggregate amount of Losses for which indemnification may be sought hereunder exceeds eighteen million nine hundred thirty thousand dollars ($18,930,000) (each, a “Basket”), at which point (i) ITC and TransCo or (ii) Entergy, as the case may be, shall be liable for the amount of such Losses in excess of the applicable Basket. In no event shall ITC and TransCo’s obligation to indemnify Entergy Indemnitees for applicable Losses pursuant to Section 5.02(c) or Entergy’s obligation to indemnify TransCo Indemnitees for Losses pursuant to Section 5.03(c) exceed seven hundred fifty seven million dollars ($757,000,000) in the aggregate.

Section 5.07 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 5.07(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Entergy Indemnitee or a TransCo Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 5.09(a), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article V to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnittee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 5.07, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim, (v) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder or (vi) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.04, the Merger Agreement or any Ancillary Agreement, absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Transmission Liability or Excluded Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party.

Section 5.08 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article V will (i) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”) and (ii) be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article V; provided, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The term “Net-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Indemnitee against, or reimburse any Indemnitee for, any Liability, such amount will be increased to take account of all or any portion of the indemnification payment (including any increase of the indemnification payment attributable hereto) being properly includable in the income of the Indemnitee; provided that any such increase shall be net of any Tax benefit attributable to the capitalization or deduction of such Liability of the Indemnitee. For purposes of determining Net-Tax Basis, any inclusion in income or Tax benefit shall be determined on a hypothetical basis (i) using the highest federal marginal corporate tax rate in the applicable year of inclusion plus three percent (3%), (ii) assuming that the Indemnitee will be liable for Taxes at such rate and has no net operating losses, capital losses or tax credits, (iii) assuming that any Tax benefit is used at the earliest date allowable by applicable Law and (iv) for purposes of calculating the Tax benefit attributable to amounts that will be depreciated or amortized in the future, utilizing a discount rate equal to six percent (6%).

Section 5.09 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 5.07, and subject to the provisions of Article VI with respect to Taxes, which shall remain exclusive as to the subject matter thereof, Entergy and TransCo shall jointly control the defense of any and all Actions pending at the Separation Time which relate to or arise out of the Transmission Business, the Transmission Assets or the Transmission Liabilities and as to which a member of the Entergy Group is also named as a target or defendant thereunder, including those Actions listed on Schedule 5.09(a) (but excluding any such Actions that solely relate to or solely arise in connection with the Transmission Business, the Transmission Assets or the Transmission Liabilities, the defense of which shall be controlled solely by TransCo); provided, however, that (i) Entergy and TransCo shall defend such Actions in good faith, (ii) Entergy and TransCo shall reasonably consult with the other on a regular basis with respect to strategy and developments with respect to any such Action, (iii) each of Entergy and TransCo shall have the right to participate in and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) each of Entergy and TransCo must consent, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require either Party (or any of its Affiliates) to admit any guilt or fault or incur any Liability, does not release such Party (or any of its Affiliates) completely in connection with such Action, or imposes injunctive or other equitable relief against such Party (or any of its Affiliates). After any such compromise, settlement, consent to entry of judgment or entry of judgment, Entergy and TransCo shall agree upon a reasonable allocation to TransCo of, and TransCo shall be responsible for or receive, as the case may be, TransCo’s proportionate share of any such compromise, settlement, consent or judgment attributable to the TransCo Business, the Transmission Assets or the Transmission Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article V shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 5.10 Payments. Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

Section 5.11 Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by Article VI, employees or employee matters shall be governed by the Employee Matters Agreement and, in the event of any inconsistency between the Employee Matters Agreement and this Agreement, the Employee Matters Agreement shall control. The procedures relating to indemnification for Tax matters shall be governed by Article VI.

ARTICLE VI

TAX MATTERS

Section 6.01 ITC and TransCo Covenants. During the Restriction Period, neither ITC nor TransCo shall, nor shall either of them authorize or permit any member of the ITC Group to, do any of the following (each, a “Prohibited Act”), except to the extent provided for in this Agreement, the Merger Agreement, or the Ancillary Agreements:

(a) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of ITC’s or TransCo’s charter or bylaws or otherwise);

(b) cause or permit any merger or consolidation of TransCo with or into any other Person;

(c) cause or permit the liquidation, dissolution or partial liquidation (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code) of ITC or TransCo;

(d) in a single transaction or series of transactions, sell or transfer more than 60% of the fair market value of the Transmission Assets that were transferred to TransCo pursuant to this Agreement;

(e) redeem, repurchase, or otherwise reacquire (directly or through any member of the ITC Group) any ITC Capital Stock or TransCo Capital Stock, except in the ordinary course in connection with the exercise or vesting of equity-based awards granted under any employee or director benefit plan or other employee or director benefit plan arrangement of ITC or TransCo or members of the ITC Group (including in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with such exercises or vesting) or pursuant to the ITC dividend reinvestment plan;

(f) issue any ITC Capital Stock or TransCo Capital Stock or any interest in any member of the ITC Group treated as equity in such member for United States federal income tax purposes (including, without limitation, options, rights, warrants, or securities including derivatives with respect to any such ITC Capital Stock or TransCo Capital Stock or equity interest in any member of the ITC Group); provided, however, that ITC, TransCo and any member of the ITC Group may issue (i) options provided to employees, consultants, or directors, under an ITC or TransCo stock option plan, equity incentive plan, director stock option plan or similar plan (A) in connection with the performance of services for ITC, TransCo or a member of the ITC Group, (B) which are nontransferable within the meaning of Treasury Regulation Section 1.83-3(d), and (C) which do not have a readily ascertainable fair market value as defined in Treasury Regulation Section 1.83-7(b); (ii) shares to any person in connection with such person’s performance of services as an employee, director or independent contractor for ITC, TransCo, or a member of the ITC Group to the extent Section 83 or Section 421 of the Code applies to the issuance of such shares (including shares issued pursuant to the exercise of options, whether such options were issued prior to, in connection with, or after the Separation); (iii) without duplication, (A) any TransCo Employee Shares (including Disqualified Shares) or (B) shares attributable to stock options or restricted shares included in the calculation of the number of shares of ITC Common Stock on a Fully Diluted Basis pursuant to Section 1.02 of the Merger Agreement; (iv) shares acquired by a retirement plan of Entergy or TransCo (or a retirement plan of any other person that is treated as the same employer as Entergy or TransCo under Section 414(b), (c), (m), or (o) of the Code) that qualifies under Section 401(a) or 403(a) of the Code, provided that the acquisition of such shares is not disqualified pursuant to Treasury Regulations Section 1.355-7(d)(9)(ii); and (v) shares issued pursuant to a pro rata stock split with respect to all shareholders of ITC Common Stock (in which there is no payment of cash in lieu of fractional shares); provided, further, however, that ITC, TransCo and members of the ITC Group may not issue any such options or shares described in clauses (i) and (ii) above to any acquirer if such acquirer or a coordinating group (within the meaning of Treasury Regulation Section 1.355-7(h)(4)) of which such acquirer is a member is a controlling shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(3)) or a ten percent (10%) shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) of the acquired corporation (ITC or TransCo) immediately after the acquisition.

(g) amend its certificate of incorporation (or other organizational documents), or take any recapitalization action, whether through a stockholder vote or otherwise, that would, in each case, affect the relative voting rights of the separate classes of ITC Capital Stock or TransCo Capital Stock (including, without limitation, through the conversion of one class of ITC Capital Stock or TransCo Capital Stock into another class of TransCo Capital Stock);

(h) modify, repurchase, defease, satisfy or discharge the TransCo Securities, other than in accordance with their terms, if such action could result in the TransCo Securities failing to qualify as “securities” as that term is used in Section 361 of the Code;

(i) take any action that could, or fail or omit to take any action the failure or omission of which could, result in TransCo ceasing to be actively engaged in the active conduct of a trade or business for purposes of Section 355(b) of the Code;

(j) (A) take any action, or permit any other member of the ITC Group to take any action, where the taking of such action could reasonably be expected to have, in the aggregate and taking into account the transactions contemplated by the Merger Agreement, the effect of causing or permitting one or more persons (including persons acting in concert) to acquire a fifty percent (50%) or greater interest in TransCo for purposes of Section 355(d) or (e) of the Code, or (B) fail or omit to take any action, or permit any other member of the ITC Group or TransCo Group to fail or omit to take any action, where ITC or any other member of the ITC Group, or any of their respective officers or directors, have actual knowledge that the failure or omission to take such action would reasonably be expected to have, in the aggregate and taking into account the transactions contemplated by the Merger Agreement, the effect of causing or permitting one or more persons (including persons acting in concert) to acquire a fifty percent (50%) or greater interest in TransCo for purposes of Section 355(d) or (e) of the Code; or

(k) (k) (A) take any action, or permit any other member of the ITC Group to take any such action, where the taking of such action could reasonably be expected to cause the Distribution, Entergy Contribution or the Internal Restructuring to fail to qualify for clause (i), (ii), or (iii) of the definition of Intended Tax-Free Treatment, or (B) fail or omit to take any action, or permit any other member of the ITC Group or TransCo Group to fail or omit to take any action, where ITC or any other member of the ITC Group, or any of their respective officers or directors, have actual knowledge that the failure or omission to take such action would reasonably be expected to cause the Distribution, Entergy Contribution or the Internal Restructuring to fail to qualify for clause (i), (ii), or (iii) of the definition of Intended Tax-Free Treatment.

Notwithstanding anything to the contrary in this Agreement, ITC, TransCo and any member of the ITC Group may engage in any of the foregoing Prohibited Acts if prior to taking any such Prohibited Act, ITC has obtained, at its sole cost, a tax opinion by a Tax Expert which opinion, in form as well as substance, is reasonably satisfactory to Entergy and such opinion states that ITC, TransCo or the applicable member of the ITC Group engaging in such Prohibited Act will not alter the conclusion in clauses (i), (ii) and (iii), if applicable, of the definition of Intended Tax-Free Treatment. An opinion will be “reasonably satisfactory” only if it is a “will” opinion constituting a “covered opinion” within the meaning of Circular 230; provided, however, for the avoidance of doubt, that any such “covered opinion” may be a “limited scope opinion” within the meaning of Circular 230, addressing only the impact of engaging in such Prohibited Act on the conclusion in clauses (i), (ii) and (iii), if applicable, of the definition of Intended Tax-Free Treatment. For the further avoidance of doubt, any Prohibited Act with respect to which ITC obtains an opinion pursuant to the preceding sentence shall continue to be a Prohibited Act for purposes of Section 6.03(a). Neither ITC nor TransCo shall, nor shall either of them cause any member of the ITC Group to, take any action that could cause any of the material facts or representations made in the Tax Documents or in this Agreement to be false, inaccurate or incomplete in any material respect; provided, however, that Entergy shall not make any representation in the Tax Documents that will materially affect either TransCo or ITC on or after the date of the Distribution without the prior written consent of ITC.

Section 6.02 Tax Indemnification by Entergy.

(a) From and after the Closing Date, Entergy shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the TransCo Indemnitees from and against, and shall reimburse such TransCo Indemnitees with respect to, any and all Losses that result from, relate to or arise out of, whether prior to or following the Separation Time, (i) any Tax Liability (for which there is a Final Determination) of Entergy or any member of the Entergy Group, including any Tax Liability (for which there is a Final Determination) under Treasury Regulations Section 1.1502-6 (or any similar principle of foreign, state or local law), as a transferee, successor, by contract, or otherwise; (ii) any Tax Liability (for which there is a Final Determination) of TransCo or any of its Subsidiaries for any Pre-Distribution Taxable Year; (iii) any Tax Liability for which Entergy is liable under Section 3.06(b)(i) or Section 3.06(b)(iv) (for which there is a Final Determination), except in the case of each of (i), (ii), and (iii) for any Tax Liability arising from the breach of Section 6.01; and (iv) any Tax Liability resulting from a breach of the covenants in Section 8.09 or Section 1.01(b) (each such Tax Liability, a “TransCo Tax Loss”). Entergy’s obligation hereunder will be determined on a Net-Tax Basis.

(b) Each TransCo Indemnitee may seek indemnification for any TransCo Tax Loss or potential TransCo Tax Loss suffered by such TransCo Indemnitee by giving notice to Entergy, specifying (i) the basis for such allegation and a description of the TransCo Tax Loss and (ii) if known, the aggregate amount of TransCo Tax Losses for which a claim is being made under this Section 6.02, including a detailed computation of such TransCo Tax Loss or, to the extent that the aggregate amount of such TransCo Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such TransCo Tax Losses. Notice to Entergy of the existence of a claim shall be given by the applicable TransCo Indemnitee as soon as practicable after such TransCo Indemnitee receives written notice of a claim; provided, that any failure to provide such prompt notice of the existence of a claim to Entergy shall not affect such TransCo Indemnitee’s right to seek indemnification pursuant to this Section 6.02, except and only to the extent that such failure results in a lack of actual notice to Entergy and Entergy has been materially prejudiced as a result of such delay.

(c) The indemnification obligations and the remedies provided in this Section 6.02 shall be each TransCo Indemnitee’s sole remedy against Entergy for TransCo Tax Losses.

Section 6.03 Tax Indemnification by TransCo.

(a) From and after the Closing Date, ITC shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Entergy Indemnitees from and against, and shall reimburse such Entergy Indemnitees with respect to, any and all Losses that result from, relate to or arise out of (i) Tax Liability (for which there is a Final Determination) for which TransCo is liable under Section 3.06(a)(i) or Section 3.06(a)(v) and (ii) any Tax Liability (for which there is a Final Determination) of Entergy, any member of the Entergy Group, ITC, TransCo or any member of the ITC Group arising from ITC, TransCo or any member of the ITC Group engaging in any Prohibited Act that results in the failure of the Transactions to qualify for the Intended Tax-Free Treatment (each such Tax liability, an “Entergy Tax Loss”). ITC’s obligation hereunder will be determined on a Net-Tax Basis.

(b) Each Entergy Indemnitee may seek indemnification for any Entergy Tax Loss or potential Entergy Tax Loss suffered by such Entergy Indemnitee by giving notice to ITC, specifying (i) the basis for the claim that is alleged to give rise to indemnification, if applicable, (ii) the basis for such allegation and a description of the Entergy Tax Loss and (iii) if known, the aggregate amount of Entergy Tax Losses for which a claim is being made under this Section 6.03, including a detailed computation of such Entergy Tax Loss or, to the extent that the aggregate amount of such Entergy Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such Entergy Tax Losses. Notice to ITC of the existence of a claim shall be given by the applicable Entergy Indemnitee as soon as practicable after such Entergy Indemnitee receives written notice of a claim; provided, that any failure to provide such prompt notice of the existence of a claim to ITC shall not affect such Entergy Indemnitee’s right to seek indemnification pursuant to this Section 6.03, except and only to the extent that such failure results in a lack of actual notice to ITC and ITC has been materially prejudiced as a result of such delay.

(c) The indemnification obligations and the remedies provided in this Section 6.03 shall be each Entergy Indemnitee’s sole remedy against TransCo for Entergy Tax Losses.

Section 6.04 Tax Audits.

(a) In the event ITC or TransCo receives written notice of any Tax Controversy relating to the Transactions and with respect to a Tax for which ITC or TransCo believes Entergy is or may be responsible pursuant to Section 6.02, ITC or TransCo shall notify Entergy in writing within thirty (30) Business Days after the receipt by ITC or TransCo of such notice; provided, that any failure to provide such prompt notice of the existence of a Tax Controversy to Entergy shall not result in any liability of ITC or TransCo hereunder, except to the extent that Entergy is materially prejudiced thereby.

(b) In the event Entergy receives written notice of a Tax Controversy relating to the Transactions and with respect to a Tax for which Entergy believes TransCo is or may be responsible pursuant to Section 6.03, Entergy shall notify TransCo in writing within thirty (30) Business Days after the receipt by Entergy of such notice; provided, that any failure to provide such prompt notice of the existence of a Tax Controversy to TransCo shall not result in any liability of Entergy hereunder, except to the extent that TransCo is materially prejudiced thereby.

(c) Entergy and ITC shall have the right to jointly contest any Tax Controversy (and neither party shall settle or compromise any such Tax Controversy without the prior written consent of the other) relating to any Taxes which could give rise to an indemnity obligation of ITC or TransCo under Section 6.03(a)(ii); provided that if Entergy agrees in writing that ITC would have no liability for any Losses arising out of a Final Determination for Taxes with respect to such Tax Controversy pursuant to Section 6.03(a)(ii),

Entergy shall be entitled to sole control of such Tax Controversy and may settle or compromise such Tax Controversy in its sole discretion. For the avoidance of doubt, ITC’s involvement and participation in any such Tax Controversy shall at all times be limited to the legal and factual issues that, if resolved adversely to Entergy or any member of the Entergy Group, could give rise to the indemnity obligation of ITC pursuant to Section 6.03(a)(ii).

Section 6.05 Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

Section 6.06 Survival. The indemnification obligations in this Article VI shall survive the Closing sixty (60) days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.01 Confidentiality.

(a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed to each other Information, including Confidential Information. The Parties agree that, after the Separation Time, Information that constitutes a Transmission Asset shall be Information of TransCo for purposes of this Section 7.01 and Entergy shall be deemed a receiving party of such Information for purposes of this Section 7.01.

(b) The Parties shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Group; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and, to the extent commercially practicable, shall provide the other Party thirty (30) calendar days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(c) Each Party acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other Party or its Affiliates entered into with a third party prior to the Effective Time. Such Party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Separation Time or, if more restrictive, the terms set forth herein.

(d) Upon the written request of a Party, the other Party shall take reasonable steps to promptly (i) deliver to such requesting Party all original copies of Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries that is in the possession of the non-requesting Party and that is not material to and is neither required by nor relates to the business of the non-requesting Party and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the non-requesting Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of such Party. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

(e) For purposes of this Section 7.01, ITC shall not be deemed a Party. The provisions of this Section 7.01 are in furtherance of, and do not limit the obligations of the parties to the Merger Agreement pursuant to Section 5.04 of the Merger Agreement; provided, that the provision of Information of ITC or any Person who is an Affiliate of ITC immediately prior to the Separation Time shall be governed exclusively by Section 5.04 of the Merger Agreement.

Section 7.02 Access to Personnel and Property. From and after the Separation Time until the sixth anniversary of the Separation Time, each of Entergy and TransCo shall afford to the other, at such requesting Party’s expense on a time and materials basis, and its Representatives, reasonable access during normal business hours, subject to the restrictions for privileged or Confidential Information set forth in this Agreement and to the requirements of any applicable state and/or federal regulation such as a code of conduct or standard of conduct (provided, that the Parties will arrange for appropriate substitute access of disclosure to the extent necessary to comply with any such regulation), to the personnel, properties, and, in connection with access to such personnel and properties, Information of such Party and its

Subsidiaries insofar as such access is reasonably required by the other Party, upon the reasonable prior written request by such Party for access to specific and identified personnel, properties and Information, and only for the duration such access is reasonably requested by the other Party, and (i) relates to such other Party or, in the case of requests from Entergy, the Transmission Assets prior to the Separation Time, and in the case of requests from TransCo, the Transmission Business, prior to the Separation Time or (b) is reasonably required by a Party to perform its obligations under any Ancillary Agreement to which such Party or any of its Affiliates is a party; provided, however, that the Party providing such access may require that such Representatives execute a confidential non-disclosure agreement agreeing to be bound by the provisions of this Article VII, unless such individual is already subject to a non-disclosure agreement containing at least substantially the same terms and conditions as this Article VII with respect to Confidential Information; and provided, further, that nothing in this Section 7.02 shall be deemed to grant TransCo or any TransCo Sub any license, easement, servitude or similar right with respect to any real property that is an Excluded Asset.

Section 7.03 Witness Services. For a period of six (6) years from and after the Separation Time (or for any pending matter arising prior to the expiration of such period), each of Entergy, TransCo and ITC shall use its commercially reasonable efforts to make available to the other, upon reasonable prior written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement (except for claims, demands or Actions between members of each Group) and (b) there is no conflict in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such persons.

Section 7.04 Privileged Matters.

(a) Pre-Transfer Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Time have been and will be rendered for the collective benefit of Entergy and its Affiliates and TransCo and its Affiliates, and that each of Entergy and its Affiliates and TransCo and its Affiliates should be deemed to be the client with respect to such pre-transfer services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Transfer Services. The Parties recognize that legal and other professional services will be provided following the Separation Time that will be rendered solely for the benefit of Entergy or TransCo and their respective Affiliates, as the case may be. With respect to such post-transfer services, the Parties agrees as follows:

(i) Entergy shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the businesses conducted by Entergy other than the Transmission Business, whether or not the privileged information is in the possession of or under the control of Entergy or

TransCo. Entergy shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Excluded Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Entergy, whether or not the privileged information is in the possession of or under the control of Entergy or TransCo; and

(ii) TransCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Transmission Business, whether or not the privileged information is in the possession of or under the control of Entergy or TransCo. TransCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Transmission Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by TransCo, whether or not the privileged information is in the possession of or under the control of Entergy or TransCo.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.04, with respect to all privileges not allocated pursuant to the terms of Section 7.04(b). All privileges relating to any claims, proceedings, litigation, disputes or other matters that involve both Entergy and TransCo in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege that could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) calendar days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Affiliates regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Affiliate thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information which such Party knows is subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Affiliates’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.04 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Entergy and TransCo as set forth in Section 7.01 and this Section 7.04, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 7.02 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.03 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.09(a) and this Section 7.04 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, the Merger Agreement or otherwise.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Further Assurances. Subject to the limitations or other provisions of this Agreement (including Article II), the Merger Agreement and any Ancillary Agreement, (i) each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement and the Ancillary Agreements, including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder or in any Ancillary Agreement within its reasonable control and to perform all covenants and agreements herein or any Ancillary Agreement applicable to such Party and (ii) none of the Parties will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under the Merger Agreement, this Agreement or the Ancillary Agreements, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation.

Section 8.02 Non-Solicitation; No Hiring.

(a) Each of ITC and TransCo agrees that, for a period of twenty-four (24) months from the Closing Date (the “Restricted Period”), it shall not, and shall cause each of its Affiliates not to, without obtaining the prior written consent of Entergy, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Entergy Group who, at any time between the date of this Agreement and the expiration of the Restricted Period, performs work directly or indirectly related to or in support of the transmission or distribution functions of any member of the Entergy Group; provided, however, that (i) none of ITC, TransCo or any of their Affiliates shall be deemed to have solicited any such person who is an employee of any member of the Entergy Group and responds to any general media advertisement or job posting placed by or on behalf of ITC, TransCo or any of their Affiliates or such person is contacted by an employment search firm engaged by ITC, TransCo or any of their Affiliates that is not specifically directed to solicit persons employed by any member of the Entergy Group and (ii) ITC, TransCo or any of their Affiliates may solicit for employment and employ any such person who has been terminated by a member of the Entergy Group or put on notice by the applicable Entergy Group employer that his or her employment is scheduled to be terminated or has not been employed by a member of the Entergy Group for a period greater than six (6) months.

(b) Entergy agrees that, during the Restricted Period, it shall not, and shall cause its Affiliates not to, without obtaining the prior written consent of TransCo, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any former employees of Entergy or its Affiliates who were employees of the TransCo Group as of immediately following the Closing (each a “Former Employee”); provided, however, that (i) neither Entergy nor any of its Affiliates shall be deemed to have solicited any Former Employee who responds to any general media advertisement or job posting placed by or on behalf of Entergy or any of its Affiliates or such person is contacted by an employment search firm engaged by Entergy or any of its Affiliates that is not specifically directed to solicit Former Employees and (ii) Entergy and its Affiliates may solicit and employ any such person who has been terminated by a member of the TransCo Group or notified by the applicable TransCo Group employer that his or her employment is scheduled to be terminated or has not been employed by a member of the TransCo Group for a period greater than six (6) months.

Section 8.03 Transitional Use of Signage and/or Other Materials Incorporating Entergy’s Name or Other Logos.

(a) “Entergy Names and Marks” includes (i) all trademarks that were used in the Transmission Business but are not Transmission Assets, including, but not limited to, the name “Entergy Corporation” (in any style or design) or the name of any other member of the Entergy Group, any trademark derived from, confusingly similar to or including any of the foregoing, (ii) all trademarks registered by Entergy in its name prior to the Separation Date and (iii) the reputation or goodwill of any member of the Entergy Group. TransCo, on behalf of itself and its Affiliates, acknowledges that it will have no ongoing claim or rights in or to the Entergy Names or Marks. Except as set forth herein, TransCo and its Affiliates shall not use or permit their respective Subsidiaries to use any Entergy Names or Marks in the operation of the Transmission Business, and TransCo and its Affiliates shall, as soon as practicable, and in any event within one (1) year following the Closing Date, remove or cause the removal of all Entergy Names and Marks from all emergency phone number signage and any other public-facing signage or other items utilizing Entergy Names and Marks at each Transmission Substation Facility and other facilities of TransCo and its Affiliates. From the Closing until such removal occurs, Entergy grants TransCo and its Affiliates a non-exclusive license to use the Entergy Names and Marks consistent with this Section 8.03. Except as expressly provided in this Section 8.03, Entergy reserves for itself and its Affiliates all rights in the Entergy Names and Marks, and no other rights therein are granted to TransCo or any of its Affiliates, whether by implication, estoppel or otherwise. All use of the Entergy Names and Marks by TransCo and its Affiliates shall inure to the benefit of Entergy and its Affiliates.

(b) The license granted under this Section 8.03 may be terminated by written notice if TransCo or any of its Affiliates is in material breach of any provision hereof that remains uncured for more than twenty (20) calendar days after written notice thereof from Entergy. Upon such termination of the license granted hereunder for any reason, TransCo shall not use, and shall cause its Affiliates to not use, any of the Entergy Names and Marks.

(c) Notwithstanding anything to the contrary provided in this Section 8.03, at all times after Closing, TransCo may use the name “Entergy Corporation” and other names of a member of the Entergy Group (i) to describe the historical relationship of TransCo and Entergy and as permitted by Law and (ii) on any legal documents, business correspondence and similar items that are not public facing or do not confuse the public as to the separate legal status of the TransCo Group and the Entergy Group. At TransCo’s request, for the duration of the term of the Transition Services Agreement, Entergy shall display on its websites, in the locations previously addressing the Transmission Business, a mutually agreed statement about the transactions contemplated hereby and link to website(s) designated by TransCo.

Section 8.04 Removal of Tangible Assets.

(a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Transmission Assets that are located at any facilities of any member of the Entergy Group which facilities are not substations that contain Transmission Substation Facilities shall be moved as promptly as practicable after the Separation Time from such facilities, at Entergy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Entergy Group and to not cause damage to such facility, and such member of the Entergy Group shall provide reasonable access to such facility to effectuate the same.

(b) Except as may be otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Transmission Line Facilities or Transmission Substation Facilities shall be moved as promptly as practicable after the Separation Time from such facilities, at Entergy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the TransCo Group and to not cause damage to such Transmission Line Facility or Transmission Substation Facility, and such member of the TransCo Group shall provide reasonable access to such Transmission Line Facility or Transmission Substation Facility to effectuate such movement.

Section 8.05 Entergy Guarantees. ITC and TransCo acknowledges that in the course of conduct of the Transmission Business, Entergy and its Affiliates may have entered into various Entergy Guarantees. Section 2.05(e) of the Entergy Disclosure Letter attached to the Merger Agreement lists and describes all material Entergy Guarantees existing as of the date of that Agreement. As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all material Entergy Guarantees and/or related Contracts have been provided to ITC. Within forty-five (45) days of the date of this Agreement, Entergy shall deliver to ITC a list of all other Entergy Guarantees and/or related Contracts and, thereafter, promptly provide ITC a copy of such other Entergy Guarantees and/or related Contracts. From the date of this Agreement Entergy shall supplement the material Entergy Guarantees set forth on Section 2.05(e) of the Disclosure Letter attached to the Merger Agreement from time to time prior to the Closing Date to include any additional material Entergy Guarantees that are incurred after the date of this Agreement and shall provide a copy of such Entergy Guarantee and/or related Contract to ITC promptly following its effectiveness. ITC agrees that it shall use its commercially reasonable efforts to novate, assign or replace such Entergy Guarantees with an ITC guarantor or an Affiliate of ITC as guarantor, which shall be in effect at the Closing and shall, in each case, release Entergy and its Affiliates from any Liability with respect to such Entergy Guarantees. Following the Closing, if the Parties were unable to novate, assign or replace any such Entergy Guarantees prior to the Closing, ITC will (i) continue to use its commercially reasonable efforts to novate, assign or replace such Entergy Guarantees with a TransCo guarantor or an Affiliate of TransCo as guarantor and (ii) indemnify, defend and hold harmless Entergy and its Affiliates against, and reimburse Entergy and its Affiliates for, any Losses of Entergy and its Affiliates incurred because any such Entergy Guarantee is called upon and Entergy or its Affiliate is required to make any material payment under any such Entergy Guarantee. ITC’s commercially reasonable efforts with respect to this Section 8.05 shall not require ITC to take any action that would be reasonably expected to expose it, TransCo or any other member of the TransCo Group to any material incremental expenses or losses of benefits.

Section 8.06 Insurance Matters.

(a) Notwithstanding anything to the contrary herein, from and after the Separation Time, TransCo, the Transmission Assets and the Transmission Business shall be, and shall continue to be, covered under insurance policies of Entergy or its Subsidiaries (as applicable), to the extent insurance coverage exists, until the Effective Time.

(b) Subject to, and other than as set forth in, Sections 8.06(c) through (e) ITC acknowledges that: (i) coverage for TransCo, the Transmission Assets and the Transmission Business for the period after the Effective Time under all of the insurance policies maintained by Entergy prior to the Effective Time will be terminated effective as of the Effective Time and (ii) upon such termination, TransCo, the Transmission Assets and the Transmission Business will cease to be covered under such policies with respect to the period after the Effective Time.

(c) For any claim asserted against any TransCo or any TransCo Sub after the Effective Time arising out of an occurrence taking place prior to the Effective Time (“Post-Closing Claims”), TransCo and each TransCo Sub may access coverage under the occurrence-based insurance policies of Entergy or its Subsidiaries (as applicable) issued or in place prior to the Effective Time under which TransCo or any TransCo Sub is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Effective Time, TransCo or any TransCo Sub may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Entergy and its Subsidiaries (as applicable) shall cooperate with TransCo and the TransCo Subs in connection with the tendering of such claims; provided, however, that (i) TransCo or the TransCo Subs shall promptly notify Entergy of all such Post-Closing Claims and (ii) ITC shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. In the event that a Post-Closing Claim relates to the same occurrence for which Entergy or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of TransCo or any TransCo Sub (as applicable) and Entergy or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(d) Entergy shall maintain in effect for not less than six (6) years after the Effective Time, by prepaid run-off, “tail coverage” endorsement or otherwise (including, by continuing to provide coverage under Entergy existing policies), the coverage provided by directors’ and officers’ liability and fiduciary liability insurance under which TransCo and the TransCo Subs are insured as of immediately prior to the Effective Time; provided, that Entergy may substitute prepaid policies of at least the same coverage containing terms and conditions that are no less advantageous to TransCo or any TransCo Sub so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

Section 8.07 Casualty and Condemnation. If, between the date hereof and the Separation Time, there shall occur any physical damage to or destruction of, or theft of similar loss of, any of the tangible Assets described in Section 3.05(a) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any of the Assets described in Section 3.05(a) (a “Condemnation Event”), then (i) if such Casualty Loss or Condemnation Event is material to the Transmission Business, Entergy shall promptly give notice to ITC thereof and of Entergy’s estimate of the amount of casualty insurance or condemnation proceeds, if any, payable to Entergy or its Affiliates in respect thereof, (ii) Entergy shall use its reasonable best efforts to (A) replace or repair (as applicable) the asset or property related to such Casualty Loss, and (B) replace the asset or property that has been condemned or taken as necessary consistent with prudent operation of the Transmission Business, (iii) if the Separation is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken Assets have not been repaired or replaced as of the Separation Time, then, without limiting ITC’s or any member of the TransCo Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Entergy or any of its Affiliates with respect to such Casualty Loss or Condemnation Event have been collected,

Entergy shall, or shall cause its Affiliate to, pay to TransCo (x) the aggregate amount, if any, of such casualty insurance proceeds described above in connection with such Casualty Loss, (y) the aggregate amount, if any, of such business interruption insurance proceeds described above that were paid in connection with such Casualty Loss, and (z) the aggregate amount, if any, of such condemnation proceeds described above in connection with such Condemnation Event. Entergy shall, and shall cause its Affiliates to, use all reasonable best efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds paid to Entergy shall be included as a Transmission Asset and not be distributable cash available to Entergy or any other member of the Entergy Group.

Section 8.08 Ancillary Agreements. Each of ITC and Entergy will negotiate in good faith, within sixty (60) calendar days after the date hereof, the Generation Interconnection Agreements, the Transition Services Agreements, the Software/IP License Agreement, the Telecom Agreement, the Joint Use / Pole Attachment Agreement and the Facilities Charge Agreement, in each case in the manner contemplated by Section 4.01(a). In the event ITC and Entergy are not able to reach an agreement as to the form of any of the foregoing agreement, each of ITC and Entergy will continue to negotiate in good faith.

Section 8.09 Tax-Free Reorganization Treatment; the Ruling.

(a) Entergy and each member of the Entergy Group shall not, in each case, whether before or after the Effective Time, (A) take or cause to be taken any action that (i) could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax-Free Treatment; (ii) could reasonably be expected to result in any failure to obtain the Ruling; or (iii) could cause any of the material facts or representations made in the Tax Documents or this Agreement to be false, inaccurate or incomplete in any material respect or (B) fail or omit to take any action, or permit any other member of the Entergy Group to fail or omit to take any action, where Entergy or any other member of the Entergy Group, or any of their respective officers or directors, have actual knowledge that the failure or omission to take such action (i) could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax-Free Treatment; (ii) could reasonably be expected to result in any failure to obtain the Ruling; or (iii) could cause any of the material facts or representations made in the Tax Documents or this Agreement to be false, inaccurate or incomplete in any material respect. For the avoidance of doubt, this Section 8.09 (as it relates to Entergy and each member of the Entergy Group) and Sections 6.01(j) and (k) (as they relate to ITC and each member of the ITC Group) do not apply to the failure or omission to reach an agreement regarding the modifications to the financial terms of the Merger Agreement as described in Section 1.02(d) of the Merger Agreement, provided however that this Section 8.09 does not alter the obligations of the Parties under Section 1.02(d).

(b) Entergy and TransCo shall use their respective reasonable best efforts to obtain the Ruling.

Section 8.10 Release of Security Interests for Recently Acquired Assets. Each Utility OpCo shall, and Entergy shall cause each Utility OpCo to, promptly (but, in any event, within thirty (30) days after the Closing) remove any Security Interests for Transmission Assets acquired in the ordinary course of business immediately prior to the Closing that have not been released under each Utility OpCo’s mortgage debt instruments.

ARTICLE IX

CONDITIONS TO THE TRANSCO TRANSFER

Section 9.01 Conditions to the TransCo Transfer. The obligations of Entergy to effect the TransCo Transfer pursuant to this Agreement shall be subject to fulfillment (or waiver by Entergy) at or prior to the Separation Date of the following conditions: (a) each of the conditions to Entergy’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.03 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between the Separation Time and Closing or contemporaneously with the Closing), (b) ITC shall have irrevocably confirmed to Entergy in writing that as of such date each condition to ITC’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between the Separation Time and Closing or contemporaneously with the Closing) and (c) the Financings shall have been completed in accordance with and subject to the terms of this Agreement, and the sum of the TransCo Securities Principal Amount issued to Entergy pursuant to Section 2.01(b) and the TransCo Subs Principal Amount shall be at least equal to the Transaction Maximum Principal Amount (as may be adjusted pursuant to Section 1.02 of the Merger Agreement).

ARTICLE X

DISPUTE RESOLUTION

Section 10.01 Negotiation.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, that (i) such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed fifteen (15) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution is not achieved between the parties’ Appointed Representatives, upon mutual agreement by the Parties, the Parties may submit the dispute to non-binding mediation, or in the absence of such mutual agreement, either Party may resort to any other remedy available at law or equity.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise provided in this Agreement, including Section 3.10(b), Section 5.02, Section 5.03, Section 5.04 and the Merger Agreement or any Ancillary Agreement, each Party shall be responsible for the fees and expenses of the Parties as provided in Section 8.02 of the Merger Agreement.

Section 11.02 Entire Agreement. This Agreement, the Confidentiality Agreements, the Merger Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 11.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.04 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Entergy and ITC and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.04, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.05 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.06 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Entergy:

Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Pankaj K. Sinha, Esq.

         Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(b)	If to ESI:

Entergy Services, Inc.

639 Loyola Avenue

New Orleans, Louisiana 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

(c)	If to Arkansas OpCo:

Entergy Arkansas, Inc.

425 West Capitol Avenue

Little Rock, Arkansas 72201

Attn: Hugh T. McDonald, Chairman of the Board, President and Chief Executive Officer

Facsimile: (501) 377-3599

(d)	If to Gulf States OpCo:

Entergy Gulf States Louisiana, L.L.C.

446 North Boulevard

Baton Rouge, Louisiana 70802

Attn: William H. Mohl, Chairman of the Board, President and Chief Executive Officer

Facsimile: (225) 381-5749

(e)	If to Louisiana OpCo:

Entergy Louisiana, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Attn: William H. Mohl, Chairman of the Board, President and Chief Executive Officer

Facsimile: (225) 381-5749

(f)	If to Mississippi OpCo:

Entergy Mississippi, Inc.

308 East Pearl Street

Jackson, Mississippi 39201

Attn: Haley R. Fisackerly, Chairman of the Board, President and Chief Executive Officer

Facsimile: (601) 969-2400

(g)	If to New Orleans OpCo:

Entergy New Orleans, Inc.

505 Magnolia Street

New Orleans, Louisiana 70119

Attn: Charles L. Rice, Jr., Chairman of the Board, President and Chief Executive Officer

Facsimile: (504) 670-3605

(h)	If to Texas OpCo:

Entergy Texas, Inc.

350 Pine Street

Beaumont, Texas 77701

Attn: Joseph F. Domino, Chairman of the Board, President and Chief Executive Officer

Facsimile: (409) 981-2449

(i)	If to TransCo prior to the Distribution Date:

Mid South TransCo LLC

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Pankaj K. Sinha, Esq.

         Michael P. Rogan, Esq.

Facsimile: (202) 393-5760

(j)	If to TransCo on or after the Distribution Date:

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

(k)	If to ITC:

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.06.

Section 11.07 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.07(a) and shall be effective only to the extent in such writing specifically set forth.

Section 11.08 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 11.09 No Third-Party Beneficiaries. Except for the provisions of Article V with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Entergy Group or the TransCo Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 11.10 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 11.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.14 Plan of Reorganization. This Agreement is intended to evidence a plan of reorganization for the Transactions under Treasury Regulation Section 1.368-2(g).

ARTICLE XII

DEFINITIONS

Section 12.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” means the first day on which this Agreement is a binding contract within the meaning of Temporary Treasury Regulation Section 1.368-1T(e)(2)(ii)(A).

“Agreement Disputes” has the meaning set forth in Section 10.01(b).

“Ancillary Agreements” means the Employee Matters Agreement, the Transition Services Agreement, the Generation Interconnection Agreements, the Distribution-Transmission Interconnection Agreement, the Telecom Agreement, the Software/IP License Agreement, the Joint Use / Pole Attachment Agreement and any other agreements mutually agreed to by the Parties pursuant to Section 4.02(a)(viii).

“Appointed Representative” has the meaning set forth in Section 10.01(a).

“Arkansas OpCo” has the meaning set forth in the preamble.

“Assets” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) in respect of TransCo Employees and subject to any applicable collective bargaining obligations, performance reviews in respect of the period while employed by a member of the TransCo Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing, (ii) records pertaining to customers, suppliers and agents, (iii) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (iv) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind, (v) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit, consigned goods and finished goods and products, (vi) all Real Property Interests, (vii) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person, (viii) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements, (ix) all deposits, letters of credit and performance and surety bonds, (x) all Intellectual Property Rights and licenses from third persons granting the right to use any Intellectual Property Rights, (xi) all software owned, licensed or used, (xii) all cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials, and other printed or written materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (xiii) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables (whether current or non-current), (xiv) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent and (xv) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Assumed AP” has the meaning set forth in Section 3.05(a)(xxiii)(3).

“Basket” has the meaning set forth in Section 5.06.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Casualty Loss” has the meaning set forth in Section 8.07.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreements” mean all agreements with the collective bargaining representatives of TransCo Employees that set forth the terms and conditions of employment of TransCo Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Condemnation Event” has the meaning set forth in Section 8.07.

“Confidential Business Information” shall mean all Information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets and (vii) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions of Section 7.02 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Subsidiaries, (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished, (iii) is independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational Information, data or material including (i) specifications, ideas and concepts for products, services and operations, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) software, (v) training materials and information and (vi) all other know-how, methodologies, procedures, techniques and trade secrets related to design, development and operational processes.

“Confidentiality Agreements” means those written confidentiality agreements previously entered into by Entergy and ITC relating to the Transactions.

“Consent Committee” has the meaning set forth in Section 3.10(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Convey” has the meaning set forth in Section 3.01. Variants of this term such as “Conveyance” shall have correlative meanings.

“Creditors” has the meaning set forth in Section 2.01(a).

“Customer Deposits” has the meaning set forth in Section 3.05(a)(xxiii)(1).

“Debt Exchange” has the meaning set forth in Section 2.01(c).

“Deferred Asset” has the meaning set forth in Section 3.10(b).

“Distribution” has the meaning given to such term in the Merger Agreement.

“Distribution Date” means the earliest date on which any part of the Distribution occurs.

“Distribution-Transmission Interconnection Agreement” has the meaning set forth in Section 4.02(a)(iii).

“Effective Time” has the meaning given to such term in the Merger Agreement.

“EGSH LLC” has the meaning set forth in Section 1.05.

“ELH LLC” has the meaning set forth in Section 1.05.

“Employee Matters Agreement” means that certain Employee Matters Agreement, dated the date hereof, between Entergy, ITC and TransCo, attached hereto as Exhibit B.

“EMS” has the meaning set forth in Section 3.05(a)(vi)(1).

“Entergy” has the meaning set forth in the preamble.

“Entergy Contribution” has the meaning set forth in Section 1.06.

“Entergy Disclosure Letter” has the meaning given to such term in the Merger Agreement.

“Entergy Exchangeable Debt” has the meaning set forth in Section 2.01(a).

“Entergy Group” means Entergy and each of its Subsidiaries, but excluding any member of the TransCo Group.

“Entergy Guarantees” means arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person other than any member of the TransCo Group to support or facilitate, or otherwise in respect of, the obligations of any member of the TransCo Group or the Transmission Business or Contracts, commitments, Liabilities and Permits of any member of the TransCo Group or the Transmission Business.

“Entergy Indemnitees” means Entergy, each member of the Entergy Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Entergy Group (in each case, in their respective capacities as such) (excluding any shareholder of Entergy), together with their respective heirs, executors, administrators, successors and assigns.

“Entergy Names and Marks” has the meaning set forth in Section 8.03(a).

“Entergy OATT” means the Open Access Transmission Tariff, currently on file with the FERC, as maintained by certain Entergy Group entities.

“Entergy Regulatory Approvals” has the meaning given to such term in the Merger Agreement.

“Entergy Tax Loss” has the meaning set forth in Section 6.03(a).

“Entergy Transfer Documents” has the meaning set forth in Section 4.04.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources (including non-human species) or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include, without limitation, CERCLA (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Sections 668 et seq.) and state laws analogous to any of the above.

“ESI” has the meaning set forth in the preamble.

“Exchangeable Debt Financing” has the meaning set forth in Section 2.01(a).

“Excluded Assets” has the meaning set forth in Section 3.05(b).

“Excluded Liabilities” has the meaning set forth in Section 3.06(b).

“Facilities Charge Agreement” has the meaning set forth in Section 4.02(a)(viii).

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Determination” means the resolution of liability for any Tax for any taxable period, by or as a result of (A) the expiration of the applicable statute of limitations on assessments for the year, as extended by agreement, (B) a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable, or (C) a closing agreement or an accepted offer in compromise under Sections 7121 or 7122 of the Code or any other final settlement with the IRS or any other applicable taxing authority.

“Financings” has the meaning set forth in Section 2.03.

“Former Employee” has the meaning set forth in Section 8.02(b).

“Franchise” has the meaning set forth in Section 3.10(c).

“Generation Interconnection Agreements” has the meaning set forth in Section 4.02(a)(ii).

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority; provided, however, that the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall not constitute Governmental Approvals for purposes of this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Entergy Group, the ITC Group or the TransCo Group, as the context requires.

“Gulf States OpCo” has the meaning set forth in the preamble.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Law.

“Indebtedness” has the meaning given to such term in the Merger Agreement.

“Indemnifying Party” has the meaning set forth in Section 5.07(b).

“Indemnitee” has the meaning set forth in Section 5.07(b).

“Indemnity Payment” has the meaning set forth in Section 5.08(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Rights” means all worldwide intellectual property and industrial property rights, including without limitation, all (a) patents, inventions, technology, processes and designs, (b) trademarks, trade names, service marks, domain names, logos, trade dress, and other source indicators, and all goodwill symbolized thereby, (c) copyrights, works of authorship, computer software and systems, (d) trade secrets, know-how, and tangible and intangible proprietary information and materials and (e) any applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Intended Tax-Free Treatment” has the meaning given to such term in the Merger Agreement.

“Intercompany Account” means any receivable, payable or loan between any member of the Entergy Group, on the one hand, and any member of the TransCo Group, on the other hand, that exists prior to the Distribution Date and is reflected in the records of the relevant members of the Entergy Group and the TransCo Group except for any such receivable, payable or loan that arises pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement.

“Internal Restructuring” has the meaning set forth in Section 1.01(b).

“ITC” has the meaning set forth in the preamble.

“ITC Group” means ITC and each of its Affiliates, including after the Closing, the TransCo Group.

“ITC Regulatory Approvals” has the meaning given to such term in the Merger Agreement.

“Joint Use / Pole Attachment Agreement” has the meaning set forth in Section 4.02(a)(vii).

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Leased Premises” has the meaning set forth in Section 3.05(a)(viii).

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means Liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ fees and expenses) in any case, whether arising under strict liability or otherwise; provided, however, that (i) with respect to claims other than Third-Party Claims, “Losses” shall not include attorneys’ fees or other arbitration or litigation expenses (including experts’ fees and administrative costs) incurred in connection with the prosecution of such claim under the provisions set forth in Article V and (ii) “Losses” shall not include any punitive, exemplary or special damages or any indirect or consequential damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Louisiana OpCo” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning given to such term in the recitals.

“Mississippi OpCo” has the meaning set forth in the preamble.

“Multifunction Contract” has the meaning set forth in Section 3.05(a)(xvi).

“Net Book Value” means the original cost of property, plant and equipment reflected on the applicable asset register of the applicable Party’s accounting records, reduced by accumulated depreciation applicable to the original cost of property, plant and equipment, such property, plant and equipment having been reduced by any amount(s) received by the applicable Party from any customer(s) as a contribution in aid of construction, in all cases in accordance with the FERC Uniform System of Accounts.

“Net-Tax Basis” has the meaning set forth in Section 5.08(c).

“New Exchangeable Debt” has the meaning set forth in Section 2.01(a).

“New Orleans OpCo” has the meaning set forth in the preamble.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions approvals, consents, waivers, registrations or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Orders and used or held by Entergy for the operation of Transmission Assets.

“Permitted Encumbrance” has the meaning given to such term in the Merger Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Closing Claims” has the meaning set forth in Section 8.06(c).

“Pre-Closing Occurrence Based Policies” has the meaning set forth Section 8.06(c).

“Pre-Distribution Taxable Year” means any taxable year ending on or before the Distribution Date and the taxable year within which the Distribution Date occurs, or in the case of TransCo’s taxable year for United States federal income tax purposes, any taxable year ending on or before the day TransCo ceases to be a member of the Entergy affiliated group, as defined in Section 1504(a) of the Code.

“Prohibited Act” has the meaning set forth in Section 6.01.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or (i) any agreement, understanding, arrangement, or substantial negotiations, or (ii) discussions with an investment banker with respect to a public offering, in each case, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, regarding a transaction or series of transactions), other than any of the Transactions or any other transaction that would not constitute a Prohibited Act pursuant to Section 6.01 (excluding paragraph (a) therein) of this Agreement, whether such transaction is supported by ITC management or TransCo management or shareholders of either, is a hostile acquisition, or otherwise, as a result of which ITC or TransCo would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (directly or indirectly) from ITC or TransCo and/or one or more holders of ITC Capital Stock or TransCo Capital Stock, any amount of ITC Capital Stock or TransCo Capital Stock. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of value or voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.

“Purchased Exchangeable Debt” has the meaning set forth in Section 2.01(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements and servitudes, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Related Party Agreements” has the meaning set forth in Section 3.09(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Restricted Period” has the meaning set forth in Section 8.02(a).

“Restriction Period” means the period beginning on the Agreement Date and ending two years and one day after the Distribution Date.

“Restructuring Transaction” means any transaction undertaken in connection with the TransCo Transfer, Internal Restructuring, Entergy Contribution and the Distribution, to the extent such transaction is listed or described in this Agreement, the Merger Agreement, the Ruling, the Ruling Request or the Tax Opinion.

“RTO Migration” has the meaning given to such term in the Merger Agreement.

“Ruling” has the meaning given to such term in the Merger Agreement.

“Ruling Request” has the meaning given to such term in the Merger Agreement.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the TransCo Transfer, the Financings and the other transactions contemplated by this Agreement to transfer the Transmission Business to TransCo.

“Separation Date” has the meaning set forth in Section 4.01.

“Separation Time” has the meaning set forth in Section 4.01.

“Software/IP License Agreement” has the meaning set forth in Section 4.02(a)(v).

“Specified Land Right Consents” has the meaning set forth in Section 3.10(a).

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Controversy” means any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any audit, examination, claim, adjustment or other proceeding related to Taxes.

“Tax Documents” means the Ruling, the Ruling Request and the Tax Opinion.

“Tax Expert” means one of the firms identified as such in Section 9.01 of the Entergy Disclosure Letter.

“Tax Opinion” has the meaning given to such term in the Merger Agreement.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any return filed by a nuclear decommissioning trust.

“Telecom Agreement” has the meaning set forth in Section 4.02(a)(vi).

“Texas OpCo” has the meaning set forth in the preamble.

“Third-Party Claim” has the meaning set forth in Section 5.07(b).

“Third-Party Proceeds” has the meaning set forth in Section 5.08(a).

“Transaction Maximum Principal Amount” has the meaning set forth in Section 2.03.

“Transactional Cash” has the meaning set forth in Section 3.05(a)(xxii).

“Transactions” means the TransCo Transfer, Internal Restructuring, the Entergy Contribution, the Distribution, the Merger, the Financings and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

“TransCo” has the meaning set forth in the preamble.

“TransCo Books and Records” has the meaning set forth in Section 3.05(a)(xvii).

“TransCo Capital Stock” means (i) all classes and series of capital stock of TransCo, including, without limitation, the TransCo Common Units, (ii) all instruments properly treated as equity in TransCo for United States federal income tax purposes and (iii) all options, warrants, and other rights respecting (i) or (ii).

“TransCo Common Units” has the meaning set forth in the recitals.

“TransCo Contracts” has the meaning set forth in Section 3.05(a)(xvi).

“TransCo Employee” has the meaning given to such term in the Employee Matters Agreement.

“TransCo Employee Shares” has the meaning given to such term in the Merger Agreement.

“TransCo Group” means TransCo, and each of the TransCo Subs.

“TransCo Indemnitees” means TransCo, each member of the TransCo Group, ITC (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the TransCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“TransCo IP” has the meaning set forth in Section 3.05(a)(xiv).

“TransCo Real Property” has the meaning set forth in Section 3.05(a)(vii).

“TransCo Securities” has the meaning set forth in Section 2.01(b).

“TransCo Securities Issuance” has the meaning set forth in Section 2.01(b).

“TransCo Securities Principal Amount” has the meaning set forth in Section 2.01(b).

“TransCo Subs” means Arkansas Wires LLC, an Arkansas limited liability company (“AR Wires”), Louisiana Wires 1, L.L.C., a Louisiana limited liability company (“LA 1 Wires”), Louisiana Wires 2, LLC, a Texas limited liability company (“LA 2 Wires”), Mississippi Wires LLC., a Mississippi limited liability corporation (“MS Wires”), New Orleans Wires LLC., a Louisiana limited liability corporation (“NOLA Wires”) and Texas Wires LLC, a Texas limited liability corporation (“TX Wires”), each to be formed in connection with the Internal Restructuring.

“TransCo Subs Financing” has the meaning set forth in Section 2.03.

“TransCo Subs Principal Amount” has the meaning set forth in Section 2.03.

“TransCo Tax Loss” has the meaning set forth in Section 2.03.

“TransCo Transfer” means the transfer of the Transmission Assets and Transmission Liabilities as provided in Section 3.01 and Section 3.02.

“Transfer Documents” has the meaning set forth in Section 4.05.

“Transferable Assets” has the meaning set forth in Section 3.12.

“Transferable Permits” has the meaning set forth in Section 3.05(a)(xi).

“Transition Services Agreement” has the meaning set forth in Section 4.02(a)(iv).

“Transmission” means the movement, delivery or transfer of electric energy through interconnected lines and associated equipment at nominal voltages that are greater than or equal to 69 kV between points of supply and points at which it is transformed for delivery to customers or is delivered to other electric systems.

“Transmission Assets” has the meaning set forth in Section 3.05(a).

“Transmission Business” means the business function of Entergy conducted prior to the Separation Time by the Entergy Group (including the Utility OpCos) through the ownership, operation, management and maintenance of and investment in assets for Transmission; provided, however, the Transmission Business shall not include any Transmission Assets owned or used by Entergy’s Wholesale Commodities reporting segment (as described in Entergy’s Securities and Exchange Act of 1934 filings).

“Transmission Common Use Facilities” has the meaning set forth in Section 3.05(a)(iii).

“Transmission Control Facilities” has the meaning set forth in Section 3.05(a)(v).

“Transmission Control Facility Rights” has the meaning set forth in Section 3.05(a)(v).

“Transmission Control System” has the meaning set forth in Section 3.05(a)(vi).

“Transmission Formula Rate” means a formulaic methodology, approved by the FERC, used to annually compute transmission revenue requirements and/or transmission service rates for a utility’s electric transmission business, based on either historical or projected data for the utility’s assets, liabilities, equity, revenue, and expenses.

“Transmission Land Right Consents” has the meaning set forth in Section 3.10(a)(ii).

“Transmission Land Rights” has the meaning set forth in Section 3.05(a)(iv).

“Transmission Liabilities” has the meaning set forth in Section 3.06(a).

“Transmission Line Facilities” has the meaning set forth in Section 3.05(a)(i).

“Transmission Substation Facilities” has the meaning set forth in Section 3.05(a)(ii).

“Utility OpCo LLCs” means Arkansas OpCo LLC, an Arkansas limited liability company (“Arkansas OpCo LLC”), Gulf States OpCo Louisiana, L.L.C., a Louisiana limited liability company (“GS OpCo LLC”), Louisiana OpCo LLC, a Texas limited liability company (“Louisiana OpCo LLC”), Mississippi OpCo LLC, a Mississippi limited liability corporation (“Mississippi OpCo LLC”), New Orleans OpCo LLC, a Louisiana limited liability corporation (“New Orleans OpCo LLC”) and Texas OpCo LLC, a Texas limited liability corporation (“Texas OpCo LLC”).

“Utility OpCo LLC Contributions” has the meaning set forth in Section 1.04(b).

“Utility OpCos” have the meaning set forth in the preamble.

“Working Capital Facility” has the meaning set forth in Section 2.02.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

ENTERGY CORPORATION

By:	/s/ J. Wayne Leonard
Name: J. Wayne Leonard
Title: Chairman and Chief Executive Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
Name: Theodore H. Bunting, Jr.
Title: President

ENTERGY ARKANSAS, INC.

By:	/s/ Hugh T. McDonald
Name: Hugh T. McDonald
Title: President and Chief Executive Officer

ENTERGY GULF STATES LOUISIANA, L.L.C.

By:	/s/ William M. Mohl
Name: William M. Mohl
Title: President and Chief Executive Officer

ENTERGY LOUISIANA, LLC

By:	/s/ William M. Mohl
Name: William M. Mohl
Title: President and Chief Executive Officer

Signature Pages to the Separation Agreement

ENTERGY MISSISSIPPI, INC.

By:	/s/ Haley R. Fisackerly
Name: Haley R. Fisackerly
Title: President and Chief Executive Officer

ENTERGY NEW ORLEANS, INC.

By:	/s/ Charles L. Rice, Jr.
Name: Charles L. Rice, Jr.
Title: President and Chief Executive Officer

ENTERGY TEXAS, INC.

By:	/s/ Joseph F. Domino
Name: Joseph F. Domino
Title: President and Chief Executive Officer

ENTERGY SERVICES, INC.

By:	/s/ J. Wayne Leonard
Name: J. Wayne Leonard
Title: Chief Executive Officer

Signature Pages to the Separation Agreement

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
Name: Joseph L. Welch
Title: President and Chief Executive Officer

Signature Pages to the Separation Agreement

Exhibit A

FORM OF DISTRIBUTION-TRANSMISSION

INTERCONNECTION AGREEMENT

by and between

[ITC HOLDINGS CORP.]

as Transmission Owner

and

[ENTERGY UTILITY OPCO]1

as Local Distribution Company

Dated as of _______________

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The parties to this agreement (“DTIA”) will be the entities directly owning the interconnection assets. ITC has reserved on whether it will be one or more entities owning the transmission assets. As to Entergy, each of the six Utility OpCos are currently expected to retain ownership in its respective distribution assets. As a result, there are currently expected to be six DTIAs with each of (i) Entergy Arkansas, Inc., an Arkansas corporation (“Arkansas OpCo”), (ii) Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (“Gulf States OpCo”), (iii) Entergy Louisiana, LLC, a Texas limited liability company (“Louisiana OpCo”), (iv) Entergy Mississippi, Inc., a Mississippi corporation (“Mississippi OpCo”), (v) Entergy New Orleans, Inc., a Louisiana corporation (“New Orleans OpCo”), and (vi) Entergy Texas, Inc., a Texas corporation (“Texas OpCo”), as an Local Distribution Company.

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EXHIBITS

Exhibit 1	Identification of the Interconnection Points and Equipment

Exhibit 2	Contact Information for Local Distribution Company’s Site Representatives and Transmission Owner’s Site Representatives

Exhibit 3	Transmission Owner Switching Procedures

Exhibit 4	Local Distribution Company Switching Procedures

Exhibit 5	[Reserved]

Exhibit 6	[Reserved]

Exhibit 7-1	Form of Easement

Exhibit 7-2	Schedule of Easements

Exhibit 8	Metering Specifications

Exhibit 9	In-Progress Projects

Exhibit 10	[Reserved]

ii

FORM OF DISTRIBUTION-TRANSMISSION INTERCONNECTION AGREEMENT

This Distribution-Transmission Interconnection Agreement (“Agreement”) is entered into as of the _____ day of ___________, 20__ by and between [Entergy Utility OpCo], a ______ (“Local Distribution Company”), having a place of business at ________________________ and [ITC], a ______________ (“Transmission Owner”). Transmission Owner and Local Distribution Company are individually referred to herein as a “Party” and collectively as “Parties.”

WHEREAS, pursuant to the Separation Agreement, dated as of December __, 2011, among Entergy Corporation, a Delaware corporation (“Entergy”), ITC Holdings Corp., a Michigan Corporation, Mid South TransCo LLC, a Delaware limited liability company and presently a Subsidiary of Entergy, Entergy Arkansas, Inc., an Arkansas corporation and a Subsidiary of Entergy, Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company and a Subsidiary of Entergy, Entergy Louisiana, LLC, a Texas limited liability company and a Subsidiary of Entergy, Entergy Mississippi, Inc., a Mississippi corporation and a Subsidiary of Entergy, Entergy New Orleans, Inc., a Louisiana corporation and a Subsidiary of Entergy and Entergy Texas, Inc., a Texas corporation and a Subsidiary of Entergy and Entergy Services, Inc., a Delaware corporation and a Subsidiary of Entergy, Transmission Owner will have, as of the Separation Date, purchased from Local Distribution Company the Transmission Business including the Transmission Assets that are presently interconnected with the Distribution System;

WHEREAS, Local Distribution Company will own and/or operate existing and/or new Distribution System facilities from present and/or new locations;

WHEREAS the existing Distribution System facilities currently are connected to the Transmission System and Local Distribution Company will continue to connect the existing Interconnection Equipment to the Transmission System on the terms set forth herein;

WHEREAS, Transmission Owner requires access to parts of Local Distribution Company’s assets, and Local Distribution Company requires access to parts of Transmission Owner’s assets;

WHEREAS, Transmission Owner shall own and/or operate the Transmission System in accordance with Good Utility Practice;

WHEREAS, the Parties have agreed to execute this mutually acceptable Agreement in order to provide interconnection of the Local Distribution Company with the Transmission Owner and to define the continuing rights, responsibilities, and obligations of the Parties with respect to the use of certain of their own and the other Party’s property, assets, and facilities; and

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NOW, THEREFORE, in consideration of their respective commitments set forth herein, and intending to be legally bound hereby, the Parties covenant and agree as follows:

Article 1. Definitions

Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

1.1	Agreement means this Distribution-Transmission Interconnection Agreement between Local Distribution Company and Transmission Owner, including all attachments hereto, as the same may be amended, supplemented, or modified in accordance with its terms.

1.2	Applicable Reliability Standards shall mean Reliability Standards approved by the FERC under section 215 of the Federal Power Act, as applicable.

1.3	Balancing Authority shall mean the ERO registered entity that is responsible for (i) the integration of resource plans ahead of time, (ii) maintaining load-interchange-generation balance within a defined area, and (iii) supporting interconnection frequency in real time; or its successor as designated by the ERO.

1.4	Breach shall have the meaning set forth in Section 21.1.

1.5	Common Use Facilities shall mean collectively the Distribution Common Use Facilities and the Transmission Common Use Facilities, and individually, as the context requires, Distribution Common Use facilities if located at a Distribution-Owned Substation and Transmission Common Use Facilities if located at a Transmission-Owned Substation.

1.6	Confidential Information shall have the meaning set forth in Section 20.1 hereof.

1.7	Default shall have the meaning set forth in Section 21.1.

1.8	Dispute shall have the meaning set forth under Section 26.1 hereof.

1.9	Distribution Common Use Facilities means any and all structures, equipment, facilities and other Assets (other than interests in real property) that are (A) located at a Distribution-Owned Substation, and (B) are used in support of both Transmission System functions and Distribution System functions.

1.10	Distribution-Owned Substation means (A) substations with Distribution System function equipment operating at less than 69 kV where there are less than three (3) separate Transmission lines running from outside of such substation to be interconnected within such substation or (B) substations that have no Transmission System function equipment that are directly used for or exclusively in support of the transmission of electricity below 69 kV. For substations that contain Transmission System function equipment (i.e., equipment operating at or above 69 kV), the dividing line between Distribution System function equipment and equipment constituting Transmission System function equipment shall be the Transmission System side of the disconnect switch (i.e., the “source-side” of the disconnect switch or “high-voltage side” side of the disconnect switch of the distribution transformer, in each case operating at 69 kV or above). Distribution-Owned Substations through which Interconnection Service is provided pursuant to this Agreement are identified on Exhibit 1.

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1.11	Distribution Substation Facilities means any and all facilities and equipment located at a substation that are directly used for or exclusively in support of the transmission of electricity below 69 kV, including conductors, associated poles and towers, transformers, circuit breakers, protective relays, static VAR compensators, meters and related structures and control equipment. For substations that contain Transmission System function equipment (i.e., equipment operating at or above 69 kV), the dividing line between Distribution System function equipment and equipment constituting Transmission Substation Facilities shall be the Transmission System side of the disconnect switch (i.e., the “source-side” of the disconnect switch or “high-voltage side” side of the disconnect switch of the distribution transformer, in each case operating at 69 kV or above). For the avoidance of doubt, Distribution Substation Facilities do not include Transmission Assets transferred to Transmission Owner pursuant to the Separation Agreement.

1.12	Distribution System shall mean the equipment and facilities and the Interconnection Equipment owned by Local Distribution Company and used to deliver power and energy to end users, including transformers, switches, and feeders with an operating voltage of less than 69 kV or such other facilities as may be designated by the applicable regulatory agency. For the avoidance of doubt, the Distribution System includes Distribution Substation Facilities, and Distribution Common Use Facilities.

1.13	Due Diligence shall mean the exercise of good faith efforts to perform a required act on a timely basis and in accordance with Good Utility Practice using the necessary technical and personnel resources.

1.14	Easements shall have the meaning set forth under Section 9.2 hereof.

1.15	Effective Date shall be the date of the closing of the transactions contemplated under the Separation Agreement.

1.16	Element shall mean an element of either the Transmission System or Distribution System, as applicable, including circuits, equipment, protective relays, and support facilities.

1.17	Emergency means a condition or situation that, in the reasonable good faith determination of the affected Party based on Good Utility Practice, causes or is reasonably likely to cause an imminent physical threat of danger to life, threat to the integrity of each of, as applicable, the Distribution System and the Transmission System, or a significant threat to health, property or the environment.

1.18

Environmental Laws means all laws relating to pollution or protection of the environment, natural resources (including non-human species), or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including laws relating to Releases or threatened Releases of hazardous substances, pollutants or contaminants (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal

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or handling of hazardous substances, pollutants or contaminants. “Environmental Laws” include CERCLA (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treat Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Section 668 et seq.), and state laws analogous to any of the above.

1.19	ERO means the applicable Electric Reliability Organization certified by FERC, or its successor. As of the Effective Date NERC is the ERO.

1.20	FERC shall mean the Federal Energy Regulatory Commission or its successor federal agency.

1.21	FERC Standards of Conduct shall mean the standards of conduct set forth in 18 CFR §358 or its successor regulations.

1.22	Force Majeure shall have the meaning set forth under Section 15.2 hereof.

1.23	Forced Outage shall mean in the case of the Distribution System, taking the Distribution System, in whole or in part, out of service by reason of an Emergency or Network Security Condition, or other unanticipated failure, in each case when such removal from service was not scheduled in accordance with Section 3.7.2, and, in the case of the Transmission System, taking the Transmission System, in whole or in part, out of service by reason of an Emergency or Network Security Condition, or other unanticipated failure, in each case when such removal from service was not scheduled in accordance with Section 3.7.2, or when shedding distribution load to maintain Transmission System reliability pursuant to Section 2.5.

1.24	Good Utility Practice shall mean the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, including compliance with the Applicable Reliability Standards, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather includes all acceptable practices, methods, or acts generally accepted in the region.

1.25	Governmental Authority shall mean any foreign, federal, state, local or other governmental regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, arbitrating body, or other governmental authority; provided such entity possesses valid jurisdictional authority to regulate the Parties and the terms and conditions of this Agreement.

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1.26	Interconnection Equipment shall mean all the equipment that is necessary for the interconnection of the Distribution System with the Transmission System as set forth in Exhibit 1 hereto as it may be revised from time to time.

1.27	Interconnection Point(s) shall mean the point(s) at which the Distribution System is connected with the Transmission System, as set forth in Exhibit 1 hereto as it may be revised from time to time.

1.28	Interconnection Service shall mean the services provided by Transmission Owner pursuant to this Agreement for the interconnection of the Distribution System with the Transmission System. Interconnection Service does not include the right to transmission service on the Transmission System, which service shall be obtained in accordance with the provisions of the OATT.

1.29	Interest Rate shall mean the interest rate calculated in accordance with the methodology specified for interest on refunds in the FERC regulations at 18 C.F.R. § 35.19a(a)(2)(iii).

1.30	Local Distribution Company shall have the meaning set forth in the recitals.

1.31	Local Distribution Company’s Site Representative shall be that person or persons identified in Exhibit 2 as the point of contact for day-to-day operations of the Distribution System.

1.32	Material Adverse Change shall have the meaning specified in Section 22.3.1.

1.33	Multiple Use Transmission Structures shall have the meaning specified in Section 3.11.

1.34	NERC shall mean the North American Electric Reliability Corporation, or its successor.

1.35	Net Book Value means the original cost of property, plant and equipment reflected on the applicable asset register of the applicable Party’s accounting records, reduced by accumulated depreciation applicable to the original cost of property, plant and equipment, such property, plant and equipment having been reduced by any amount(s) received by the applicable Party from any customer(s) as a contribution in aid of construction, in all cases in accordance with the FERC Uniform System of Accounts.

1.36	Network Security shall mean the ability of the Transmission System to withstand sudden disturbances such as unforeseen conditions, electric short circuits or unanticipated loss of Elements consistent with reliability principles used to design, plan, operate, maintain and assess the actual or projected reliability of an electric system that are (i) established by any Governmental Authority, ERO, or RRO and (ii) implemented by Transmission Owner or required of Transmission Owner to be in compliance with Reliability Coordinator directives.

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1.37	Network Security Condition shall mean a condition or situation in which, in the reasonable good faith determination of Transmission Owner, Network Security is not satisfied or is threatened.

1.38	Open Access Transmission Tariff or OATT shall mean the applicable tariff on file with FERC under which transmission service is provided using the Transmission System, as it may be amended, supplemented or superseded from time to time.

1.39	Operating Committee shall have the meaning set forth in Section 3.12.

1.40	Off Peak shall mean all periods of time not classified as On Peak.

1.41	On Peak shall mean the period of time between Hour-ending 0700 EST through and including Hour-ending 2200 Hours EST Monday through Friday excepting New Year’s, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day or if the holiday occurs on a Sunday, the Monday immediately following the holiday.

1.42	Party and Parties shall have the meanings set forth in the recitals.

1.43	Person shall mean any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

1.44	Planned Outage shall mean action by: (i) Local Distribution Company to take its equipment, facilities or systems out of service, partially or completely, to perform work on specific components that is scheduled in advance and has a predetermined start date and an approximate duration pursuant to the procedures set forth in Section 3.7.4, or (ii) Transmission Owner to take its equipment, facilities and systems out of service, partially or completely, to perform work on specific components that is scheduled in advance and has a predetermined start date and an approximate duration pursuant to the procedures set forth in Section 3.7.2.

1.45	Protective Relay is a device that detects abnormal power system conditions and, in response, initiates automatic control action.

1.46	Protective Relay System is a group of Protective Relays and associated sensing devices and communications equipment that detects system abnormalities and performs automatic control action to mitigate or reduce adverse effects of such abnormalities.

1.47	Qualified Personnel shall mean individuals trained for their positions pursuant to Good Utility Practice.

1.48	Release shall mean spill, leak, discharge, dispose, pump, pour, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

1.49	Reliability Coordinator shall mean the ERO-registered entity, or any successor, that provides the security assessment and emergency operations coordination for one or more Balancing Authority or Transmission Owners and that has operational authority over Transmission Owner under ERO standards.

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1.50	Revenue Quality Metering System shall mean a system that includes current and voltage instrument transformers, secondary wiring, test switches, meter transducer(s), meter and loss compensation as set forth in Article 5.

1.51	RRO shall mean the applicable Regional Reliability Organization, or the applicable successor Regional Reliability Organization. As of the Effective Date the applicable Regional Reliability Organization is SERC.

1.52	RTO shall mean the currently applicable Regional Transmission Organization, or any successor, as designated by FERC.

1.53	RTU – Remote Terminal Unit shall mean a device connected by a communication system to one or more master computers with appropriate software placed at various locations to collect data and perform remote control. A Remote Terminal Unit may also perform intelligent autonomous control of electrical systems and report the results back to the master computer(s).

1.54	Separation Agreement shall have the meaning specified in the Recitals.

1.55	Site Representative shall be, with respect to each Party, that person or persons identified in Exhibit 2 as the point of contact of day-to-day operations of the Transmission System or Distribution System, as applicable.

1.56	Station Power shall be the energy needed to serve the auxiliary loads within a substation, including heating, lighting service to panels, etc. at a Distribution-Owned Substation or a Transmission-Owned Substation.

1.57	Supervisory Control and Data Acquisition (SCADA) shall mean a system that provides data acquisition, supervisory control and alarm display and control from remote field locations to control centers.

1.58	Surviving Distribution Entity shall have the meaning specified in Section 24.2.

1.59	Surviving Transmission Entity shall have the meaning specified in Section 24.1.

1.60	System means, as applicable, the Distribution System or Transmission System.

1.61	System Restoration Plan shall mean a plan implemented by Transmission Owner in conjunction with its interconnected generation and distribution customers, Balancing Authority, other electric systems, and Reliability Coordinator to energize portions of the Transmission System that are de-energized as a result of a widespread system disturbance.

1.62	Term shall have the meaning set forth in Section 22.1 hereof.

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1.63	Transmission shall mean the movement, delivery or transfer of electric energy through interconnected lines and associated equipment at nominal voltages that are greater than or equal to 69 kV between points of supply and points at which it is transformed for delivery to customers or is delivered to other electric systems.

1.64	Transmission Assets shall have the meaning ascribed to such term in the Separation Agreement.

1.65	Transmission Business shall have the meaning ascribed to such term in the Separation Agreement.

1.66	Transmission Common Use Facilities means any and all structures, equipment, facilities and other Assets (other than interests in real property) that (A) are located at a Transmission-Owned Substation and (B) are used in support of both Transmission System and Distribution System functions within such substation.

1.67	Transmission-Owned Substations means (A) substations where there are three (3) or more separate Transmission lines running from outside of such substation that are interconnected within such substation and are used in support of both Transmission System functions and Distribution functions or (B) substations that have no Distribution System function equipment and that are directly used for or exclusively in support of the transmission of electricity at or above 69 kV. For substations that contain Distribution System function equipment (i.e., equipment operating below 69 kV), the dividing line between Distribution System function equipment and equipment constituting Transmission System function equipment shall be the Transmission System side of the disconnect switch (i.e., the “source-side” of the disconnect switch or “high-voltage side” side of the disconnect switch of the distribution transformer, in each case operating at 69 kV or above). Transmission-Owned Substations through which Interconnection Service is provided pursuant to this Agreement are identified on Exhibit 1.

1.68	Transmission Owner shall mean [ITC] and its successors and assigns.

1.69	Transmission Substation Facilities shall mean any and all facilities and equipment located at a substation that are directly used for or exclusively in support of Transmission, including conductors, associated poles and towers, transformers, circuit breakers, switches, protective relays, static VAR compensators, remote terminal units (RTUs), and related structures and control equipment. For substations that contain distribution or generation function equipment (i.e., equipment operating below 69 kV), the dividing line between distribution or generation function equipment and equipment constituting Transmission Substation Facilities shall be the Transmission System side at 69 kV or above) of the disconnect switch of the distribution, or generation step-up, or station service transformer. For the avoidance of doubt, Transmission Substation Facilities include those Transmission Assets transferred to Transmission Owner pursuant to the Separation Agreement.

1.70	Transmission System shall mean all facilities of Transmission Owner through which transmission services are provided under the OATT.

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1.71	Transmission System Operations Center(s) shall mean the Transmission System control center(s) that is/are responsible for monitoring and controlling the Transmission System in real time.

Article 2. Interconnection Service, Standards and Requirements

2.1	Interconnection Service.

2.1.1	Continuing Service. Subject to the terms and conditions of this Agreement, Transmission Owner shall provide Interconnection Service to Local Distribution Company for each Interconnection Point identified in Exhibit 1, from the Effective Date for the Term of this Agreement.

2.1.2	Interconnection Points. The Interconnection Points between the Transmission System and Distribution System, including the locations thereof and all associated equipment are described and shown on Exhibit 1 hereto. The Parties shall amend Exhibit 1 to reflect additions to or modifications of any Interconnection Points or any such equipment.

2.1.3	Site Representatives. Exhibit 2 shall list Local Distribution Company’s Site Representative and Transmission Owner’s Site Representative, as may be modified from time to time by the respective Parties.

2.2	Interconnection Standards and Requirements.

2.2.1	Generally. The Interconnection Point(s) shall be established and maintained in accordance with Good Utility Practice, the Applicable Reliability Standards and RTO requirements applicable to the provision of Interconnection Service by Transmission Owner to Local Distribution Company.

2.2.2	Reactive Power.

(i)	Generally. Transmission Owner and Local Distribution Company recognize and further agree that Local Distribution Company and Transmission Owner have a mutual responsibility for maintaining voltage at each Interconnection Point, in accordance with the Applicable Reliability Standards and RTO requirements.

(ii)	Transmission Owner. Transmission Owner is responsible for maintaining Transmission System voltage and VAR flows in accordance with the Applicable Reliability Standards and RTO reactive power requirements.

(iii)	Local Distribution Company. Local Distribution Company is responsible for controlling Distribution System voltage and VAR flows in accordance with the Applicable Reliability Standards and RTO requirements. Local Distribution Company shall maintain a system average power factor of (A) 0.97 leading to 0.97 lagging for On-Peak hours and (B) 0.95 leading to 0.95 lagging for Off-Peak hours.

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2.3	Operating Requirements and/or Switching and Tagging Procedures.

2.3.1	Generally. Each Party shall comply with its own operating requirements and/or switching procedures when operating their respective substation facilities.

2.3.2	Local Distribution Company Facilities. Local Distribution Company shall comply with its own operating requirements and/or switching procedures when operating Distribution System facilities pursuant to this Agreement. Such operating requirements and switching procedures shall be consistent with Good Utility Practice and are set forth in Exhibit 3. Local Distribution Company shall respect the Transmission Owner operating requirements and/or switching procedures when performing work within Distribution Common Use Facilities and Transmission Common Use Facilities, or as may otherwise be applicable. Local Distribution Company shall verbally notify Transmission Owner if Local Distribution Company is unable to comply with this Section at any time during the Term of this Agreement. If the failure to comply is due to Transmission Owner’s actions or inactions, Local Distribution Company will verbally notify Transmission Owner of such actions or inactions and Local Distribution Company shall use commercially reasonable efforts to correct such condition as soon as possible.

2.3.3	Transmission Owner Facilities. Transmission Owner shall comply with its own operating requirements and/or switching procedures when operating Transmission System facilities pursuant to this Agreement. Such operating requirements and switching procedures shall be consistent with Good Utility Practice and are set forth in Exhibit 4. Transmission Owner shall respect the Local Distribution Company operating requirements and/or switching procedures when performing work within Distribution Common Use Facilities and Transmission Common Use Facilities, or as may otherwise be applicable. Transmission Owner shall verbally notify Local Distribution Company if Transmission Owner is unable to comply with this Section at any time during the Term of this Agreement. If the failure to comply is due to Local Distribution Company’s actions or inactions, Transmission Owner will verbally notify Local Distribution Company of such actions or inactions and Local Distribution Company shall use commercially reasonable efforts to correct such condition as soon as possible.

2.3.4	Review Procedures. The Operating Committee shall meet at least annually to review both Parties’ operating requirements and switching procedures set forth in Exhibits 3 and 4 and adopt any mutually agreed amendments to Exhibits 3 and 4 in accordance with the requirements of Section 23.2.

2.4	Compliance with Transmission Owner/Reliability Coordinator Directives. Local Distribution Company shall be required to comply in all respects with the real time operating requests, orders, directives and requirements of Transmission Owner including those issued to implement directives of the Reliability Coordinator. Any such requests, orders, directives or requirements of Transmission Owner or the Reliability Coordinator must be: (a) issued pursuant to Good Utility Practice, (b) not unduly discriminatory, (c) otherwise in accordance with applicable tariffs or applicable federal, state or local laws, and (d) reasonably necessary to maintain the integrity of the Transmission System.

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2.5	Load Shedding.

2.5.1	Local Distribution Company Obligations.

(i)	Under Frequency Requirements. Local Distribution Company shall own, operate and maintain an automatic under-frequency load shedding program and associated equipment as required to maintain compliance with the Applicable Reliability Standards.

(ii)	Under Voltage Requirements. At the request of the Transmission Owner, Local Distribution Company shall install and/or maintain under-voltage load shedding equipment as required to maintain on-going compliance with the Applicable Reliability Standards. The equipment selection and location shall be determined by mutual agreement of the Parties.

(iii)	Obligation to Shed Load. If directed to do so by the Reliability Coordinator, Balancing Authority, or Transmission Owner, Local Distribution Company shall shed load to maintain the reliability and integrity of the Transmission System; provided that the Reliability Coordinator or Transmission Owner shall make load-shedding determinations on an equitable, non-discriminatory basis with respect to all loads interconnected with the Transmission System whose interruption is necessary to permit safe and reliable operation and maintenance of the Transmission System; provided, further, that if the Local Distribution Company does not respond to the load shed notice in a timely manner the Transmission Owner shall have the right to shed the required load at the Transmission level in order to maintain Transmission System stability and security.

2.5.2	Transmission Owner Obligations. Transmission Owner shall not be required to own, install, operate or maintain under frequency load shedding program or associated equipment on the Transmission System.

2.6	Not a Reservation for Transmission Service. Local Distribution Company and Transmission Owner make no guarantees to each other under this Agreement with respect to the availability of transmission service under the OATT or any other tariff under which transmission service may be available in the region. Nothing in this Agreement shall constitute an express or implied representation or warranty with respect to the current or future availability of transmission service.

2.7	Balancing Authority Agreements. Local Distribution Company, or its agent, shall have and maintain an appropriate agreement with each Balancing Authority with responsibility for the load served via an Interconnection Point, under which such Balancing Authority shall perform balancing of such load with generation. Local Distribution Company shall provide a copy of each such agreement to Transmission Owner.

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Article 3. Operation and Maintenance

3.1	Obligation to Coordinate Operations.

3.1.1	Synchronous Operations. The Parties agree to coordinate the operation of their respective Systems at the Interconnection Points in compliance with Good Utility Practice and otherwise in accordance with the terms of this Agreement so as to prevent or minimize detrimental impacts on either Party’s system, including the degradation of voltage on either System or of the provision of Interconnection Service hereunder. The Parties agree to operate their respective Systems in synchronism at the Interconnection Points that are operated closed.

3.2	Operational Obligations Generally. Each Party shall operate any equipment that might reasonably be expected to have an impact on the operations of the other Party in a safe and efficient manner and in accordance with all applicable federal, state, and local law, operating practices, Applicable Reliability Standards, and Good Utility Practice, and otherwise in accordance with the terms of this Agreement. Each Party shall comply with such reasonable operating requests, orders, directives and requirements of the other Party as are authorized under this Agreement.

3.3	Allocation of Costs Generally.

3.3.1	Local Distribution Company. Except as otherwise expressly provided hereunder, Local Distribution Company shall be responsible for the costs of maintaining, operating, repairing or replacing the Distribution System, including Local Distribution Company’s Interconnection Equipment, Distribution Substation Facilities, and Distribution Common Use Facilities.

3.3.2	Transmission Owner. Except as otherwise expressly provided hereunder, Transmission Owner shall be responsible for the costs of maintaining, operating, repairing or replacing the Transmission System, including Transmission Owner’s Interconnection Equipment, Transmission Substation Facilities and Transmission Common Use Facilities.

3.4	Operation of System Elements.

3.4.1

Local Distribution Company. Except during an Emergency or at the specific request of the Transmission Owner, Local Distribution Company shall not, without prior Transmission Owner authorization, operate any Transmission System Element including any circuits or related transformers, lines or busses. Local Distribution Company shall retain the right to operate such Elements during an Emergency to address an imminent threat to the safety of personnel or to prevent damage to equipment and to maintain the integrity of the Distribution System; provided that Transmission System Elements may not be re-energized by Local Distribution Company using the emergency authority provided under this section. When practical, prior to operation of such Elements, Local Distribution Company shall provide immediate notice to Transmission Owner and Balancing Authority. When not deemed practical, such notification should immediately

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occur upon completion of the emergency action. Local Distribution Company shall not operate any such Elements if upon notice Transmission Owner expressly refuses to grant permission to Local Distribution Company. Within five (5) business days of such Emergency, Local Distribution Company shall provide written explanation of such Emergency to Transmission Owner.

3.4.2	Transmission Owner. Except during an Emergency, Transmission Owner shall not, without prior Local Distribution Company authorization, operate any Local Distribution Company Element including any circuits or related transformers, lines or busses. Transmission Owner shall retain the right to operate such Elements during an Emergency to address an imminent threat to the safety of personnel or to prevent damage to equipment and to maintain the integrity of the Transmission System; provided that Distribution System Elements may not be re-energized by Transmission Owner using the emergency authority provided under this section. When practical, prior to operation of such Elements, Transmission Owner shall provide immediate notice to Local Distribution Company and Balancing Authority. When not deemed practical, such notification should immediately occur upon completion of the Emergency action. Transmission Owner shall not operate any such Elements if upon notice Local Distribution Company expressly refuses to grant permission to Transmission Owner. Within five (5) business days of such Emergency, Transmission Owner shall provide written explanation of such Emergency to Local Distribution Company.

3.5	Protective Relaying Equipment. Local Distribution Company and Transmission Owner shall each design, install, test, calibrate, set, and maintain their respective Protective Relay equipment in accordance with Good Utility Practice, applicable federal, state or local laws, Applicable Reliability Standards, Reliability Coordinator and RTO requirements and this Agreement, as set forth in Article 6 hereof.

3.6	Equipment Failures; Performance Errors; Corrective Actions.

3.6.1

Local Distribution Company. If Transmission Owner reasonably determines that (i) any of Local Distribution Company’s Interconnection Equipment fails to perform in a manner consistent with Good Utility Practice and the Applicable Reliability Standards, Reliability Coordinator and RTO requirements or this Agreement, or (ii) Local Distribution Company has failed to perform proper testing or maintenance of its Interconnection Equipment in accordance with Good Utility Practice or this Agreement, Transmission Owner shall give Local Distribution Company written notice to take corrective action. Such written notice shall be provided by Transmission Owner to Local Distribution Company’s Site Representative as soon as practicable upon such determination. If Local Distribution Company fails to initiate corrective action promptly and in any event within seven (7) business days after the delivery of such notification, and if in Transmission Owner’s reasonable judgment leaving Local Distribution Company’s Distribution System connected with Transmission System would create an Emergency or Network Security Condition, Transmission Owner may, with as much prior verbal notification to Local Distribution Company and

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Balancing Authority as practicable, open only the Interconnection Point(s) needing corrective action connecting Local Distribution Company and Transmission Owner until appropriate corrective actions have been completed by Local Distribution Company, as verified by Transmission Owner. Transmission Owner’s judgment with regard to an interruption of Interconnection Service under this Section 3.6.1 shall be made pursuant to Good Utility Practice and subject to Section 3.1.1 hereof. In the case of such interruption, Transmission Owner shall immediately confer with Local Distribution Company regarding the conditions causing such interruption and Local Distribution Company’s recommendation concerning timely correction thereof. Both Parties shall act promptly to correct the condition leading to such interruption and to restore the connection and Interconnection Service.

3.6.2	Transmission Owner. If Local Distribution Company reasonably determines that (i) any of Transmission Owner’s Interconnection Equipment fails to perform in a manner consistent with Good Utility Practice and the Applicable Reliability Standards, Reliability Coordinator and RTO requirements or this Agreement, or (ii) Transmission Owner has failed to perform proper testing or maintenance of its Interconnection Equipment in accordance with Good Utility Practice or this Agreement, Local Distribution Company shall give Transmission Owner written notice to take corrective action. Such written notice shall be provided by Local Distribution Company to Transmission Owner’s Site Representative as soon as practicable upon such determination. If Transmission Owner fails to initiate corrective action promptly and in any event within seven (7) business days after the delivery of such notification, and if in Local Distribution Company’s reasonable judgment leaving Transmission System connected with Local Distribution Company’s Distribution System would create an Emergency, Local Distribution Company may, with as much prior verbal notification to Transmission Owner and Balancing Authority as practicable, open only the Interconnection Point(s) needing corrective action connecting Transmission Owner and Local Distribution Company until appropriate corrective actions have been completed by Transmission Owner, as verified by Local Distribution Company. Local Distribution Company’s judgment with regard to an interruption of service under this Section 3.6.2 shall be made pursuant to Good Utility Practice and subject to Section 3.1.1 hereof. In the case of such interruption, Local Distribution Company shall immediately confer with Transmission Owner regarding the conditions causing such interruption and Transmission Owner’s recommendation concerning timely correction thereof. Both Parties shall act promptly to correct the condition leading to such interruption and to restore the connection and Interconnection Service.

3.7	Outages.

3.7.1

Outage Authority and Coordination. In accordance with Good Utility Practice, Applicable Reliability Standards, Reliability Coordinator and RTO requirements, each Party may, in close cooperation with the other, remove from service its System Elements that may impact the other Party’s System as necessary to

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perform maintenance or testing or to replace installed equipment. Absent an Emergency, the Party scheduling a removal of such an Element from service will use good faith efforts to schedule such removal on a date mutually acceptable to both Parties, in accordance with Good Utility Practice. The Parties shall comply with RTO requirements relating to notification requirements for scheduled outages.

3.7.2	Scheduling. The Parties shall coordinate inspections, Planned Outages, and maintenance of their respective equipment, facilities and Systems so as to minimize the impact on the availability, reliability and security of both Parties’ Systems and operations when any such outage is likely to have a materially adverse impact on the other Party’s System. With respect to such outages that are likely to have a materially adverse impact on the other Party’s System, and subject to the confidentiality provisions of Article 20 and FERC’s Standard of Conduct, on or before November 1 of each year during the Term hereof, the Parties shall exchange non-binding contingent Planned Outage schedules, which shall be developed and followed in accordance with Good Utility Practice, for the following one-year period for the each System. The Parties shall keep each other updated regarding any changes to such schedules. Each Party shall use commercially reasonable efforts to minimize the costs of any cancellation or rescheduling of a Planned Outage that affects the other Party’s System.

3.7.3	Forced Outage.

(i)	Generally. In the event of a Forced Outage of an Element of the Distribution System adversely affecting the Transmission System, Local Distribution Company will use Good Utility Practice to restore that Element to service promptly. In the event of a Forced Outage of an Element of the Transmission System adversely affecting the Distribution System, Transmission Owner will use Good Utility Practice to restore that Element to service promptly.

(ii)	Notices. In the Event of a Forced Outage on a Party’s System that may impact the other Party’s System, the affected Party shall provide prompt notice to the other Party and the controlling Balancing Authority describing: (A) the nature and extent of the Forced Outage and (B) corrective action being taken and expected duration. Notice shall also be given when the corrective action is complete.

(iii)	Summary Report. Upon request by the other Party, the Party that caused the Forced Outage adversely impacting the other Party will provide a summary report to the applicable Site Representative within seven (7) business days of the event.

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(iv)	Assessments. The Operating Committee will meet no less than annually to discuss Forced Outage rates and improvement opportunity.

3.7.4	Planned Outage. In the event of a Planned Outage of an Element of the Distribution System adversely affecting the Transmission System, Local Distribution Company will act in accordance with Good Utility Practice to restore that Element to service promptly in accordance with its schedule for the work that necessitated the Planned Outage. In the event of a Planned Outage of an Element of the Transmission System adversely affecting the Distribution System, Transmission Owner will act in accordance with Good Utility Practice to restore that Element to service promptly in accordance with its schedule for the work that necessitated the Planned Outage.

3.7.5	Operations During Outages. The Parties shall use commercially reasonable efforts consistent with Good Utility Practice to coordinate operations in the event of any Forced Outage or Planned Outage.

3.8	System Restoration Plan Participation. In accordance with Good Utility Practice, Local Distribution Company agrees to participate in Transmission Owner’s System Restoration Plan for the Distribution System and the Transmission System. In accordance with Good Utility Practice, Transmission Owner agrees to participate in Local Distribution Company’s System Restoration Plan for the Distribution System and the Transmission System.

3.9	Common Use Facilities.

3.9.1	Responsibility for Operations, Maintenance. Transmission Owner shall be responsible for the operation and maintenance of Transmission Substation Facilities, including the Transmission Common Use Facilities, and for all costs associated with such operation and maintenance. Local Distribution Company shall be responsible for the operation and maintenance of the Distribution Substation Facilities, including the Distribution Common Use Facilities, and for all costs associated with such operation and maintenance.

3.9.2	Periodic Reviews. At least once each year, the Operating Committee shall meet and review the Parties’ respective operational and maintenance responsibilities with respect to the Transmission Common Use Facilities and the Distribution Common Use Facilities and, if necessary, alter such responsibilities as the Parties deem appropriate; provided that nothing hereunder shall be interpreted to empower the Operating Committee to obligate either Party to incur costs with respect to Common Use Facilities owned by the other Party.

3.9.3	Ownership; Operational Standards. Transmission Common Use Facilities are located at Transmission-Owned Substations and are owned by the Transmission Owner. Distribution Common Use Facilities are located at Distribution-Owned Substations and are owned by the Local Distribution Company. Each Party shall operate and maintain their respective Common Use Facilities in accordance with Good Utility Practice and all applicable provisions of this Agreement.

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3.9.4	Maintenance of Common Use Facilities. Notwithstanding its obligation to comply with Good Utility Practice and all applicable provisions of this Agreement, the Transmission Owner with respect to Transmission-Owned Substations, and Local Distribution Company with respect to Distribution-Owned Substations, shall each perform the following maintenance activities with respect to their respective Common Use Facilities at each such substation: (i) maintain the integrity of the perimeter fencing, including code-required signage; (ii) maintain the functionality of yard lighting; (iii) keep the control house secure and take reasonable efforts to control rodents therein; (iv) perform periodic cleaning of the control house in order to minimize equipment damage due to dirt and grit; (v) weatherize control house(s) in the spring and fall in order to maintain proper ventilation and adequate heat and avoid a negative impact on the serviceability of equipment; (vi) weed treat the substation yard stone areas annually, maintain adequate stone where established, and provide routine grass cutting to maintain reliability and safety; (vii) maintain station grounding systems to keep step and touch potentials at safe levels; and (viii) keep station access drives in drivable condition and free of extraneous debris, animals and wildlife so as to maintain a path to the control house(s) and around the perimeter of the equipment where possible.

3.9.5	Battery Maintenance. In substations containing Common Use Facilities, the owner of the substation shall develop and implement a maintenance and testing plan that meets or exceeds all applicable battery maintenance requirements as specified by the Applicable Reliability Standards. A copy of such plan, test reports and related records shall be provided to the Operating Committee and the other Party for review. Subject to the confidentiality provisions of Article 20, upon the request of the other Party pursuant to a request from the ERO or RRO, the owner of the affected Common Use Facilities shall also provide a copy of such plans, test reports and related records to the ERO or RRO.

3.9.6	Other Compliance Requirements. To the extent that the ERO or RRO has other requirements applicable to the operation, maintenance and testing of a Common Use Facility, the owner of the Common Use Facility shall develop and implement a maintenance and testing plan that meets or exceeds all such applicable ERO or RRO requirements. A copy of such plan, test reports and related records shall be provided to the Operating Committee and the other Party for review. Subject to the Confidentiality provisions of Article 20, upon the request of the other Party pursuant to a request from the ERO or RRO, the owner of the affected Common Use Facility shall also provide a copy of such plans, test reports and related records to the ERO or RRO.

3.10

Station Power. The Parties agree that (i) Local Distribution Company’s system losses include the Station Power supplied by Local Distribution Company to the Transmission Substation Facilities, and accordingly that (ii) Local Distribution Company shall supply

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Station Power to the Transmission Substation Facilities at no cost to Transmission Owner; provided that Local Distribution Company shall only be obligated to provide such Station Power in a manner generally consistent in scope, nature and amount with the usage of Station Power by such Transmission Substation Facilities as of the Separation Date. The Transmission Owner may request, from the Local Distribution Company or appropriate service provider, additional Station Power sources to the Transmission Substation Facilities, or to new transmission substation(s); provided that the provision of such additional Station Power sources shall be subject to the terms and rates of the Local Distribution Company’s, or appropriate service provider’s, applicable tariff for such service.

3.11	Multiple Use Transmission Structures. The Parties acknowledge and understand that the Transmission System includes certain transmission structures with both transmission and distribution lines attached thereto (“Multiple Use Transmission Structures”). With regard to the operation and maintenance of such Multiple Use Transmission Structures, the Parties agree that:

3.11.1	Subject to Sections 3.11.2 and 3.11.3 and applicable safety codes, Transmission Owner shall allow Local Distribution Company to maintain without charge attachments of those distribution lines existing as of the Effective Date to the Multiple Use Transmission Structures.

3.11.2	For facilities that have been designed as Multiple Use Transmission Structures prior to the Effective Date and can accommodate attachment of distribution lines, there shall be no charge by Transmission Owner for attachments.

3.11.3	Transmission Owner shall be responsible for the costs associated with maintaining, relocating, upgrading or implementing other changes to the transmission structures designated as Multiple Use Transmission Structures; provided, however, that Local Distribution Company shall be responsible for all costs associated with the distribution lines attached to such Multiple Use Transmission Structures, including costs associated with maintaining, relocating, upgrading or implementing other changes to such distribution lines.

3.11.4

 Transmission Owner shall provide Local Distribution Company with commercially reasonable advance notice of any planned change to Multiple Use Transmission Structures that may require Local Distribution Company to relocate or otherwise change its distribution lines attached thereto. If it is necessary under generally accepted utility practice for the Local Distribution Company’s distribution lines to be removed from Multiple Use Transmission Structures then the Transmission Owner shall allow Local Distribution Company’s distribution lines to remain attached to the Multiple Use Transmission Structures for a commercially reasonable period in order to allow Local Distribution Company to develop a suitable alternative for its distribution lines; provided, however, that such interim use of Multiple Use Transmission Structures by Local Distribution Company shall neither impair the provision of non-discriminatory, open access transmission service over the Transmission System nor interfere with any planned

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additions or upgrades to such facilities proposed by Transmission Owner or directed by the RTO, FERC or any other Governmental Authority with jurisdiction to require such addition or expansion to the Transmission System. Local Distribution Company shall act in good faith and exercise Due Diligence in developing and implementing a suitable alternative for its distribution lines.

3.12	Operating Committee. The Parties shall establish an operating committee (“Operating Committee”), which in addition to the duties granted it elsewhere in this Agreement shall develop specific guidelines, methods and procedures with respect to coordinated interconnection operation and maintenance of the Distribution System and the Transmission System covering at a minimum the following areas: safety, voltage control, outage planning and implementation, service restoration, emergency operation procedures, frequency controls, environmental matters, ERO and RRO compliance matters, and maintenance planning and execution. Each Party shall designate two (2) members to serve on the Operating Committee. The Operating Committee shall meet not less than annually and shall establish its own operating rules and practices.

Article 4. Supervisory Control and Data Acquisition (SCADA)

4.1	SCADA and Communications Equipment.

4.1.1	Existing Equipment. Interconnection Points containing SCADA and communications equipment along with communication paths with current routing diversity installed prior to the Effective Date shall be considered to satisfy the terms and conditions of this Article 4 and shall be maintained with no less than the current functionality unless otherwise agreed by the Parties.

4.1.2	Obligation to Install.

(i)	Distribution-Owned Substations. Local Distribution Company shall install and operate at its own cost such SCADA and communications equipment as is necessary and consistent with Good Utility Practice, and Applicable Reliability Standards for Transmission Owner to perform monitoring, control, state estimation and contingency analysis at each Distribution-Owned Substation subject to this Agreement for (i) Interconnection Points that existed prior to the Effective Date and did not contain SCADA and communications equipment or (ii) new Interconnection Points installed after the Effective Date.

(ii)	Transmission-Owned Substations. Transmission Owner shall install and operate at its own cost such SCADA and communications equipment as is necessary and consistent with Good Utility Practice, and Applicable Reliability Standards for Transmission Owner to perform monitoring, control, state estimation and contingency analysis at each Transmission-Owned Substation subject to this Agreement for (i) Interconnection Points that existed prior to the Effective Date and did not contain SCADA and communications equipment or (ii) new Interconnection Points installed after the Effective Date.

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4.1.3	Communication Paths and Equipment.

(i)	Generally. Each Interconnection Point or other mutually agreeable location with SCADA and communications equipment shall have one dedicated communications path to Balancing Authority’s control center for the RTU data. Additional data paths and communications equipment requested, either emanating from the substation or the Balancing Authority’s control center, will be at the expense of the Party requesting the additional communication path(s). The SCADA and communications equipment may provide data and status information in real time or with a time delay acceptable to each of Transmission Owner, and in accordance with Applicable Reliability Standards, Reliability Coordinator and RTO, requirements, as applicable, and shall provide data and control via an industry standard protocol such as “ICCP” or another method agreed by the Parties. Such data may include, but not be limited to megawatts, megavars, voltage, amperes, device status and communication system status.

(ii)	SCADA Common Use Facilities. With respect to SCADA Common Use Facilities, the owning Party shall provide the other Party with opportunity to access such SCADA functionality consistent with Good Utility Practice for control, status/alarm indication, and data that may include, but not be limited to megawatts, megavars, voltage, amperes, device status and communication system status.

4.1.4	Loss of Remote Communications. Loss of remote communications, data access or controls via SCADA will be responded to and restored in a manner reflecting urgency commensurate to a critical customer outage.

4.2	Dual Port RTUs. Transmission Owner reserves the right (at Transmission Owner’s expense) to require Local Distribution Company to install or cause to be installed at any new or modified Interconnection Point a dual port RTU within a Distribution-Owned Substation to provide data and control directly to the Transmission Owner. Local Distribution Company will assist in furnishing desired inputs and outputs for such RTU.

4.3	Measured Values; Inputs; Performance Criteria.

4.3.1	Measured Values. The operating metering system shall consist of instantaneous values of MW, MVAR, voltage and current (amperes). Amperes may be measured directly or calculated based on measured values.

4.3.2	Communications Inputs. Values shall be inputted to a Remote Terminal Unit (RTU) or comparable communication device for communication with the Balancing Authority.

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4.3.3	Transducer Performance Criteria. Transducers may utilize the voltage transformers and current transformer secondary circuits also utilized by the revenue metering equipment for a particular interconnection. In such case, the performance criteria listed in Exhibit 8 hereto for the voltage transformers and the current transformers shall apply. Relaying class voltage transformers and current transformers are not to be utilized unless mutually agreed by all the owners of the metering equipment and the Balancing Authority.

4.3.4	Transducer Accuracy. Transducers shall have a range of accuracy of plus or minus one percent (1%). Transducers shall be field calibrated at least once every ten (10) years, or as necessary, and documentation shall be retained showing the calibration results until three (3) years after the last calibration. The Transmission Owner and Local Distribution Company agree that, as to all Interconnection Points in existence as of the Effective Date, no new or different equipment shall be installed to meet the requirements of this section.

4.4	Installation of New Equipment. Unless otherwise agreed to by the Parties, to the extent new SCADA and associated communications equipment is to be installed, the Party owning the affected substation shall install or facilitate installation of SCADA and associated communications equipment at its own cost as soon as practicable, provided that such installation shall be accomplished within a time period of no more than one hundred eighty (180) days following notice by the requesting Party to the other Party of the planned installation or, if such installation is being made in conjunction with the installation of new Interconnection Points, prior to installation of any such Interconnection Points.

4.5	Change in Regulations. With respect to SCADA and associated communications equipment, including communication paths with current routing diversity that are in existence as of the date of this Agreement, the Parties acknowledge that Transmission Owner may be subjected to changing Applicable Reliability Standards that render such existing SCADA and associated communications equipment non-compliant with such regulations. The Party owning such existing SCADA and associated communications equipment affected by any such changes in regulations shall respond in accordance with Good Utility Practice to assure compliance for such SCADA and associated communications equipment.

Article 5. Revenue Metering

5.1	Ownership. Local Distribution Company shall own, operate, test and maintain or contract for the metering equipment at the Interconnection Points with Transmission Owner, as required by this Article 5. Transmission Owner and Local Distribution Company agree that, as to all Interconnection Points in existence as of the Effective Date, no new or different metering equipment or arrangements shall be required. For existing Interconnection Points where low-side metering exists without loss compensation, Parties will agree to loss compensation factors. To the extent existing metering equipment is replaced or new metering equipment is installed at Interconnection Points in existence as of the Effective Date, such replacements or installations shall meet the standards set in Section 5.2. Local Distribution Company shall install metering equipment that meets the standards set forth in Section 5.2 at all new Interconnection Points.

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5.2	Metering Standards. The Revenue Quality Metering System shall consist of all instrument transformers (current and voltage), secondary wiring, test switches and meter(s) required to determine the metering values for record for any given metering point.

5.2.1	Wire System Outputs.

(i)	Metering shall be form 9, 3-element for 4-wire systems and form 5, 2-element for 3-wire systems.

(ii)	In substations where an RTU or other remote data collecting and telecommunication device is present, meters shall have form C, 3-wire outputs with programmable values determined by Local Distribution Company for bi-directional MWHs and MVARs. Such form C, 3-wire outputs shall be connected to an isolation relay before connecting to the RTU. Alternatively, real time SCADA (Watts, Vars, Voltage, PF, Current, Frequency, etc.) and equivalent pulse accumulator values may be electronically ported from the revenue meter to the station RTU when technically feasible and upon agreement of the Parties.

5.2.2	Bi-directional. Meters shall measure, at a minimum, megawatt hours and megavar hours and have bi-directional capability, where applicable. All measured values shall have individual outputs, (such as DNP and KYZ), where applicable and a minimum 35-day interval data recording capability for each measured value.

5.2.3	Loss Compensation. Revenue-quality loss-compensated metering shall be acceptable if the metering facilities and the Interconnection Point are not at the same physical location. The metering shall account for real power losses between the location of the meter and the Interconnection Point and no-load losses of the power transformer. Real power losses between the location of the meter and the Interconnection Point must be agreed upon by both parties. The meter data management system for determining such losses shall be MV-90 or an equivalent meter data management system.

5.2.4	Records Retention.

(i)	The Party that owns the metering equipment shall maintain records that demonstrate compliance with all meter tests and maintenance conducted in accordance with Good Utility Practice for the life of the Interconnection Point. The non-owning Party shall have reasonable access to the records.

(ii)

For installations where the metering is performed using loss compensation, the factory certified test results of the power transformer, including load, no-load losses and calculated meter loss calculations, shall

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be recorded in writing. The non-owning Party shall have reasonable access to the records. If factory certified test results, including load and no-load losses are not available, then both parties shall endeavor to agree on the loss compensation value.

(iii)	Records showing metering instrument transformers’ factory certified or utility test shop test results showing compliance with applicable metering test standards shall be maintained by the meter owner. The non-owning Party shall have reasonable access to the records. Metering transformers must be at least 0.3% accuracy class.

(iv)	A meter’s factory certified or utility test result, showing compliance with applicable metering test standards, shall be maintained by the meter owner. The non-owning Party shall have reasonable access to the records.

5.3	Testing.

5.3.1	Periodicity; Costs. Metering equipment shall be tested by the Party owning said equipment at suitable intervals agreed upon by the Parties. Such test intervals shall not exceed four (4) years. The meters’ accuracy shall be maintained at a minimum in accordance with applicable regulatory standards. At the request of either Party, special tests, outside the agreed upon test interval, shall be made. If any special meter test discloses the metering device to be registering within acceptable limits of accuracy as specified herein, then the Party requesting such special meter test shall bear the expense thereof. Otherwise, the expense of such test shall be borne by the owner. Representatives of each Party shall be afforded opportunity to be present at all routine or special tests and upon occasions when any readings for purposes of settlements hereunder are taken from meters not producing an automatic record.

5.3.2	Corrections. If, as a result of any test, any meter shall be found to be registering more than one percent (1%) above or below one hundred percent (100%) of accuracy, the account between the Parties hereto shall be corrected, for a period equal to one-half of the elapsed time since the last prior test, according to the percentage of inaccuracy so found, except that if the meter shall have become defective or inaccurate at a reasonably ascertainable time since the last prior test of such meter, the correction shall extend back to such time. No meter shall be left in service if found to be more than 0.5 percent above or below one hundred percent (100%) of accuracy at series full and light load, unity power factor. Should metering equipment at any time fail to register, the energy delivered shall be determined from the best available data. All meters shall be kept under seal, such seals to be broken only when the meters are to be tested or adjusted.

5.3.3	Test Switches. Test switches shall be installed to allow independent testing and/or replacement of each meter and transducer utilizing the secondary circuit. No other piece of equipment shall be in the revenue metering secondary circuit.

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5.4	Resales. In substations subject to this Agreement where electrical energy is resold to another local distribution company other than Local Distribution Company, Local Distribution Company will provide to Transmission Owner without cost in accordance with applicable federal and RTO requirements metering data that is related to such resale.

5.5	Repairs; Replacements. In the event of an interconnection meter needing replacement or repair, a representative from the non-owning Party shall be given a reasonable opportunity to be present during such repair or replacement.

5.6	Reading. Transmission Owner shall have the right to read the revenue meters remotely, and in a secure manner, as reasonably necessary to facilitate billing and calculation and verification of revenues.

Article 6. Protective Relaying and Control

6.1	Right to Review and Approve New Protective Relaying Equipment. Each Party shall have the right, using Good Utility Practice, to review and approve all new Protective Relaying logic equipment, including equipment settings, protective relay schemes, drawings, and functionality associated with each Interconnection Point. Review shall be timely and approval shall not be unreasonably withheld. Protective Relaying logic equipment and schemes installed before the Effective Date shall be considered to satisfy the terms and conditions of this Article 6. When existing equipment or schemes installed prior to the Effective Date are replaced or when new equipment or schemes are installed pursuant to this Article 6 or in association with new Interconnection Points, then such replacement or installation shall be performed in accordance with the terms and conditions of this Article 6.

6.2	Distribution System Fault Contributions. To the extent that there is generation on the Distribution System that, in the reasonable judgment of either Party, may contribute material amounts of current to a fault on the Transmission System, Local Distribution Company shall have and enforce standards to ensure the provision, installation and maintenance of relays, circuit breakers, and all other devices necessary to remove promptly any fault contribution of such generation to any short circuit occurring on the Transmission System and not otherwise isolated by the Transmission Owner equipment. Such protective equipment shall include, a disconnecting device or switch with load interrupting capability to be located between the generation and the Transmission System at an accessible, secure, and satisfactory site selected upon mutual agreement of the Parties. Transmission Owner shall not be responsible for protection of such generation.

6.3	Operation, Maintenance and Testing of Protective Relay System.

6.3.1	Generally. Any Protective Relay System that causes any Transmission Owner protective device or Local Distribution Company protective or switching device connected to a Transmission Owner bus to operate shall be maintained and tested in accordance with the provisions of this Article 6.

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6.3.2	Ownership, Records Access. Transmission Owner shall, in accordance with Good Utility Practice, own, operate, maintain and test those Protective Relays, relaying communications systems, current transformers, battery banks and potential transformers that constitute Transmission Substation Facilities. Local Distribution Company shall, in accordance with Good Utility Practice, own, operate, maintain, and test those Protective Relays, current transformers, battery banks and potential transformers that constitute Distribution Substation Facilities. The Parties shall maintain, and, as necessary, upgrade their respective Protective Relay Systems in accordance with Good Utility Practice, and each Party shall provide the other Party with access to copies of operation and maintenance manuals and test records for all relay equipment.

6.3.3	Testing. The Parties shall test their respective Protective Relays associated with the Interconnection Points for correct calibration and operation in accordance with Good Utility Practice. Complete functional testing of the relay protection schemes shall be performed at the same time. Parties shall coordinate design, installation, operation, and testing of Protective Relay schemes to insure that such relays operate in a coordinated manner so as to not cause adverse operating conditions on the other Party’s system.

6.4	Protective Relay Maintenance. Each Party shall be responsible for maintenance, calibration and functional testing of its respective Protective Relay systems in accordance with Good Utility Practice and otherwise applicable terms of this Agreement. All such maintenance and testing must be performed by Qualified Personnel selected by the Party responsible for performing the activity. In addition, each Party shall allow the other Party to conduct regularly scheduled, visual inspection of all its Protective Relay systems and associated maintenance records. Related maintenance and operational records shall be maintained by each Party with respect to its Protective Relaying in accordance with Good Utility Practice. Upon completion of all Protective Relay calibration testing and functional testing, the Party performing such testing shall make available copies of all test reports and related records for review by the Party not performing the testing. Local Distribution Company shall review and confirm that all test reports and documentation supporting that Protective Relay System’s tests and settings, as shown on such test reports, have been done in accordance with the equipment’s specifications and Good Utility Practice.

6.5	Updated System Protection Requirements.

6.5.1	Transmission Owner. As Transmission Owner’s System protection requirements change and as System protection technology advances, Transmission Owner will upgrade its Protective Relay system in accordance with Good Utility Practice. If these upgrades affect the serviceability and acceptability of the Protective Relay Systems on the Interconnection Equipment installed, owned, and operated by Local Distribution Company, Local Distribution Company must (at its own expense) upgrade its Protective Relay systems as necessary to bring them into compatibility with, and adopt the technological standards of, the Protective Relay Systems installed by Transmission Owner. Transmission Owner shall give Local Distribution Company notice of any such upgrade as soon as practicable prior to the anticipated date of such upgrade.

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6.5.2	Local Distribution Company. As Local Distribution Company’s System protection requirements change and as technology advances, Local Distribution Company will upgrade its Protective Relay System in accordance with Good Utility Practice. If these upgrades affect the serviceability and acceptability of the Protective Relay Systems on the Interconnection Equipment installed, owned, and operated by Transmission Owner, Transmission Owner must (at its own expense) upgrade its Protective Relay Systems as necessary to bring them into compatibility with, and adopt the technological standards of, the Protective Relay Systems installed by Local Distribution Company. Local Distribution Company shall give Transmission Owner notice of any such upgrade as soon as practicable prior to the anticipated date of such upgrade.

6.5.3	Documentation Updates. Exhibit 1 shall be updated by the Parties to reflect any changes in Protective Relay Systems as they are made.

6.6	Expansion of Relay Panels.

6.6.1	Distribution-Owned Substations. Local Distribution Company shall provide the necessary space to install or expand relay panels for Transmission System protection if requested by Transmission Owner. Any incremental costs required to accommodate such a request shall be the responsibility of Transmission Owner.

6.6.2	Transmission-Owned Substations. Transmission Owner shall provide the necessary space to install or expand relay panels for Distribution System protection if requested by Local Distribution Company. Any incremental costs required to accommodate such a request shall be the responsibility of Local Distribution Company.

Article 7. Planning and Obligation to Serve

7.1

Adequacy Obligation. Subject to applicable regulatory approvals, including the principles of least-cost long-term planning applicable to maintaining the overall reliability of the transmission and distribution system in the planning horizon, and subject to the oversight and direction of the RTO (or any successor regional transmission organization) where applicable, Transmission Owner shall have a public utility duty to operate, maintain, plan, design and construct the Transmission System so that the system is adequate to: (i) deliver on a reliable basis the reasonable, projected needs of all loads on the Distribution System connected to and dependent upon the Transmission Owner’s facilities for delivery of reliable, low-cost and competitively-priced electricity to such distribution system; and (ii) provide needed support to the Distribution System. Local Distribution Company recognizes that the obligations above are in addition to the Transmission Owner’s other obligations under separate tariffs and agreements also related to operating, maintaining, planning, designing, and constructing the Transmission System, including obligations related to other electric distribution systems and adequacy to support effective competition in energy markets. In meeting these obligations, the Transmission Owner

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shall treat the needs of each electric distribution system interconnected with the Transmission system, and the electric loads on each system in a nondiscriminatory manner.

7.2	Coordination of Planning Activities. Local Distribution Company and Transmission Owner shall discuss, at appropriate intervals but no less than annually, the needs of Local Distribution Company and the plans of Transmission Owner that could affect Local Distribution Company. The Parties agree to cooperate and coordinate as necessary on planning and construction of projects that affect Local Distribution Company.

7.3	Regulatory Approvals. If the Parties agree upon the need for any such project, they shall cooperate and coordinate in seeking all necessary regulatory approval for such project. The Parties shall coordinate and cooperate with each other with respect to all communications and commitments to municipal, county, and state agencies involved in such project.

7.4	Reservation of Rights. If Local Distribution Company proposes construction of a transmission project and Transmission Owner does not agree that such project is needed, Local Distribution Company shall have the right to petition the applicable Governmental Authority for a declaratory ruling on whether the proposed project is needed pursuant to Transmission Owner’s public-utility duty to plan and construct a reliable, adequate system. The Parties agree that the ruling of the applicable Governmental Authority will be binding upon them.

7.5	Load Growth and Reliability Needs. Transmission Owner is obligated to plan and install any Transmission System components that may be necessary to accommodate Local Distribution Company’s planned load growth and planned reliability improvements. Transmission Owner will construct new interconnections with the Distribution System in accordance with Transmission Owner’s planning criteria, other agreements in effect between the Parties, and Good Utility Practice. Transmission Owner shall bear the responsibility for such planning and installing in accordance with this Article 7. Transmission Owner’s obligations under this Section 7.5 shall include the planning and installation of any new Interconnection Points that may be necessary to accommodate Local Distribution Company’s planned load growth and planned reliability improvements. Recovery of the cost of such additions shall be in accordance with Section 7.1.

7.6	Information Submittals to Transmission Owner. To facilitate planning and construction discussions under Section 7.2, Local Distribution Company, or its designated representative, shall annually submit the following information, on a commercially reasonable efforts basis, and under the following conditions to Transmission Owner.

7.6.1	No later than November 1 of each year, the most recent actual summer and winter peak demands in megawatts (MW) and megavars (MVAR) for each Interconnection Point with the Transmission System, coincident with Local Distribution Company’s peak demand for these seasons.

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7.6.2	No later than February 1 of each year:

(i)	seasonal peak demand forecasts (MW and MVAR) for each Local Distribution Company Interconnection Point with the Transmission System for the next ten (10) years as required by the Applicable Reliability Standards or RTO requirements for the Transmission Owner’s model; and

(ii)	planned facility connections (new Interconnection Points) with the Transmission System for the next ten (10) years.

7.6.3	Transmission Owner will treat all information disclosed by Local Distribution Company under this Section 7.6 as Confidential Information.

Article 8. New Construction and Modification

8.1	Allocation of Responsibility and Costs.

8.1.1	Generally. Each Party may construct additional Elements for its System or otherwise modify its System. All such modifications and construction provided for herein, shall be (i) conducted with Due Diligence in accordance with Good Utility Practice, all Applicable Reliability Standards, Reliability Coordinator and RTO requirements, and otherwise in accordance with the terms of this Agreement, and (ii) subject to any required approvals of Governmental Authorities.

8.1.2	Allocation of Costs; Non-Impairment. Except as otherwise expressly provided by this Agreement, each Party shall only be responsible for the costs to modify its own System and the costs to construct new Elements of its System and shall not be responsible for the costs imposed on the other Party as a result of such modification or new construction. However, during the period while such modification or new construction is under way, the Party constructing new Elements for its System or otherwise modifying its System shall perform such activities using Good Utility Practice so as not to impair the transmission, distribution and communications capabilities of the other Party and to avoid or minimize any adverse impact on the other Party.

8.2	Required Notices. No modifications to, or new construction of, facilities, or access thereto, including but not limited to rights-of-way, fences, and gates, shall be made by either Party pursuant to this Article 8 that might reasonably be expected to have a material effect upon the other Party with respect to operations or performance under this Agreement, without providing such other Party (a) prior written notification as set forth in this Article 8, and (b) sufficient information regarding the work prior to commencement to enable such other Party to evaluate the impact of the proposed work on its operations. The information provided must be sufficiently detailed to enable reasonable review by such other Party and satisfy such other Party’s reasonable operational requirements. Each Party shall use reasonable efforts to minimize any adverse impact on the other Party.

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8.3	Drawings; Specifications; Review.

8.3.1	Submittal. If any Party intends to install any new facilities, equipment, systems, or circuits or any modifications to existing or future facilities, equipment, systems or circuits that could reasonably be expected to have a material effect upon the operation of the other Party, the Party desiring to perform said work shall, in addition to the requirements of Section 8.2, provide the other Party with drawings, plans, specifications and other necessary documentation for review at least ninety (90) days prior to the start of the construction of any such installation. This notice period shall not apply to modifications or new installations made to resolve or prevent pending Emergency or Network Security Conditions.

8.3.2	Review. The Party reviewing any drawings, plans, specifications, or other necessary documentation shall promptly review the same and provide any comments to the performing Party no later than sixty (60) days prior to the start of the construction of any installation. The performing Party shall incorporate all requested modifications to the extent required to maintain Good Utility Practice and compliance with this Agreement. The reviewing Party may reject plans that do not meet applicable safety codes.

8.4	As-Built Drawings; Specifications. Within one-hundred twenty (120) days after any modification or construction subject to this Article 8 is placed in service, the Party initiating the work shall provide “as built” drawings, plans, specifications and related technical data to the other Party. Approval or review of any document referenced herein shall not relieve the initiating party of its responsibility for the design or construction of any proposed facility, nor shall it subject the other Party to any liability, except with respect to the confidentiality provisions of Article 20.

8.5	Inspections. Each Party shall, at its own expense, have the right to inspect or observe all maintenance activities, equipment tests and installation, construction, and modification of facilities of the other Party that could have a material effect upon the facilities or operations of the first Party.

8.6	Existing Substation Expansion Capability. To the extent a substation in existence as of the Effective Date has as of that date undeveloped space for expansion distribution bays or transmission bays and corresponding line routes, the owning Party of such substation shall make such space available to the other Party for the expansion of such Party’s System provided that such owning Party shall not be obligated to make such space available to the extent such space is needed for planned expansion of the owning Party’s System.

8.7	In-Progress Projects. Each Party’s in-progress transmission projects, or which have received budgetary approval as of the Effective Date, in each case that may impact the other Party’s System (i) are set forth in Exhibit 9 hereto and (ii) shall be considered approved for construction by Local Distribution Company and Transmission Owner, as applicable. Each Party shall accept these projects for construction without any additional System requirements, other than those that are already part of those projects.

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Article 9. Access to Facilities

9.1	Generally. The Parties hereby agree to provide each other such access to facilities, properties, equipment and records as may be necessary and appropriate to enable each Party to maintain its respective facilities, equipment and property in a manner consistent with Good Utility Practice and otherwise in accordance with this Agreement. Such access shall be provided in a manner so as not to interfere unreasonably with the ongoing business operations, rights, and obligations of either Party. Any such access shall be subject to applicable federal, state and local laws and regulations and the rules and operation guidelines of the Party owning such facilities or properties, including without limitation the requirement that such Party’s personnel make communication with the other Party upon arriving at, and prior to, entering such Party’s facilities or properties to notify the owning Party of their presence, summary of their intended actions and the potential risks.

9.2	Easements; Access to Facilities and Property.

9.2.1	Easements.

(i)	Transmission Owner Easements. Without limiting the generality of Section 9.1, Transmission Owner shall have access to all Elements of its System, including Transmission Owner’s Interconnection Equipment, Distribution Common Use Facilities, in each case located at a Distribution-Owned Substation or otherwise located on Local Distribution Company’s property through easements or servitudes, as applicable, substantially in the form of Exhibit 7-1 (“Easements”), granted to Transmission Owner by Local Distribution Company.

(ii)	Local Distribution Company Easements. Without limiting the generality of Section 9.1, Local Distribution Company shall have access to all Elements of its System, including Local Distribution Company’s Interconnection Equipment, Transmission Common Use Facilities, in each case located at a Transmission-Owned Substation or otherwise located on Transmission Owner’s property through Easements granted to Local Distribution Company by Transmission Owner.

(iii)	Schedule of Easements. A schedule of Easements granted pursuant, and subject, to this Agreement is attached hereto as Exhibit 7-2. Transmission Owner and Local Distribution Company acknowledge and agree that Exhibit 7-2 may be revised and supplemented from time to time to add and/or delete easements as additional facilities are added or retired. Such supplementation shall not require formal amendment to this Agreement but shall be presented to and approved by the Operating Committee.

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9.2.2	Access to Property and Facilities Generally. Each Party shall (i) furnish at no cost to the other Party any necessary access, additional easements, licenses, and/or rights of way upon, over, under, and across lands owned or controlled by either Party and/or its affiliated interests for the construction and operation of necessary lines, substations, and other equipment in furtherance of the continued interconnection of such other Party’s facilities from and after the Effective Date, with the such Party’s System under this Agreement, and (ii) at all reasonable times, give such other Party, or its agents, free access to such lines, substations, and equipment, as allowed by the Applicable Reliability Standards, Reliability Coordinator and RTO requirements.

9.2.3	Metering Devices. An accessible, protected and satisfactory site shall be mutually agreed upon by the respective Parties at each Distribution-Owned Substation and Transmission-Owned Substation, and the non-owning Party shall be provided at the owning Party’s expense, for installation at such site of metering devices, unless the owning Party elects to install meters on poles or other locations controlled by it. Each owning Party grants to non-owning Party at all reasonable times and with reasonable supervision, the right of free ingress and egress to such sites for the purpose of installing, testing, reading, inspecting, repairing, operating, altering, or removing any of the non-owning Party’s property located at such sites or for other purposes necessary to enable either Party to deliver or receive electric energy, suspend the delivery or receipt thereof, or determine owning Party’s compliance with this Agreement.

9.3	Keys; Access Codes; Qualified Personnel. Each Party shall provide the other Party keys, access codes or other access methods necessary to gain unassisted access to the other Party’s facilities to exercise rights under this Agreement. Access shall only be granted to Qualified Personnel and shall adhere to the Applicable Reliability Standards for critical infrastructure protection and the facility owning Party’s polices and procedures as deemed necessary by the facility owning Party for compliance with those standards.

9.4	No Changes to Site Topography or Access. Neither Party shall make changes to the site topography or accesses, including but not limited to grading or drainage, that could reasonably be expected to have a material adverse effect upon the other Party’s facilities or common use drainage or pollution control systems without the prior written consent of the other Party, such consent not to be unreasonably withheld.

9.5	Mobile Substation Accessibility. For each Transmission-Owned Substation or Distribution-Owned Substation having as of the Effective Date mobile substation accessibility for N-1 contingency for the removal of distribution transformer for maintenance or restoration purposes, the owning Party of such substation shall maintain at that substation the specified level of mobile substation accessibility. Such substations shall be identified in Exhibit 1.

Article 10. Notifications and Reporting

10.1

Generally. Unless otherwise provided, any notice required to be given by either Party to the other Party in connection with this Agreement shall be given in writing: (i) personally; (ii) by facsimile transmission (if the sender thereafter sends such notice to the recipient by any of the other methods provided in this Section 10.1); (iii) by registered or

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certified U.S. mail, return receipt requested, postage prepaid; or (iv) by reputable overnight carrier, with acknowledged receipt of delivery; or (v) any other method mutually agreed by the Parties in writing. Notice given personally shall be deemed given on the date of personal receipt. Notice sent by facsimile shall be deemed given on the date the transmission is confirmed by sender’s facsimile machine, so long as the facsimile is sent on a business day during normal business hours of the recipient. Otherwise, notice by facsimile shall be deemed given on the next succeeding business day. Notice provided by mail or overnight courier shall be deemed given at the date of acceptance or refusal of acceptance shown on such receipt.

10.2	Notice to Site Representatives. Notice to Transmission Owner shall be to Transmission Owner’s Site Representative, at the address identified in Exhibit 2. Notice to Local Distribution Company shall be to Local Distribution Company’s Site Representative, at the address identified in Exhibit 2.

10.3	Emergency; Network Security Condition.

10.3.1	Prompt Notice. Each Party shall provide prompt verbal notice to the other Party describing: (i) the nature and extent of any Emergency or Network Security Condition that may be reasonably anticipated to affect the other Party’s equipment, facilities or operations, (ii) the impact on operations, and (iii) all corrective action. Either Party may take reasonable and necessary action, both on its own and the other Party’s System, equipment, and facilities, to prevent, avoid or mitigate injury, danger, damage or loss to its own equipment and facilities, or to expedite restoration of service; provided, however, that the Party taking such action shall give the other Party prior verbal notice, if at all possible, before taking any action on the other Party’s System, equipment, or facilities.

10.3.2	Provision of Documents; Information. In the event of an Emergency or Network Security Condition contemplated by Section 10.3.1, each Party shall provide to the other such information, documents, and data as are necessary for operation of the Transmission System and Distribution System, including, without limitation, such information as is to be supplied to any Governmental Authority, ERO, RRO, Transmission System Operations Center, or Balancing Authority.

10.4	Information Exchanges. In order to continue interconnection of the Distribution System and Transmission System, each Party shall promptly provide the other Party with all relevant information, documents, or data regarding the Distribution System and the Transmission System that would be reasonably expected to affect the Distribution System or Transmission System and is reasonably requested by ERO, RRO, Reliability Coordinator, RTO or any Governmental Authority.

10.5	Maintenance; Inspections.

10.5.1	Minor. A Party performing routine maintenance and inspection activities that do not require major equipment or system outages and have no material impact on the other Party shall provide the other Party with at least twenty-four (24) hours’ prior notice, if practicable.

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10.5.2	Major. A Party performing routine maintenance and inspection activities that will require major equipment or system outages shall provide the other Party with not less than seventy-two (72) hours’ prior notice, if practicable; provided that the provisions of Section 3.7.2 remain applicable to the outages and that the notice required by this Section 10.5 shall be in addition to, and does not substitute for, the requirements of Section 3.7. As noted in Article 3.7, Parties must comply with the applicable RTO requirements.

10.5.3	Entry. Each Party shall notify the other Party prior to entering other Party’s facilities.

10.6	System Alarms. Each Party shall provide prompt verbal notice to the other Party of any System alarm relating to the other Party’s equipment, unless the system alarm is automatically sent to the other Party.

10.7	System Events Data. Upon request, each Party shall provide a report or a copy of the data from a System events recorder or digital fault recorder relating to the other Party’s equipment.

10.8	Labor Disputes. Each Party agrees to notify the other Party immediately verbally, and then in writing, of any labor dispute or anticipated labor dispute of which its management has actual knowledge that might reasonably be expected to affect the operations of the other Party with respect to this Agreement.

10.9	Verbal Notification. Each Party shall provide verbal notification to the applicable Site Representative of the other Party’s all life threatening, serious health, or extreme reliability risks identified by such Party in connection with its performance of this Agreement.

Article 11. Safety

11.1	Compliance with Laws; Standards. Each Party agrees that all work performed by either Party that may reasonably be expected to affect the other Party shall be performed in accordance with Good Utility Practice and all applicable laws, regulations, safety standards, practices and procedures and other requirements pertaining to the safety of persons or property (including, but not limited to those of the Occupational Safety and Health Administration, the National Electrical Safety Code and those developed or accepted by Transmission Owner and Local Distribution Company for use on their respective systems) and Good Utility Practice when entering or working in the other Party’s property or facilities or switching area. A Party performing work within the boundaries of the other Party’s facilities must abide by the safety rules applicable to the site.

11.2	Employee Supervision. Each Party shall be solely responsible for the safety and supervision of its own employees, agents, representatives, and subcontractors.

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11.3	Reporting Personal Injuries. Each Party shall (i) immediately report any injuries that occur while working on other Party’s property, facilities or switching area to appropriate agencies and Site Representative, and (ii) provide a follow-up incident/injury status report within five (5) business days of the event.

11.4	Switching and Personal Safety Procedures. Each Party will comply with its clearing/tagging/lockout procedures as provided in Section 2.3.

Article 12. Environmental Compliance and Procedures

12.1	Notice of Releases. Each Party shall immediately provide verbal or written notification to the other Party upon the discovery of any Release of any hazardous substance caused by the Party’s operations or equipment that impacts the assets or facilities of the other Party or upon discovery of the Release of any hazardous substance that may reasonably be expected to migrate to, or adversely impact, the property, facilities or operations of the other Party and shall promptly furnish to the other Party copies of any reports filed with, or received from, any Governmental Authorities addressing such events.

12.2	Cost Responsibility; Remediation and Abatement. The Party responsible for the Release of any hazardous substance on the property or facilities of the other Party, or of any hazardous substance that may migrate to, or adversely impact the property, facilities or operations of the other Party shall be responsible for the cost of performing any and all remediation or abatement activity required by a Governmental Authority or by Environmental Laws and submitting all reports or filings required by Environmental Laws. Advance written notification (except in emergency situations, in which verbal, followed by written notification, shall be provided as soon as practicable) shall be provided by any Party performing any remediation or abatement activity on the property or facilities of the other Party, or that may adversely impact the property, facilities, or operations of, the other Party. Except in emergency situations, such remediation or abatement activity shall be performed only with the consent of the Party owning the affected property or facilities, which consent shall not be unreasonably withheld. The Parties agree to coordinate, to the extent necessary, the preparation of site plans, reports or filings required by law or regulation, including but not limited to Spill Prevention, Control and Countermeasures (SPCC) and Stormwater Pollution Prevention Plans (SWPP) required by Environmental Laws.

Article 13. Billings and Payment

13.1	Invoices. Any invoices payable under this Agreement shall be provided to the other Party under this Agreement within a reasonable time after the first day of each month. Each invoice shall indicate the month in which services were provided, shall fully describe the services rendered and shall be itemized to reflect the services performed or provided. The invoice shall be paid within sixty (60) days of the invoice date.

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13.2	Any payments required to be made by Local Distribution Company under this Agreement shall be made to Transmission Owner at the following address:

[ITC]

__________________

__________________

__________________

Fax: __________________

Attention: Accounts Receivable

Any payments required to be made by Transmission Owner under this Agreement shall be made to Local Distribution Company at the following address:

[Entergy Utility OpCo]

__________________

__________________

__________________

Fax: __________________

Attention: __________________

13.3	Interest. The rate of interest on any amount not paid when due shall be equal to the Interest Rate in effect at the time such amount became due. Interest on delinquent amounts shall be calculated from the due date of the bill to the date of the payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party. Nothing contained in this Article 13 is intended to limit either Party’s remedies under Article 21 of this Agreement.

13.4	Payment not a Waiver. Payment of an invoice shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

13.5	Disputes. If all or part of any bill is disputed by a Party, that Party shall promptly pay the amount that is not disputed and provide the other Party a reasonably detailed written explanation of the basis for the Dispute pursuant to Article 26. The disputed amount shall be paid into an independent escrow account pending resolution of the Dispute, at which time the prevailing Party shall be entitled to receive the disputed amount, as finally determined to be payable, along with interest accrued at the Interest Rate through the date on which payment is made, within ten (10) business days of such resolution.

13.6	Costs of Collection. Neither Party shall be responsible for the other Party’s costs of collecting amounts due under this Agreement, including attorney fees and expenses and the expenses of arbitration.

Article 14. Applicable Regulations and Interpretation

14.1	Governmental Approvals. Each Party’s performance under this Agreement is subject to the condition that all requisite approvals from Governmental Authorities required for such performance are obtained in form and substance satisfactory to the other Party in its reasonable judgment, including the filing at FERC and acceptance of this Agreement under Section 205 of the Federal Power Act. Each Party shall exercise Due Diligence and shall act in good faith to secure all appropriate approvals in a timely fashion.

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14.2	Governing Law. This Agreement is made subject to present or future state or federal laws, regulations, or orders properly issued by state or federal bodies having jurisdiction. This Agreement shall be interpreted pursuant to the laws of the State of New York without regard to any conflicts of law principles and to the Federal Power Act and the regulatory agency or agencies having jurisdiction over the particular matter.

Article 15. Force Majeure

15.1	General. Except for the obligation to make any payments under this Agreement, neither Party shall be considered to be in default or breach of this Agreement or liable in damages or otherwise responsible to the other Party for any delay in or failure to carry out any of its obligations under this Agreement if, and only to the extent that, the Party is unable to perform or is prevented from performing by an event of Force Majeure. Notwithstanding the foregoing sentence, neither Party may claim Force Majeure for any delay or failure to perform or carry out any provision of this Agreement to the extent that such Party has been negligent or engaged in intentional misconduct and such negligence or intentional misconduct substantially and directly caused that Party’s delay or failure to perform or carry out its duties and obligations under this Agreement.

15.2	Force Majeure Defined. The term Force Majeure means those events beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure which, through the exercise of Good Utility Practice, that Party could not have avoided and which, by exercise of Due Diligence, that Party is unable to overcome. Such events include the following, to the extent they conform to the foregoing criteria: labor disputes (including a strike) flood; lightning strikes; earthquake; fire; epidemic; war; invasion; riot; civil disturbance; sabotage or vandalism; explosion; insurrection; military or usurped power; action of any court or Governmental Authority, or any civil or military authority de facto or de jure; act of God or the public enemy; or any other event or cause of a similar nature beyond a Party’s reasonable control. Mere economic hardship does not constitute Force Majeure.

15.3	Procedures. A Party claiming Force Majeure must:

15.3.1	give written notice to the other Party of the occurrence of a Force Majeure event no later than three (3) business days after learning of the occurrence of such an event;

15.3.2	use Due Diligence to resume performance or the provision of service hereunder as soon as practicable;

15.3.3	take all commercially reasonable actions to correct or cure the Force Majeure event;

15.3.4	exercise all reasonable efforts to mitigate or limit damages to the other Party, except that neither party shall be required to settle any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in the dispute, are contrary to its interest; and

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15.3.5	provide prompt written notice to the other Party of the cessation of the adverse effect of the Force Majeure event on its ability to perform its obligations under this Agreement.

Article 16. Limitation of Liability

16.1	With respect to claims by and between the Parties under this Agreement, notwithstanding any other provision of this Agreement, liability of each Party shall be limited to direct actual damages, and all other damages at law or in equity are waived. Under no circumstances shall either Party or its affiliates, directors, officers, employees and agents, or any of them, be liable to the other Party, whether in tort, contract or other basis in law or equity for any special, indirect, punitive, exemplary or consequential damages, including such damages for: loss of profits or revenue from work not performed; loss of use of or under-utilization of the other Party’s facilities, loss of use of revenues; attorneys’ fees, litigation costs and loss of anticipated profits resulting from either Party’s performance or non-performance of an obligation imposed by this Agreement. The limitations on damages specified in this section are without regard to the cause or causes related thereto, including the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive. This limitation shall not apply to claims for death, bodily injury or third-party claims.

Article 17. Indemnification

17.1	Local Distribution Company’s Indemnification. Subject to the provisions of Article 16, Local Distribution Company shall indemnify, hold harmless and defend Transmission Owner, and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates’ employees, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ and experts’ fees and reasonable disbursements in connection therewith) for damage to property, or injury to, or death of, any individual, including Transmission Owner’s employees and affiliates’ employees, Local Distribution Company’s employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligence or otherwise, by Local Distribution Company or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Local Distribution Company’s performance or breach of this Agreement, or the exercise by Local Distribution Company of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of Transmission Owner, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Local Distribution Company hereby waives any defense it otherwise might have under applicable workers’ compensation laws.

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17.2	Transmission Owner’s Indemnification. Subject to the provisions of Article 16, Transmission Owner shall indemnify, hold harmless and defend Local Distribution Company, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ and expert fees and reasonable disbursements in connection therewith) for damage to property, or injury to, or death of any individual, including Local Distribution Company’s employees and affiliates’ employees, Transmission Owner’s employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligence or otherwise, by Transmission Owner or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Transmission Owner’s performance or breach of this Agreement, or the exercise by Transmission Owner of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of Local Distribution Company, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Transmission Owner hereby waives any defense it otherwise might have under applicable workers’ compensation laws.

17.3	Indemnification Procedures. Any Party seeking indemnification under this Agreement shall give the other Party notice of such claim as soon as practicable. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed. Each Party’s indemnification obligation will survive expiration, cancellation or early termination of this Agreement.

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Article 18. Insurance

18.1	Required Insurance. The Parties agree to maintain, at their own cost and expense, general and automobile liability, worker’s compensation, and other forms of insurance relating to their operations for the life of this Agreement in the manner, and amounts, as are usual and customary for similarly situated companies in their respective industries.

18.2	Certificates. Upon request, each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

(i)	name of insurance company, policy number and expiration date;

(ii)	the coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy;

(iii)	a statement indicating that the other Party shall endeavor to provide at least thirty (30) days’ prior written notice of cancellation of a policy; and

(iv)	a statement indicating that the other Party and its affiliates have been named as additional insureds.

18.3	Claims-Made. If any insurance is written on a “claims made” basis, the primary insured Party shall maintain the coverage for a minimum of three (3) years after the termination of this Agreement.

Article 19. Several Obligations

19.1	Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture or to impose a trust or partnership duty, obligation or liability or agency relationship on or with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

Article 20. Confidentiality

20.1	Definition. “Confidential Information” shall mean any confidential, proprietary or trade secret information of or relating to a Party, including any plan, specification, pattern, procedure, design, device, list, concept, policy or compilation relating to the present or planned business of a Party, that is designated in good faith as Confidential by the Party supplying the information, whether conveyed orally, electronically, in writing, through inspection or otherwise. Confidential Information shall include, without limitation, all information relating to a Party’s technology, research and development, business affairs, pricing and customer-specific load data that constitutes a trade secret, and any information supplied by either of the Parties to the other prior to the execution of this Agreement.

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20.2	General. Each Party will hold in confidence any and all Confidential Information unless compelled to disclose such information (i) by judicial or administrative process or other provisions of law or as otherwise provided for in this Agreement, or (ii) to meet obligations imposed by FERC or by a state or other federal entity or by membership in ERO, RTO, Reliability Coordinator or RRO (including without limitation obligations to disclose to other Transmission Owners). Information required to be disclosed under romanette (i) or (ii) above, does not, by itself, cause any information provided by Local Distribution Company to Transmission Owner to lose its confidentiality. Notwithstanding the first sentence of this Section 20.2, a Party that receives Confidential Information may disclose the Confidential Information to a third party to the extent such third party needs to know the Confidential Information for the purpose of assisting such Party with respect to such Party’s obligations or rights under this Agreement, provided that any such disclosure shall be consistent with the applicable rules and regulations of FERC, including the FERC Standards of Conduct, and provided further that such Party shall advise said third party of the confidentiality provisions of this Agreement and use its best efforts to require said third party to agree in writing to comply with such provisions. Transmission Owner will develop and file with FERC standards of conduct relating to the sharing of market-related Confidential Information with and by Transmission Owner employees.

20.3	Term. During the term of this Agreement, and for a period of three (3) years after the expiration or termination of this Agreement, except as otherwise provided in this Article 20, each Party shall hold in confidence and shall not disclose to any person Confidential Information.

20.4	Standard of Care. Each Party shall use at least the same standard of care to protect Confidential Information it receives as that it uses to protect its own Confidential Information from unauthorized disclosure, publication or dissemination.

20.5	Scope. Confidential Information shall not include information that the receiving Party can demonstrate: (i) is generally available to the public other than as a result of disclosure by the receiving Party; (ii) was in the lawful possession of the receiving Party on a non-confidential basis prior to receiving it from the disclosing Party; (iii) was supplied to the receiving Party without restriction by a third party, who, to the knowledge of the receiving Party, after due inquiry was under no obligation to the disclosing Party to keep such information confidential; (iv) was independently developed by the receiving Party without reference to Confidential Information of the disclosing Party; (v) is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or breach of this Agreement; or (vi) is required, in accordance with Section 20.2 of this Agreement, to be disclosed by any federal or state government or agency or is otherwise required to be disclosed by law or subpoena, or is necessary in any legal proceeding establishing rights and obligations under this Agreement. Information designated as Confidential Information will no longer be deemed confidential if the Party that designated the information as confidential notifies the other Party that it no longer is confidential.

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20.6	Order of Disclosure. If a court or a government agency or entity with the right power, and apparent authority to do so requests or requires either Party, by subpoena, oral deposition, interrogatories, requests for production of documents, administrative order, or otherwise, to disclose Confidential Information, that Party shall provide the other Party with prompt notice of such request(s) or requirement(s) so that the other Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. The notifying Party shall have no obligation to oppose or object to any attempt to obtain such production except to the extent requested to do so by the disclosing Party and at the disclosing Party’s expense. If either Party desires to object or oppose such production, it must do so at its own expense. The disclosing Party may request a protective order to prevent any Confidential Information from being made public. Notwithstanding the absence of a protective order or waiver, the Party may disclose such Confidential Information as, in the opinion of its counsel, the Party is legally compelled to disclose. Each Party will use reasonable effort to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

20.7	Use of Information or Documentation. Each Party may utilize information or documentation furnished by the disclosing Party and subject to Section 20.1 in any proceeding under Article 26 or in an administrative agency or court of competent jurisdiction addressing any dispute arising under this Agreement, subject to a confidentiality agreement with all participants (including, if applicable, any arbitrator) or a protective order.

20.8	Remedies Regarding Confidentiality. The Parties agree that monetary damages by themselves will be inadequate to compensate a Party for the other Party’s breach of its obligations under Article 20. Each Party accordingly agrees that if such Party breaches or threatens to breach its obligations under Article 20, the other Party shall be entitled to equitable relief, by way of injunction or otherwise.

Article 21. Breach, Default and Remedies

21.1	General. A breach of this Agreement (“Breach”) shall occur upon the failure by a Party to perform or observe a material term or condition of this Agreement. A default of this Agreement (“Default”) shall occur upon the failure of a Party in Breach of this Agreement to cure such Breach in accordance with Section 21.4.

21.2	Events of Breach. A Breach of this Agreement shall include:

(i)	the failure to pay any amount when due;

(ii)	the failure to comply with any material term or condition of this Agreement, including but not limited to any material Breach of a representation, warranty or covenant made in this Agreement;

(iii)	a Party’s abandonment of its work or the facilities contemplated in this Agreement;

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(iv)	a Party’s: (A) insolvency; (B) filing of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or consent to the filing of any bankruptcy or reorganization petition against such Party under any similar law; (C) general assignment for the benefit of such Party’s creditors; or (D) consent to the appointment of a receiver, trustee or liquidator;

(v)	assignment of this Agreement in a manner inconsistent with the terms of this Agreement;

(vi)	either Party’s failure to provide such access rights, or attempt to revoke or terminate such access rights, as provided under this Agreement; or

(vii)	failure of either Party to provide information or data to the other Party as required under this Agreement, provided that the Party entitled to the information or data under this Agreement requires such information or data to satisfy its obligations under this Agreement.

21.3	Continued Operation. Except as specifically provided in this Agreement, in the event of a Breach or Default by either Party, the Parties shall continue to operate and maintain, as applicable, facilities and appurtenances that are reasonably necessary for the Transmission Owner to operate and maintain the Transmission System, or for the Local Distribution Company to operate and maintain the Distribution System, in a safe and reliable manner.

21.4	Cure and Default. Upon the occurrence of an event of Breach, the non-Breaching Party, when it becomes aware of the Breach, shall give written notice of the Breach to the Breaching Party and to any other person a Party to this Agreement identifies in writing to the other Party in advance. Such notice shall set forth, in reasonable detail, the nature of the Breach, and where known and applicable, the steps necessary to cure such Breach. Upon receiving written notice of the Breach hereunder, the Breaching Party shall have thirty (30) days, to cure such Breach. If the Breach is such that it cannot be cured within thirty (30) days, the Breaching Party will commence in good faith all steps as are reasonable and appropriate to cure the Breach within such thirty (30) day time period and thereafter diligently pursue such action to completion. In the event the Breaching Party fails to cure the Breach, or to commence reasonable and appropriate steps to cure the Breach, within thirty (30) days of becoming aware of the Breach, the Breaching Party will be in Default of the Agreement. In the event of a Default, the non-Defaulting Party has the right to seek to terminate the Agreement or take whatever action at law or equity as may be permitted under this Agreement. Any termination under this Agreement shall not take effect until FERC either authorizes the termination of this Agreement or accepts written notice of its termination.

21.5

Abandonment. Upon abandonment as referenced in Section 21.2.(iii) above and subject the receipt of required approvals from applicable Governmental Authorities the non-abandoning party shall have the right to purchase the abandoned facilities at. The price to be paid for any facility, asset or equipment, or group of related facilities, assets or

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equipment, so conveyed with a Net Book Value less than $10,000,000 shall be priced equal to the Net Book Value of such facilities, asset or equipment, but in any case shall not be less than zero dollars (i.e., no payment will occur as a result of the Net Book Value being less than zero), and any facility, asset or equipment, or group of related facilities, assets or equipment, so conveyed with a Net Book Value equal to or greater than $10,000,000 shall be conveyed for an amount as mutually agreed to by the Parties.

21.6	Right to Compel Performance. Notwithstanding the foregoing, upon the occurrence of an event of Default, the non-Defaulting Party shall be entitled to commence an action to require the Defaulting Party to remedy such Default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and exercise such other rights and remedies as it may have in equity or at law.

Article 22. Term

22.1	Term. Subject to Section 22.2, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect for an initial period of twenty (20) years and shall be automatically renewed for each successive one-year period thereafter on the anniversary of the Effective Date.

22.2	Termination on Default. This Agreement may be terminated upon a Party’s Default in accordance with the provisions of Article 21.

22.3	Material Adverse Change.

22.3.1	Definition. In the event of a material change in law or regulation that adversely affects, or may reasonably be expected to adversely affect, either Party’s performance under this Agreement (“Material Adverse Change”), the Parties will negotiate in good faith any amendment or amendments to the Agreement necessary to adapt the terms of this Agreement to such change in law or regulation, and Transmission Owner shall file such amendment or amendments for acceptance by FERC, as applicable. Material Adverse Changes shall include without limitation:

(i)	refusal by FERC to accept this Agreement for filing without material modification or condition;

(ii)	prevention by ERO, RRO, RTO, or Reliability Coordinator, in whole or in part, of either Party from performing any provision of this Agreement in accordance with its terms; and

(iii)	implementation by FERC, the United States Congress, any state, or any federal or state regulatory agency or commission of any change in any law, regulation, rule or practice that materially affects or is reasonably expected to materially affect either Party’s ability to perform under this Agreement.

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22.3.2	Impasse. If the Parties are unable to reach agreement on any such amendments, then the Parties shall continue to perform under this Agreement to the maximum extent possible, taking all reasonable steps to mitigate any adverse effect on each other resulting from the material change in law or regulation. If the Parties are unable to reach agreement on any such amendments, Transmission Owner shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section 205 of the Federal Power Act and Local Distribution Customer shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section 206 of the Federal Power Act. Each Party shall have the right to protest any such filing by the other Party and to participate fully in any proceeding before FERC.

22.4	Regulatory Filing. The Transmission Owner shall file this Agreement with FERC as a rate schedule within the meaning of 18 C.F.R. Part 35. Local Distribution Company agrees to cooperate reasonably with Transmission Owner with respect to such filing and to provide any information, including testimony reasonably requested by Transmission Owner, needed to comply with applicable regulatory requirements.

22.5	Survival. The applicable provisions of this Agreement shall continue in effect during dispute resolution (as provided for in Article 26) and after expiration, cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

Article 23. Amendment

23.1	Section 205 and 206 Rights. Notwithstanding any other provision in this Agreement to the contrary any Party may unilaterally make application to FERC under Section 205 or 206 of the Federal Power Act and/or pursuant to FERC’s rules and regulations promulgated thereunder for a change in any rate, term, condition, charge, classification of service, rule or regulation under or related to this Agreement. The standard of review FERC shall apply when acting on proposed modifications to this Agreement, either on FERC’s own motion or on behalf of a signatory or a non-signatory, shall be the “just and reasonable” standard of review rather than the “public interest” standard of review.

23.2	Amendments. Except as provided for in Section 23.1 above, this Agreement may only be modified, amended, changed or supplemented in writing signed by both Parties.

Article 24. Assignment/Change in Corporate Identity

24.1	Transmission Owner Assignment Rights. Transmission Owner may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Local Distribution Company, which consent shall not be unreasonably withheld; provided, however, that Transmission Owner may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Local Distribution Company and may assign this Agreement to any entity or entities (collectively, the “Surviving Transmission Entity”) in connection with a merger, consolidation, or reorganization, provided that the Surviving Transmission Entity or assignee owns the Transmission System and agrees in writing to be bound by all the obligations and duties of Transmission Owner provided for in this Agreement.

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24.2	Local Distribution Company Assignment Rights. Local Distribution Company may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Transmission Owner, which consent shall not be unreasonably withheld; provided, however, that Local Distribution Company may, without the consent of Transmission Owner, and by providing prior reasonable notice under the circumstances to Transmission Owner, assign this Agreement to any entity or entities (collectively, the “Surviving Distribution Entity”) in connection with a merger, consolidation, or reorganization, provided that the Surviving Distribution Entity or assignee owns the Local Distribution System, agrees in writing to be bound by all the obligations and duties of Local Distribution Company provided for in this Agreement.

24.3	Assigning Party to Remain Responsible. Any assignments authorized as provided for in this Article 24 will not operate to relieve the Party assigning this Agreement or any of its rights, interests or obligations hereunder of the responsibility of full compliance with the requirements of this Agreement unless (i) the other Party consents (which consent shall not be unreasonably withheld), and (ii) the assignee agrees in writing to be bound by all of the obligations and duties of the assigning Party provided for in this Agreement.

24.4	This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

Article 25. Subcontractors

25.1	Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate; provided, however, that the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement.

25.2	Except as provided herein, the creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omissions of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and applicable to any subcontractor.

25.3	No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

25.4	The obligations under this Article 25 shall not be limited in any way by any limitation on subcontractors’ insurance.

25.5	Each Party shall require its subcontractors to comply with all federal and state laws regarding insurance requirements and shall maintain standard and ordinary insurance coverages.

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Article 26. Dispute Resolution

26.1	Any claim or dispute that either Party may have against the other arising out of or relating to this Agreement or the breach, termination or validity thereof (any such claim or dispute, a “Dispute”) shall be submitted in writing to the other Party no later than the latter of: (i) sixty (60) days after the circumstances that gave rise to the Dispute have taken place, or (ii) sixty (60) days of discovery of such circumstances. The submission of any Dispute shall be made to either Local Distribution Company’s Site Representative or Transmission Owner’s Site Representative, and shall include a concise statement of the question or issue in dispute, together with a statement listing the relevant facts and documentation that support the claim. In the event Transmission Owner’s Site Representative and Local Distribution Company’s Site Representative are unable in good faith to resolve their disagreement satisfactorily within thirty (30) days from the receipt of notice of the Dispute, either Party may by written notice to the other refer the Dispute to their respective senior management.

26.2	If any Dispute arising hereunder is not resolved within thirty (30) days after notice thereof to the other Party, the Parties shall follow the Dispute Resolution procedures set forth in the applicable OATT.

Article 27. Miscellaneous Provisions

27.1	Entire Agreement. This Agreement shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof. In all other respects, special contracts or superseding rate schedules shall govern Transmission Owner’s transmission service to Local Distribution Company.

27.2	No Waiver. No failure or delay on the part of Transmission Owner or Local Distribution Company in exercising any of its rights under this Agreement, no partial exercise by either Party of any of its rights under this Agreement, and no course of dealing between the Parties shall constitute a waiver of the rights of either Party under this Agreement. No waiver shall be effective other than by a written instrument signed by the Party granting such waiver, and no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

27.3	No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto any rights, interests, obligations or remedies hereunder.

27.4	Invalidity. In the event that any clause or provision of this Agreement or any part hereof shall be held to be invalid, void, or unenforceable by any court or other Governmental Authority of competent jurisdiction, said holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the Parties shall endeavor in good faith to replace such invalid or unenforceable provisions with a valid and enforceable provision that achieves the purposes intended by the Parties to the greatest extent permitted by law.

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27.5	Further Assurances. The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information that may be reasonably requested in order to effectuate the transactions contemplated hereby. The Parties agree to cooperate and assist each other in acquiring any regulatory approval necessary to effectuate this Agreement.

27.6	Interpretation. The Article and Section headings herein are inserted for convenience only and are not to be construed as part of the terms hereof or used in the interpretation of this Agreement. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Unless expressly stated otherwise, reference to “day” or “days” shall be to calendar days. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

27.7	Jointly Drafted. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” in this Agreement shall mean including without limitation.

27.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

27.9	Independent Contractor. Each Party shall act as an independent contractor with respect to the provision of services hereunder.

27.10	Limitations. Nothing in this Agreement addresses, or is intended to address, the interconnection service, and standards governing such service, provided by Transmission Owner to interconnect the Transmission System with the generating facilities of the Local Distribution Company or to any generating facilities of any entity affiliated with the Local Distribution Company.

27.11	Affiliate Status of Parties. For purposes of this Agreement, neither Party shall be considered an affiliate of the other.

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27.12	Mutual Agreement. Whenever the Parties are called upon to review, approve or mutually agree regarding any provision of this Agreement, such review, approval or mutual agreement shall not be unreasonably withheld or delayed.

27.13	Audit Rights; Records Retention.

27.13.1	Right to Audit. Each Party, at its sole expense, shall have the right to audit any costs, payments, or other supporting information pertaining to transactions under this Agreement to determine the accuracy of payments requested by the other Party. Costs billed pursuant to this Agreement shall be subject to audit only for a period of two (2) years following payment thereof. Invoices and payments that are more than two (2) years old shall not be subject to audit and are deemed final.

27.13.2	Retention of Records. Each Party shall keep records and supporting data related to all costs invoiced under this Agreement in conformity with generally accepted accounting principles for a period of at least two (2) years.

27.13.3	Place and Time of Audit. Audits shall take place (i) during normal business hours and at the offices where such accounts and records are maintained, unless otherwise agreed by the Parties, (ii) not more than once in any calendar year, and (iii) in conformance with generally accepted auditing standards.

27.13.4	Confidential Information. To the extent that audited information includes Confidential Information, the auditing Party shall keep all such information confidential pursuant to Section 20 hereof.

27.13.5	Adjustments Resulting from an Audit. If an audit by a Party determines that an overpayment or underpayment has occurred, a notice of such overpayment or underpayment shall be given to the other Party together with those records from the audit which support such determination. If the determination is not disputed, the payment or refund shall be paid in the same manner as other invoices are paid under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Transmission Owner and Local Distribution Company have caused this Distribution-Transmission Interconnection Agreement to be executed by their duly authorized representatives as of the day and year first above written.

[ITC]

By:
Name:
Title:

[ENTERGY UTILITY OPCO]

By:
Name:
Title:

Exhibit 1

Identification of Facilities

[To Come – Separate attachment for each type of facility identified in the Agreement as being specified in Exhibit 1 (e.g., Interconnection Points, Interconnection Equipment, Transmission Substations, and Distribution Substations]

Exhibit 2

Contact Information For Local Distribution Company’s Site Representative

and Transmission Owner’s Site Representative

Local Distribution Company’s Contact List

____________________

____________________

____________________

____________________

Transmission Owner’s Contact List

Vice President, Operations

ITC

____________________

____________________

____________________

Exhibit 3

Transmission Owner Switching Procedures

The enclosed Transmission Owner Switching Procedures is a document that may be modified from time to time. The version attached is the latest as of the date this Distribution-Transmission Interconnection Agreement was executed. It is the responsibility of the Local Distribution Company to confirm with Transmission Owner the latest approved version of the procedure.

Exhibit 4

Local Distribution Company Switching Procedures

The enclosed Local Distribution Company Switching Procedure is a document that may be modified from time to time. The version attached is the latest as of the date this Distribution-Transmission Interconnection Agreement was executed. It is the responsibility of the Transmission Owner to confirm with Local Distribution Company the latest approved version of the procedure.

Exhibit 5

[Reserved]

Exhibit 6

[Reserved]

Exhibit 7

Form of Easement

7.1	The Form of Easement to be used is dependent on the ownership of the substation and is attached as Exhibit 7-1.

7.2	Exhibit 7-2 is a Schedule of Easement Agreements. Exhibit 7-2 may be updated from time to time as modifications are made.

Exhibit 8

Metering Specifications

Performance criteria:

1.	Meters shall meet or exceed the latest version of ANSI C12.1 (American National Standard for Electric Meters Code for Electricity Metering).

2.	Current transformers used for metering shall meet or exceed an accuracy class of 0.3%. Secondary connected burdens shall not exceed rated burden of any current transformer. Current transformers shall comply with most current applicable ANSI Standards including C57.13 (IEEE Standard Requirements for Instrument Transformers) and C12.11 (Instrument Transformers for Revenue Metering 10KV BIL through 350 KV BIL). Local Distribution Company shall comply with the manufacturer’s accuracy and burden class information on the nameplate of each device.

3.	Voltage transformers used for metering shall meet or exceed an accuracy class of 0.3%. Secondary connected burdens shall not exceed rated burden of any voltage transformer. Voltage transformers shall comply with most current applicable ANSI Standards including C57.13 (IEEE Standard Requirements for Instrument Transformers), C12.11 (Instrument Transformers for Revenue Metering 10KV BIL through 350 KV BIL), and C93.1 (Power Line Coupling Carrier Capacitors and Coupling Capacitor Voltage Transformers (CCVT)). Local Distribution Company shall comply with the manufacturer’s accuracy and burden class information on the nameplate of each device.

Exhibit 9

In-Progress Projects

9-1

Exhibit 10

Reserved

Exhibit B

Employee Matters Agreement

[reference is made to Exhibit 10.1 of this Form 8-K]

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Separation Agreement, by and among Entergy Corporation, ITC Holdings Corp., Mid South TransCo LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Texas, Inc., and Entergy Services, Inc., dated as of December 4, 2011, have not been provided herein:

Schedules

Section 1.02:	Internal Restructuring
Section 3.05:	Transmission Assets/Excluded Assets
Section 3.06:	Transmission Liabilities/Excluded Liabilities
Section 3.08:	Treatment of Specific Facilities
Section 3.09:	Termination of Intercompany Agreements; Settlement of Intercompany Accounts
Section 3.10:	Third-Party Consents
Section 5.09(a):	Certain Actions

Exhibits

N/A

The Company will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.